AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 1997

                                                      REGISTRATION NO. 333-19905


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              -------------------

                                AMENDMENT NO. 1
                                      TO
                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                              -------------------

                         ALEXION PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                      2834                   13-3648318
(State or other jurisdiction      (Primary Standard          (I.R.S. Employer
       of incorporation       Industrial Classification   Identification Number)
       or organization)              Code Number)

                                25 SCIENCE PARK
                              NEW HAVEN, CT 06511
                                 (203) 776-1790

                  (Address, including zip code, and telephone
                        number, including area code, of
                   registrant's principal executive offices)

                              -------------------

                               LEONARD BELL, M.D.
                         ALEXION PHARMACEUTICALS, INC.
                                25 SCIENCE PARK
                              NEW HAVEN, CT 06511
                                 (203) 776-1790

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              -------------------

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                            MERRILL M. KRAINES, ESQ.
                          FULBRIGHT & JAWORSKI L.L.P.
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103

                              -------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OF QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION - DATED APRIL 4, 1997

                         ALEXION PHARMACEUTICALS, INC.

                                1,609,368 Shares

                                  Common Stock

     This Prospectus relates to the resale of shares of Common Stock, $.0001 par value per share (the "Common Stock") of Alexion Pharmaceuticals, Inc. (the "Company" or "Alexion") from time to time for the account of the Selling Stockholders (the "Selling Stockholders"). Certain of the Common Stock registered hereby is issuable upon the exercise of warrants (the "Warrants") owned by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders. The proceeds from the exercise of the Warrants, if any, will be received by the Company. See "Use of Proceeds."

     The shares of Common Stock offered hereby were acquired by the Selling Stockholders from the Company in the Company's private placements of securities during 1992 and 1993 (the "Private Placements") or, as stated above, will be acquired upon the exercise of the Warrants which were issued by the Company in connection with the Private Placements. The Warrants consist of (i) warrants to purchase shares of Common Stock at a price of $15.00 per share, subject to adjustment in certain circumstances, exercisable at any time prior to the close of business on December 4, 1997, which were issued to purchasers in the Private Placements (the "Placement Warrants"), (ii) warrants to purchase shares of Common Stock at a price of $12.50 per share, subject to adjustment in certain circumstances, exercisable at any time prior to the close of business on December 4, 1997, which were issued to the placement agent for the Private Placements (the "Placement Agent Warrants"), and (iii) warrants to purchase shares of Common Stock at a price of $7.50 per share, subject to adjustment in certain circumstances, exercisable at any time prior to the close of business on December 4, 1997, which were issued in exchange for certain of the Placement Warrants and Placement Agent Warrants (the "Exchange Warrants"). See "Description of Securities."

     The distribution of the Common Stock by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market (including the Nasdaq National Market) or any exchange on which the Common Stock may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders may also sell the shares of Common Stock pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. The Selling Stockholders and any broker-dealers that act in connection with the sale of Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

     The Company's Common Stock trades on the Nasdaq National Market under the symbol "ALXN." On April 2, 1997, the closing sale price of the Common Stock was $10-3/8 per share.


     All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Stockholders will pay underwriting discounts, selling commissions, and fees and the expenses, if any, of counsel or other advisers to the Selling Stockholders.

                                   ---------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" LOCATED ON PAGE 5.

                                   ---------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ---------

             The date of this Prospectus is ________________, 1997

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except where otherwise indicated, the information in this Prospectus (i) gives effect to a stock split at the rate of one share of Common Stock for every 2.5 shares of Common Stock effected January 5, 1996, (ii) gives effect to a stock split at the rate of one share of Common Stock for every four shares of Common Stock effected November 7, 1994 and (iii) gives effect to the conversion of all outstanding shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") into 794,554 shares of Common Stock on March 4, 1996.

                                  THE COMPANY

     Alexion Pharmaceuticals, Inc. ("Alexion" or the "Company") is a biopharmaceutical company engaged in research and the development of proprietary immunoregulatory compounds for the treatment of autoimmune and cardiovascular diseases. The Company is developing C5 complement inhibitors ("C5 Inhibitors") and Apogens ("Apogens"), two classes of potential therapeutic compounds designed to selectively target specific disease-causing segments of the immune system. The Company believes that its C5 Inhibitors and Apogens, which are based upon distinct immunoregulatory technologies, may have the advantage of achieving a higher level of efficacy with the potential for reduced side effects when compared to existing therapeutic approaches. The Company will need to undertake and complete further tests in order to confirm its belief, and there can be no assurance as to the results of any such tests.

     As an outgrowth of its core immunoregulatory technologies, the Company is developing immunoprotected materials for transplantation and gene therapy. In collaboration with United States Surgical Corporation ("US Surgical"), Alexion is developing non-human UniGraft organ products which are designed for transplantation into humans. Further, in collaboration with Genetic Therapy Inc., a subsidiary of Novartis, ("GTI/Novartis"), Alexion is developing immunoprotected gene transfer systems which are designed to enable the injectable delivery of therapeutic genes to patients' cells. See "Business--Strategic Alliances, Collaborations and Licenses".

     The Human Immune System. The role of the human immune system is to defend the body from attack or invasion by infectious agents or pathogens. This is accomplished through a complex system of proteins and cells, primarily complement proteins, antibodies and various types of white blood cells, each with a specialized function. Under normal circumstances, complement proteins, together with antibodies and white blood cells, act beneficially to protect the body by removing pathogenic microorganisms, cells containing antigens (foreign proteins), and disease-causing immune complexes (combinations of antigens and antibodies). However, any number of stimuli, including antibodies, pathogenic microorganisms, injured tissue, normal tissue, proteases (inflammatory enzymes) and artificial surfaces can locally activate complement proteins in a cascade of enzymatic and biochemical reactions (the "complement cascade") to form inflammatory byproducts leading, for example, in the case of rheumatoid arthritis, to severe joint inflammation and, in the case of cardiovascular disorders such as myocardial infarction (death of heart tissue), to additional significant damage to the heart tissue. T-cells, a type of white blood cell, play a critical role in the normal immune response by recognizing cells containing antigens, initiating the immune response, attacking the antigen-containing tissue and directing the production of antibodies directed at the antigens, all of which lead to the elimination of the antigen-bearing foreign organism. When a T-cell mistakenly attacks host tissue, the T-cell may cause an inflammatory response resulting in tissue destruction and severe autoimmune disease leading, for example, in the case of multiple sclerosis, to severe and crippling destruction of nerve fibers in the brain.

     C5 Inhibitors. Alexion is developing specific and potent biopharmaceutical C5 Inhibitors which are designed to intervene in the complement cascade at what the Company believes to be the optimal point so that the disease-causing actions of complement proteins generally are inhibited while the normal disease-preventing functions of complement proteins generally remain intact. In laboratory and animal models of human disease, Alexion has shown that C5 Inhibitors are effective in substantially preventing inflammation during cardiopulmonary bypass ("CPB"), limiting myocardial infarction during coronary ischemia and reperfusion, reducing the incidence and severity of inflammation and joint damage in rheumatoid arthritis, enhancing survival in lupus and preserving kidney function in nephritis (kidney inflammation). The Company is developing two C5 Inhibitors, a short acting humanized (compatible for human use) single chain antibody (5G1.1-SC) designed for acute therapeutic settings such as in CPB procedures and in treating myocardial infarctions, and a long acting humanized monoclonal antibody (5G1.1) designed for treating chronic disorders such as nephritis and rheumatoid arthritis. An Investigational New Drug application ("IND") was filed with the United States Food and Drug Administration ("FDA") during March 1996 for 5G1.1-SC, and after receiving FDA authorization, a Phase I clinical trial in healthy male volunteers began in June 1996. Results of the Phase I trial indicated that a single dose administration of 5G1.1-SC was safe and well-tolerated in the study population. In September 1996, the Company received FDA authorization for its second clinical trial and in October 1996 commenced a Phase I/II study of 5G1.1-SC in patients undergoing CPB. The Company's long acting monoclonal antibody is in process development.

     Apogens. The Company's Apogen compounds are based upon discoveries at the National Institutes of Health ("NIH") which are exclusively licensed to Alexion and upon further discoveries by Alexion. These discoveries involve a mechanism by which substantially all disease-causing T-cells are selectively eliminated in vivo in animal models of disease. The highly specific recombinant Apogens under development by the Company are designed to selectively eliminate disease-causing T-cells in patients with certain autoimmune diseases including multiple sclerosis and diabetes mellitus. The Company has demonstrated that its lead proprietary Apogen, MP4, is effective at preventing neurologic disease and in ameliorating established disease in animal models of multiple sclerosis. MP4 is currently in process development and the Company anticipates it will file an IND for the multiple sclerosis indication in 1997.

     UniGraft Program. The Company's UniGraft program, in collaboration with US Surgical, is focused on developing non-human organ products designed for transplantation into humans without clinical rejection. Alexion has tested genetically engineered pig hearts, livers and lungs in primates and has demonstrated transplant organ function substantially longer than for transplanted non-genetically engineered porcine organs. See "Business--Strategic Alliances, Collaborations and Licenses."

     Gene Transfer Systems. Alexion is developing, in collaboration with GTI/Novartis, immunoprotected retroviral vector particles and producer cells which are designed to resist rejection and therefore may be able to be used for direct injectable delivery of therapeutic genes to patients' cells. See "Business--Strategic Alliances, Collaborations and Licenses."

     The Company was founded in New Haven, Connecticut in January 1992 with scientific founders largely drawn from the faculty of Yale University. The Company's principal executive offices are at 25 Science Park, New Haven, Connecticut 06511, and its telephone number is (203) 776-1790.

                                  THE OFFERING

Common Stock offered by the Selling
  Stockholders..........................  1,609,368 shares

Common Stock to be outstanding
  after the offering....................  7,369,387 shares (1)

NASDAQ symbol...........................  ALXN

Risk factors............................  See "Risk Factors" for a discussion of certain factors to be considered by
                                          prospective investors.

---------

(1) As of March 31, 1997, excludes (i) 182,930 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at an exercise price of $15.00 per share, (ii) 531,335 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at an exercise price of $7.50 per share, (iii) 11,404 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at an exercise price of $12.50 per share, (iv) 220,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at an exercise price of $9.90 per share, (v) 1,757,871 shares of Common Stock reserved for issuance upon the exercise of options granted under the Company's 1992 Stock Option Plan, under which options to purchase 1,161,684 shares at a weighted average exercise price per share of $5.53 are outstanding, and
     (vi) 15,000 shares of Common Stock reserved for issuance upon the exercise of options granted under the Company's 1992 Outside Directors' Stock Option Plan, at an exercise price of $7.50 per share. See "Management--1992 Stock Option Plan," "--1992 Outside Directors' Stock Option Plan" and "Description of Securities--Warrants."

                                  RISK FACTORS

         An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, as well as the other information set forth in this Prospectus, in connection with an investment in the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

         OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY. Alexion has generated no revenues from product sales and is dependent upon its research and development contracts, including the agreements with US Surgical and GTI/Novartis, external financing, other research and development contracts and research and development grants to the extent that they can be obtained and interest income to pursue its intended business activities. The Company has incurred losses since inception and has cumulative net losses of $27.2 million through January 31, 1997. Losses have resulted principally from costs incurred in research activities aimed at identifying and developing the Company's product candidates and from general and administrative costs. The Company expects to incur substantial additional operating losses over the next several years and expects losses to increase as the Company's research and development efforts expand and clinical trials begin. The Company's ability to achieve profitability is dependent on its ability to obtain patent protection and regulatory approval for its products, to obtain licenses from third parties to use technology which it may need, to enter into agreements for product development and commercialization with corporate partners and to develop the capacity to manufacture and sell products. There can be no assurance that the Company will successfully develop, commercialize, manufacture or market any of its potential products, obtain required regulatory approvals, patents or third party licenses to technology or ever achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

         EARLY STAGE OF PRODUCT DEVELOPMENT. The Company's research and development programs are at an early stage. There can be no assurance that the Company's drug discovery efforts will result in the development of commercially successful therapeutic drugs. Although the Company has identified lead compounds which it believes will have therapeutic value, there can be no assurance the Company will be able to commercially develop these or other products. The results of preclinical testing do not necessarily predict or prove safety or efficacy in humans. Potential products which have been identified will require significant additional development, preclinical and clinical testing, regulatory approval, and additional investment prior to their commercialization, which may never be achieved. See "Business."

         NEED FOR ADDITIONAL FUNDS. The Company will require substantial additional funds for its research and product development programs, for operating expenses, for pursuing regulatory approval and for developing required production, sales and marketing capabilities. With the exception of the Company's agreements with US Surgical and GTI/Novartis and certain research grants, the Company does not have any commitments or arrangements to obtain any such funds and there can be no assurance that funds for these purposes, whether through additional sales of securities or collaborative or other arrangements with corporate partners or from other sources, will be available to the Company when needed or on terms favorable to the Company. The unavailability of additional financing could require the Company to delay, scale back or eliminate certain of its research and product development programs or to license third parties to commercialize products or technologies that the

Company would otherwise undertake itself, any of which would have a material adverse effect on the Company. The Company believes that its existing available resources, anticipated future funding from US Surgical and GTI/Novartis and certain research grants, and interest income should be sufficient to fund its operating expenses and capital requirements as currently planned for at least the next twelve months. However, the Company's cash requirements may vary materially from those now planned because of results of research and development, results of product testing, relationships with strategic partners, changes in the focus and direction of the Company's research and development programs, competitive and technological factors, developments in the regulatory process and other factors, none of which can be predicted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategic Alliances, Collaborations and Licenses."

         RAPID TECHNOLOGICAL CHANGE. The Company is engaged in pharmaceutical fields characterized by extensive research efforts, rapidly evolving technology and intense competition from numerous organizations, including pharmaceutical companies, biotechnology firms, academic institutions and others. New developments are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not render any of the Company's programs or potential products obsolete or uneconomical. In order to compete successfully, the Company will need to complete development of and obtain regulatory approval of products that keep pace with technological developments on a timely basis. Any failure by the Company to anticipate or respond adequately to technological developments will have a material adverse effect on the Company's prospects and financial condition. See "Business--Competition."

         PATENT, LICENSE AND PROPRIETARY RIGHTS UNCERTAINTIES. The Company's success will depend in part on its ability to obtain United States and foreign patent protection for its products, preserve its trade secrets and proprietary rights, and operate without infringing on the proprietary rights of third parties or having third parties circumvent the Company's rights. Because of the length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, the health care industry has traditionally placed considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes. There can be no assurance that any patents will issue from any of the patent applications owned by or licensed to the Company. Further, even if patents were to issue, there can be no assurance that they will provide the Company with significant protection against competitive products or otherwise be commercially valuable. In addition, patent law relating to certain of the Company's fields of interest, particularly as to the scope of claims in issued patents, is still developing and it is unclear how this uncertainty will affect the Company's patent rights. Litigation, which could be costly and time consuming, may be necessary to enforce patents issued to the Company and/or to determine the scope and validity of others' proprietary rights, in either case in judicial or administrative proceedings. The Company's competitive position is also dependent upon unpatented trade secrets which generally are difficult to protect. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, that the Company's trade secrets will not be disclosed or that the Company can effectively protect its rights to unpatented trade secrets. As the biotechnology industry expands and more patents are issued, the risk increases that the Company's potential products may give rise to claims that they infringe the patents of others. Any such infringement litigation would be costly and time consuming to the Company.

         The Company is aware of broad patents owned by third parties relating to the manufacture, use, and sale of recombinant humanized antibodies, recombinant humanized single chain antibodies and genetically engineered animals. The Company has received notice from certain of these parties regarding the existence of certain of these patents which the owners claim may be relevant to the development and commercialization of certain of the Company's proposed products. With respect to certain of these patents, the Company has acquired certain licenses which it believes are relevant for the expeditious development and commercialization of certain of its products as currently contemplated. With regard to another of these patents, the Company has identified and is testing various approaches which it believes should not infringe this patent and which should permit commercialization of its products. There can be no assurance that the owner of this patent will not seek to enforce the patent against the Company's so-modified commercial products or against the development activities related to the non-modified products. Although the Company believes that it can obtain licenses to the patents necessary for its contemplated commercial products, there can be no assurance that the Company will be able to obtain licenses on commercially reasonable terms. If the Company does not obtain necessary licenses, it could encounter delays in product market introductions while it attempts to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed. Further, there can be no assurance that owners of patents that the Company does not believe are relevant to the Company's product development and commercialization will not seek to enforce their patents against the Company. Such action could result in litigation which would be costly and time consuming. There can be no assurance that the Company would be successful in such litigations. The Company is currently unaware of any such threatened action.

         Certain of the licenses by which the Company obtained its rights in and to certain technologies require the Company to diligently commercialize or attempt to commercialize such technologies. There can be no assurance that the Company will meet such requirements, and failure to do so for a particular technology could result in the Company losing its rights to that technology.

         Currently, the Company has not sought to register its potential trademarks and there can be no assurance that the Company will be able to obtain registration for such trademarks. See "Business--Patents and Proprietary Technology."

         NO ASSURANCE OF FDA APPROVAL; GOVERNMENT REGULATION. The preclinical and clinical testing, manufacturing, and marketing of the Company's products are subject to extensive regulation by numerous government authorities in the United States and other countries, including, but not limited to, the FDA. Among other requirements, FDA approval of the Company's products, including a review of the manufacturing processes and facilities used to produce such products, will be required before such products may be marketed in the United States. Similarly, marketing approval by a foreign governmental authority is typically required before such products may be marketed in a particular foreign country. The Company filed an IND with the FDA for its C5 Inhibitor, 5G1.1-SC and, after receiving FDA authorization, the Company commenced a Phase I clinical trial in healthy male volunteers in June 1966. Results of the Phase I trial indicated that a single dose administration of 5G1.1-SC was safe and well-tolerated in the study population. In September 1996, the Company received FDA authorization for its second clinical trial and in October 1996 commenced a Phase I/II study of 5G1.1-SC in patients undergoing CPB.

         In order to obtain FDA approval of a product, the Company must, among other things, demonstrate to the satisfaction of the FDA that the product is safe and effective for its intended uses and that the Company is capable of manufacturing the product with procedures that conform to the FDA's then current good manufacturing practice ("cGMP") regulations, which must be followed at all times. The process of seeking FDA approvals can be costly, time consuming, and subject to unanticipated and significant delays. There can be no assurance that such approvals will be granted to the Company on a timely basis, or at all. Any delay in obtaining or any failure to obtain such approvals would adversely affect the Company's ability to introduce and market products and to generate product revenue. See "Business--Government Regulation."

         The Company's research and development processes involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposing of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. Although the Company believes that it is currently in compliance in all material respects with applicable environmental control authorities, there can be no assurance that the Company will not be required to incur significant costs to comply with the environmental laws and regulations in the future, or that the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws or regulations.

         SUBSTANTIAL COMPETITION. The pharmaceutical and biotechnology industries are characterized by intense competition. Many companies, including major pharmaceutical and chemical companies, as well as specialized biotechnology companies, are engaged in activities similar to those of the Company. Certain of these companies have substantially greater financial and other resources, larger research and development staffs, and more extensive marketing and manufacturing organizations than the Company. Many of these companies have significant experience in preclinical testing, human clinical trials, product manufacturing, marketing and distribution and other regulatory approval procedures. In addition, colleges, universities, governmental agencies and other public and private research organizations conduct research and may market commercial products on their own or through joint ventures. These institutions are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed. These institutions also compete with the Company in recruiting and retaining highly qualified scientific personnel.

         In particular, T-Cell Sciences, Inc. and Chiron Corporation have both publicly announced intentions to develop complement inhibitors to treat diseases related to trauma and inflammation indications and the Company is aware that SmithKline Beecham PLC, Merck & Co., Inc. and CytoMed Inc. are attempting to develop similar therapies. In addition, each of Bayer A.G. ("Bayer"), Immunex Corporation, Pharmacia & Upjohn and Rhone-Poulenc Rorer, Inc. sells a product which is used to reduce surgical bleeding during cardiopulmonary bypass. The Company is also aware of announced and ongoing clinical trials of certain companies, including Autoimmune, Inc., ImmuLogic Pharmaceutical Corporation, Neurocrine Biosciences, Inc., and Anergen, Inc. employing T-cell specific tolerance technologies and addressing patients with multiple sclerosis or diabetes mellitus. Baxter Healthcare Corporation and Sandoz, Inc., in collaboration with Biotransplant Inc., have publicly announced intentions to commercially develop xenograft organs and the Company is aware that Diacrin Inc. is also working in this field. These companies may succeed in developing products that are more effective or less costly than any that may be developed by Alexion and may also prove to be more successful than Alexion in production and marketing. Competition may increase further as a result of potential advances in the commercial applicability of biotechnology and greater availability of capital for investment in these fields. See "Business--Competition."

         DEPENDENCE ON QUALIFIED PERSONNEL. The Company is highly dependent upon the efforts of its senior management and scientific personnel including its consultants, generally, and Dr. Leonard Bell, its President and Chief Executive Officer, in particular. The Company and Dr. Bell are parties to an employment agreement which expires on April 1, 2000. The loss of the services of one or more of these individuals could have a material adverse effect on the Company's ability to achieve its development objectives on a timely basis or at all. The Company has a $2,000,000 key man life insurance policy on the life of Dr. Bell of which the Company is the beneficiary. Because of the specialized scientific nature of its business, Alexion is also highly dependent upon its ability to continue to attract and retain qualified scientific and technical personnel. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that Alexion will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to the Company's product development programs. See "Management--Directors, Officers and Key Employees" and "--Board of Scientific Advisors."

         All members of the Company's Board of Scientific Advisors and the Company's other scientific consultants are employed on a full-time basis by academic or research institutions. Accordingly, such advisors and consultants will be able to devote only a small portion of their time to the Company. In addition, in certain circumstances, inventions or processes discovered by them may not become the property of the Company but may be the property of their full-time employers or of other companies and institutions for which they now consult. There can be no assurance that the interests and motivations of the Company's collaborators are or will remain consistent with those of the Company. Furthermore, there can be no assurance that the Company will be able to successfully negotiate license rights to the results of collaborations or that such licenses will be on commercially reasonable terms.

         DEPENDENCE ON OUTSIDE PARTIES AND COLLABORATORS. The Company's strategy for the research, development and commercialization of certain of its products contemplates that it will enter into various arrangements with corporate partners, licensors, licensees, outside researchers, consultants and others and, therefore, the success of the Company is, and will be, dependent in part upon the efforts of outside parties. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements to develop or commercialize its products, that arrangements or other collaborations entered into, if any, will be successful, or that current or potential collaborators will not pursue treatments for other diseases or seek alternative means of developing treatments for the diseases targeted by programs with the Company. The Company has entered into research and development agreements with US Surgical and GTI/Novartis to commercialize potential products to be developed in the UniGraft program and for gene therapy. Although the Company believes US Surgical and GTI/Novartis and other potential parties to collaborative arrangements have or will have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources which they devote to these activities may not be within the control of the Company. There can be no assurance that outside parties and collaborators will perform their obligations as expected or that any revenue will be derived from outside arrangements. If any of the Company's collaborators breaches or terminates its agreement with the Company or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of the product candidate or the research program which is the subject of the agreement may be delayed and the Company may be required to undertake unforeseen additional responsibilities or to devote additional resources to development or commercialization or terminate the development or commercialization. This could have a material adverse effect on the Company's prospects, financial condition, intellectual property position and operations. See "Business."

         LIMITED MANUFACTURING, MARKETING, SALES, CLINICAL TESTING AND REGULATORY COMPLIANCE CAPABILITY. The Company has not invested in the development of commercial manufacturing, marketing, distribution or sales capabilities. Although the Company has established a pilot manufacturing facility for the production of material for clinical trials for certain of its potential products, it has insufficient capacity to manufacture more than one product candidate at a time or to manufacture its product candidates for later stage clinical development or commercialization. If the Company is unable to develop or contract for additional manufacturing capabilities on acceptable terms, the Company's ability to conduct human clinical testing will be materially adversely affected, resulting in delays in the submission of products for regulatory approval and in the initiation of new development programs, which could have a material adverse effect on the Company's competitive position and the Company's prospects for achieving profitability. In addition, as the Company's product development efforts progress, the Company will need to hire additional personnel skilled in clinical testing, regulatory compliance, and, if the Company develops products with commercial potential, marketing and sales. There can be no assurance that the Company will be able to acquire, or establish third-party relationships to provide, any or all of these resources or be able to obtain required personnel and resources to manufacture, or perform testing or engage in marketing, distribution and sales on its own.

         UNCERTAINTY OF AVAILABILITY OF HEALTH CARE REIMBURSEMENT. The Company's ability to commercialize its products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are attempting to control costs by limiting coverage of products and treatments and the level of reimbursement for medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and if the Company succeeds in bringing one or more products to market, there can be no assurance that these products will be considered cost-effective, that reimbursement will be available, or, if available, that the payor's reimbursement policies will not materially adversely affect the Company's ability to sell its products on a profitable basis.

         PRODUCT LIABILITY; POTENTIAL LIABILITY FOR HUMAN CLINICAL TRIALS; NO INSURANCE. The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of human therapeutic products and there can be no assurance that the Company will be able to avoid significant product liability exposure. With respect to the Company's UniGraft program, little is known about the potential long term health risks of transplanting non-human tissue into humans. In addition to product liability risks associated with sales of products, the Company may be liable to the claims of individuals who participate in human clinical trials of its products. While the Company has obtained, and will seek, waivers of liability from all persons who participated or may in the future participate in human clinical trials conducted by or on behalf of the Company, there can be no assurance that waivers will be effective to protect the Company from liability or the costs of product liability litigation. Product liability insurance for the pharmaceutical industry, if available, generally is expensive. The Company does not currently have any product liability insurance and there can be no assurance that it will be able to obtain or maintain such insurance on acceptable terms or that any insurance obtained will provide adequate protection against potential liabilities. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of products developed by the Company. Furthermore, a product liability related claim or recall could have a material adverse effect on the business or financial condition of the Company.

         VOLATILITY OF SHARE PRICE. The market prices for securities of biopharmaceutical companies have been volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, government regulation, patent or proprietary rights developments, public concern as to the safety or other implications of biopharmaceutical products and market conditions in general may have a significant impact on the market price of the Company's Common Stock.

         DILUTIVE EFFECT OF STOCK ISSUANCES, GRANTS, OPTIONS AND WARRANTS. As of March 31, 1997, Alexion has granted options to purchase an aggregate of approximately 1,176,684 shares of the Company's Common Stock under certain stock option plans. Warrants to purchase an aggregate of approximately 945,669 shares of the Company's Common Stock, including the Warrants, are also outstanding under previous financing arrangements and other transactions. Many of these options and warrants have exercise prices below the current market price of the Company's Common Stock. In addition, the Company may issue additional stock, warrants and/or options to raise capital in the future. The Company regularly examines opportunities to expand its technology base through means such as licenses, joint ventures and acquisition of assets or ongoing businesses and may issue securities in connection with such transactions. The Company may also issue additional securities in connection with its stock option plans. During the terms of such options and warrants, the holders thereof are given the opportunity to profit from a rise in the market price of the Company's Common Stock. The exercise of such options and warrants may have an adverse effect on the market value of the Company's Common Stock. The existence of such options and warrants may adversely affect the terms on which the Company can obtain additional equity financing. To the extent the exercise prices of such options and warrants are less than the net tangible book value of the Company's Common Stock at the time such options and warrants are exercised, the Company's stockholders will experience an immediate dilution in the net tangible book value of their investment.

         NO DIVIDENDS. The Company has not paid dividends on any of its capital stock since its inception and does not expect to pay cash or stock dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

         POSSIBLE ADVERSE IMPACT ON HOLDERS OF COMMON STOCK; ANTITAKEROVER PROVISIONS. The Board of Directors may issue one or more series of Preferred Stock, without any action on the part of the stockholders of the Company, the terms of which may adversely affect the rights of holders of Common Stock. Issuance of Preferred Stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock (such as by issuing Preferred Stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests. Further, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders. In addition, the Company's stockholder rights plan and certain provisions of Delaware law are designed to prevent any unsolicited acquisitions of the Company's Common Stock. These provisions and any issuance of Preferred Stock could prevent the holders of Common Stock from realizing a premium on their shares. See "Description of Securities--Preferred Stock."

     OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS. On March 31, 1997, directors and officers of the Company and certain principal stockholders and their affiliates beneficially owned in the aggregate 2,087,084 shares of Common Stock, representing 26.5% of the outstanding shares of Common Stock. Accordingly, they have the ability to influence significantly the affairs of the Company and matters requiring a stockholder vote, including the election of the Company's directors, the amendment of the Company's charter documents, the merger or dissolution of the Company and the sale of all or substantially all of the Company's assets. The voting power of these holders may also discourage or prevent any proposed takeover of the Company pursuant to a tender offer. See "Principal Stockholders" and "Certain Transactions."


                                USE OF PROCEEDS
     The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders. The proceeds, if any, received by the Company upon the exercise of the Warrants will be utilized by the Company for working capital purposes.

                                 CAPITALIZATION

     The following table sets forth, as of January 31, 1997, the capitalization of the Company. The table should be read in conjunction with the Financial Statements and notes thereto appearing elsewhere in this Prospectus.



                                                                         JANUARY 31, 1997
                                                                         ----------------
Notes payable, less current portion....................................     $         0
                                                                            -----------
Obligations under capital leases, less current portion.................             913
                                                                            -----------
Stockholders' equity:
  Common Stock, $.0001 par value, 25,000,000 shares authorized;
    7,371,896 shares issued (1)(2).....................................             737
Additional paid-in capital.............................................      43,030,577
Deficit accumulated during the development stage.......................     (27,188,495)
Deferred offering costs................................................            --
Treasury stock, at cost, 11,875 shares.................................            (102)
                                                                            -----------
     Total stockholders' equity........................................     $15,842,717
                                                                            -----------
          Total capitalization.........................................     $15,843,630
                                                                            ===========

---------
(1) Excludes (i) 182,930 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at an exercise price of $15.00 per share,
    (ii) 538,001 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at an exercise price of $7.50 per share, (iii)
    11,404 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at an exercise price of $12.50 per share, (iv) 220,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at an exercise price of $9.90 per share, (v) 1,760,571 shares of Common Stock reserved for issuance upon the exercise of options granted under the Company's 1992 Stock Option Plan, under which options to purchase 1,164,684 shares at a weighted average exercise price per share of
    $5.53 are outstanding, and (vi) 15,000 shares of Common Stock reserved for issuance upon the exercise of options granted under the Company's 1992
    Outside Directors' Stock Option Plan, at an exercise price of $7.50 per share. See "Management--1992 Stock Option Plan," "--1992 Outside Directors'
    Stock Option Plan" and "Description of Securities--Warrants."

(2) Issued shares include 11,875 shares held in treasury.


                                DIVIDEND POLICY

     The Company does not expect to declare or pay any cash or stock dividends in the foreseeable future, but instead intends to retain all earnings, if any, to invest in the Company's operations. The payment of future dividends is within the discretion of the Board of Directors and will depend upon the Company's future earnings, if any, its capital requirements, financial condition and other relevant factors.

                            SELECTED FINANCIAL DATA

     The following selected financial data as of July 31, 1995 and 1996, and for each of the years in the three-year period ended July 31, 1996 are derived from financial statements which have been audited by Arthur Andersen LLP, independent public accountants, which appear elsewhere in this Prospectus. The selected financial data as of July 31, 1992, 1993 and 1994 and for the period from inception (January 28, 1992) to July 31, 1992 and for the year ended July 31, 1993 are derived from audited financial statements not included in this Prospectus. The selected financial data as of January 31, 1997 and for the six months ended January 31, 1996 and 1997 and for the period from inception (January 28, 1992) to January 31, 1997 have been derived from unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair presentation of such data. The results of operations for the six months ended January 31, 1997 are not necessarily indicative of the results for the full year. This selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included elsewhere in this Prospectus.

                                   For the Period
                                   From Inception
                                    (January 28,
                                      1992) to
                                    July 31, 1992                For the Years Ended July 31,
                                   ---------------        ----------------------------------------

                                                     1993        1994           1995           1996
                                                -----------   -----------   -----------   -----------

Statements of Operations Data:

Contract research revenues ......  $    --      $     --      $     --      $   136,091   $ 2,640,239
                                   ----------   -----------   -----------   -----------   -----------
Operating expenses:
  Research and development ......     399,878     2,969,327     5,519,035     5,637,431     6,629,157
General and administrative ......     263,886     1,131,114     1,860,887     1,591,886     1,843,093
                                   ----------   -----------   -----------   -----------   -----------
    Total operating expenses ....     663,764     4,100,441     7,379,922     7,229,317     8,472,250
                                   ----------   -----------   -----------   -----------   -----------
Operating loss ..................    (663,764)   (4,100,441)   (7,379,922)   (7,093,226)   (5,832,011)
Other income (expense) net ......        --          32,613        93,770       (29,195)      397,495
                                   ----------   -----------   -----------   -----------   -----------
Net loss ........................  $ (663,764)  $(4,067,828)  $(7,286,152)  $(7,122,421)  $(5,434,516)
                                   ==========   ===========   ===========   ===========   ===========
Net loss per common share(1) ....  $     (.38)  $     (1.77)  $     (1.89)  $     (1.76)  $      (.95)
                                   ==========   ===========   ===========   ===========   ===========
Shares used in computing net
  loss per common share(1) ......   1,728,093     2,301,179     3,857,044     4,055,966     5,746,697
                                   ==========   ===========   ===========   ===========   ===========

                                                                      January 28,1992
                                      Six months ended January 31,      (inception)
                                      ----------------------------        through
                                          1997           1996         January 31, 1997
                                      -----------    -----------      ----------------
Statements of Operations Data:

Contract research revenues.......     $ 2,248,739    $ 1,069,913        $  5,025,069
                                      -----------    -----------        ------------
Operating expenses:
  Research and development ......       3,895,051      2,771,536          25,049,879
General and administrative ......       1,407,361        749,845           8,098,227
                                      -----------    -----------        ------------
    Total operating expenses.....       5,302,412      3,521,381          33,148,106
                                      -----------    -----------        ------------
Operating loss...................      (3,053,673)    (2,451,468)        (28,123,037)
Other income (expense) net.......         439,859         32,387             934,542
                                      -----------    -----------        ------------
Net loss.........................     ($2,613,814)   ($2,419,081)       ($27,188,495)
                                      ===========    ===========        ============
Net loss per common share(1).....          ($0.36)        ($0.54)
                                      ===========    ===========
Shares used in computing net
  loss per common share(1).......       7,335,173      4,513,990
                                      ===========    ===========


                                  July 31,      July 31,      July 31,      July 31,      July 31,       January 31,
                                    1992          1993          1994          1995          1996            1997
                                ----------   -----------   -----------   -----------    -----------     ------------
Balance Sheet Data:
Cash, cash equivalents and
  marketable securities........ $   41,248   $ 6,859,947   $ 4,209,200   $ 5,701,465    $18,597,751     $15,397,046
Working capital................ (1,055,692)    6,388,533     3,014,418     3,558,788     17,031,891      14,368,961
Total assets...................    491,340     8,334,274     6,983,361     7,927,276     20,453,980      17,103,443
Deficit accumulated during
  the development stage........   (663,764)   (4,731,592)  (12,017,744)  (19,140,165)   (24,574,681)     (27,188,495)

Stockholders' equity (deficit).   (729,177)    7,224,900     4,699,846     5,119,217     18,284,925      15,842,717

---------
(1)  Computed as described in Note 2 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Since its inception in January 1992, Alexion has devoted substantially all of its resources to its drug discovery, research and product development programs. To date, Alexion has not received any revenues from the sale of products. The Company has been unprofitable since inception, and expects to incur substantial and increasing operating losses for the next several years due to expenses associated with product research and development, preclinical and clinical testing, regulatory activities and manufacturing development and scale-up. As of January 31, 1997, the Company has incurred a cumulative net loss of $27.2 million.

     The Company's plan is to develop and commercialize on its own those product candidates for which the clinical trial and marketing requirements can be funded by the Company. For certain of the Company's C5 Inhibitor and Apogen products for which greater resources will be required, Alexion's strategy is to form corporate partnerships with major pharmaceutical companies for product development and commercialization. While there can be no assurance as to the terms of future corporate partnerships, if any, for licensed applications, a corporate partner would likely be expected to bear the substantial cost and much of the manpower-intensive effort of clinical development, scale-up production, seeking FDA approval and marketing. Alexion has entered into a strategic alliance with US Surgical with respect to the Company's UniGraft program and with GTI/Novartis with respect to its gene transfer technology, and intends to seek additional strategic alliances with major pharmaceutical companies although no assurances can be given that such alliances will be successfully entered into.

     The Company recognizes research and development revenues when the development expenses are incurred and the related work is performed under the terms of the contracts. Any revenue contingent upon future expenditures by the Company is deferred and recognized as the expenditures are incurred. Any revenues contingent upon the achievement of milestones will be recognized when the milestones are achieved.


RESULTS OF OPERATIONS

     Six Months Ended January 31, 1997
     Compared with Six Months Ended January 31, 1996

     The Company's earned contract research and license revenues increased to $2,249,000 for the six months ended January 31, 1997 from $1,070,000 for the six months ended January 31, 1996. The increase was primarily due to the receipt of an upfront license fee received from GTI/Novartis.

     During the six months ended January 31, 1997 and 1996, the Company expended $3,895,000 and $2,772,000, respectively on research and development activities. The increase of 41% or $1,123,000 resulted principally from costs incurred related to the clinical trials of the Company's lead C5 Inhibitor, 5G1.1-SC, manufacturing validation costs, expanded preclinical development and manufacturing process development costs for the Company's recombinant product candidates, and increased external research related to preclinical development of the Company's xenotransplant products.

     General and administrative expenses increased to $1,407,000 for the six months ended January 31, 1997 from $750,000 for the six months ended January 31, 1996. The increase was due principally to the high level of patent related activities in the most recent three months plus increased external professional services related to investor and shareholder relations and insurance costs as a public company, business development, recruiting, legal fees, and increased travel and administrative expenses related to the Company's increased clinical and regulatory activities and presentations at scientific conferences.

     Other income, net was $440,000 for the six months ended January 31, 1997 as compared to other income, net of $32,000 for same period a year ago. This other income, net was due primarily to greater interest income from higher cash balances available for investment.

     As a result of the above factors, the Company's net loss increased to $2,642,000 from $2,419,000 for the six months ended January 31, 1997 and 1996, respectively.

     Years Ended July 31, 1996, 1995, and 1994

     The Company earned contract research revenues of $2.6 million and $136,000 for the fiscal years ended July 31, 1996 and 1995, respectively, with no comparable revenue in the fiscal year ended July 31, 1994. The increase in fiscal 1996 was primarily due to revenues from the Company's collaborative research and development agreement with US Surgical, the Company's two SBIR grants from the NIH, and funding received from the NIST's ATP. The revenues in fiscal 1995 resulted from the receipt of funds from two SBIR grants from the NIH. See "Business--Strategic Alliances, Collaborations and Licenses."

     During the fiscal years ended July 31, 1996, 1995 and 1994, the Company expended $6.6 million, $5.6 million and $5.5 million, respectively, on research and development activities. Increases in research and development spending are attributable to expanded preclinical development of the Company's research programs, manufacturing process development for the Company's C5 Inhibitor product candidates, and the initiation of clinical trials following authorization by the FDA of the Company's IND for its lead C5 Inhibitor product candidate.

     General and administrative expenses increased to $1.8 million in fiscal 1996 from $1.6 million in fiscal 1995, and were $1.9 million in fiscal 1994. The increase in fiscal 1996 over 1995 resulted primarily from increased outside professional services related to business development, recruiting, patent and legal activities. The decline in fiscal 1995 as compared to 1994 was due primarily to a reduction in costs for outside professional services.

     Other income, net was $397,000 for fiscal 1996 as compared to other expense, net of $29,000 for fiscal 1995. In fiscal 1994, other income, net was $94,000. This fluctuation over the past three years was due primarily to greater interest income from higher cash balances available for investment and to a more favorable investment market during fiscal 1996 as compared to the prior two fiscal years .

     As a result of the above factors, the Company incurred net losses of $5.4 million, $7.1 million and $7.3 million for the fiscal years ended July 31, 1996, 1995, and 1994, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has financed its operations and capital expenditures primarily through its initial public offering and private placements of equity securities resulting in approximately $41.7 million of aggregate net proceeds. The Company has financed the purchase of certain equipment through $1.2 million of secured notes payable to a financing institution and $378,000 of capital lease obligations. The Company has also received through January 31, 1997 approximately $3.9 million in research and development support under its collaboration with US Surgical and GTI/Novartis. The Company has also received $711,000 from its SBIR grants from the NIH and $516,000 under the ATP grant from NIST through January 1997.

     All of the foregoing proceeds have been used to fund operating activities of approximately $23.5 million and investments of approximately $2.6 million in equipment and approximately $973,000 in licensed technology rights and patents through January 31, 1997. During the six months ended January 31, 1997 and the fiscal year ended July 31, 1996, the Company's capital expenditures totalled $434,000 and $332,000, respectively, primarily for the acquisition of laboratory equipment and manufacturing scale-up equipment. As of January 31, 1997, the Company had working capital of approximately $14.4 million and total cash, cash equivalents, and marketable securities amounted to approximately $15.4 million.

     The Company leases its administrative and research and development facilities under three operating leases expiring in June 1998, December 1997 and March 1999, respectively, each with an option for up to an additional three years.

     The Company is obligated to make payments pursuant to certain of its licensing and research and development agreements. The Company is scheduled to pay (assuming no termination of these agreements) $453,000, $228,000 and $228,000 pursuant to its licensing and research and development agreements during the fiscal years ending July 31, 1997, 1998 and 1999, respectively.
See "Business--Strategic Alliances, Collaborations and Licenses."

     The Company anticipates that its existing available capital resources and interest earned on available cash and marketable securities should be sufficient to fund its operating expenses and capital requirements as currently planned for at least the next twelve months. The Company's future capital requirements will depend on many factors, including the progress of the Company's research and development programs, progress in clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in obtaining and enforcing patents and any necessary licenses, the ability of the Company to establish development and commercialization relationships, and the costs of manufacturing scale-up. See "Business--Alexion's Drug Development Strategy."

     The Company expects to incur substantial additional costs, including costs associated with research, preclinical and clinical testing, manufacturing process development, and additional capital expenditures associated with facility expansion and manufacturing requirements in order to commercialize its products currently under development. The Company will need to raise substantial additional funds through additional financings including public or private equity offerings and collaborative research and development arrangements with corporate partners. There can be no assurance that funds will be available on terms acceptable to the Company, if at all, or that discussions with potential collaborative partners will result in any agreements. The unavailability of additional financing could require the Company to delay, scale back or eliminate certain of its research and product development programs or to license third parties to commercialize products or technologies that the Company would otherwise undertake itself, any of which could have a material adverse effect on the Company.

     As of July 31, 1996, the Company had approximately $23 million and $1.2 million of net operating loss and tax credit carryforwards, respectively, which expire at various dates between fiscal 2008 and 2011. The Tax Reform Act of 1986 (the "Tax Act") contains certain provisions that may limit the Company's ability to utilize net operating loss and tax credit carryforwards in any given year if certain events occur, including cumulative changes in ownership interests in excess of 50% over a three-year period. There can be no assurance that ownership changes in future periods will not significantly limit the Company's use of its existing net operating loss and tax credit carryforwards.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

     In October 1995, the FASB also issued SFAS No. 123, "Accounting for Stock-Based Compensation," which established financial accounting and reporting standards for stock based employee compensation plans. Companies are encouraged, rather than required, to adopt a new method that accounts for stock compensation awards based on their fair value using an option pricing model. Companies that do not adopt this new standard will have to make pro forma disclosures of net income as if the fair value based method of accounting required by this standard had been applied. The accounting requirements of this standard, if adopted by the Company, are effective for fiscal year 1997. The adoption is not expected to have a material impact on the Company's financial position or results of operations.

                                    BUSINESS

         Alexion is a biopharmaceutical company engaged in the research and development of proprietary immunoregulatory compounds for the treatment of autoimmune and cardiovascular diseases. The Company is developing C5 Inhibitors and Apogens, two classes of potential therapeutic compounds designed to selectively target specific disease-causing segments of the immune system. The Company believes that its C5 Inhibitors and Apogens, which are based upon distinct immunoregulatory technologies, may have the advantage of achieving a higher level of efficacy with the potential for reduced side effects when compared to existing therapeutic approaches. The Company will need to undertake and complete further tests in order to confirm its belief, and there can be no assurance as to the results of any such tests. Primary therapeutic targets for the C5 Inhibitor products are cardiovascular disorders, including prevention of bleeding and inflammation in CPB during open heart surgery, myocardial infarction, and autoimmune disorders including lupus nephritis and rheumatoid arthritis. Key disease targets for the Apogen program include the autoimmune disorders multiple sclerosis and diabetes mellitus.

         As an outgrowth of its core technologies, the Company is developing, in collaboration with US Surgical, non-human UniGraft organ products designed for transplantation into humans and, in collaboration with GTI/Novartis, immunoprotected retroviral vector particles and producer cells for use in gene therapy.

ALEXION'S DRUG DEVELOPMENT STRATEGY

         Alexion's strategy is to develop novel immunoregulatory therapeutics for disease states, disorders and clinical indications for which the Company believes treatment options are either non-existent or inadequate. Consequently, Alexion's product candidates may represent significant therapeutic advances which might be expected to afford the Company's products, if successfully developed, important advantages in achieving market acceptance, third party reimbursement and support of its products from cost/benefit and health economic perspectives.

         Currently available therapies for certain autoimmune, cardiovascular and neurologic diseases, in which the immune system attacks the patient's own tissue, broadly suppress the entire immune system, thus causing potentially severe side effects. In contrast, Alexion's proprietary compounds are designed to be more effective with reduced side effects when compared to currently available therapies by generally targeting only the specific disease-causing segments of the immune system, leaving the remaining segments of the immune system intact to perform their normal protective functions. The Company is developing two classes of potential therapeutic compounds, C5 Inhibitors and Apogens. C5 Inhibitors are designed to specifically block the formation of disease-causing complement proteins, while Apogens are designed to selectively eliminate disease-causing T-cells. In the longer term, as an outgrowth of its core technologies, the Company is developing (i) non-human UniGraft organ products which are designed for transplantation into humans without clinical rejection and (ii) immunoprotected retroviral vector particles and producer cells for injectable delivery of therapeutic genes to patients' cells.

ALEXION DRUG DEVELOPMENT PROGRAMS

The Human Immune System.

         The role of the human immune system is to defend the body from attack or invasion by infectious agents or pathogens. This is accomplished through a complex system of proteins and cells, primarily complement proteins, antibodies and various types of white blood cells, each with a specialized function. Under normal circumstances, complement proteins, together with antibodies and white blood cells, act beneficially to protect the body by removing pathogenic microorganisms, cells containing antigens (foreign proteins), and disease-causing immune complexes (combinations of antigens and antibodies). However, any number of stimuli, including antibodies, pathogenic microorganisms, injured tissue, normal tissue, proteases (inflammatory enzymes) and artificial surfaces can locally activate complement proteins in a cascade of enzymatic and biochemical reactions (the "complement cascade") to form inflammatory byproducts leading, for example, in the case of cardiovascular disorders such as myocardial infarction (death of heart tissue), to additional significant damage to the heart tissue and, in the case of rheumatoid arthritis, to severe joint inflammation. T-cells, a type of white blood cell, play a critical role in the normal immune response by recognizing cells containing antigens, initiating the immune response, attacking the antigen-containing tissue and directing the production of antibodies directed at the antigens, all of which lead to the elimination of the antigen-bearing foreign organism. When a T-cell mistakenly attacks host tissue, the T-cell may cause an inflammatory response resulting in tissue destruction and severe autoimmune disease leading, for example, in the case of multiple sclerosis to severe and crippling destruction of nerve fibers in the brain.

C5 Inhibitor Immunotherapeutics

         Alexion is developing specific and potent biopharmaceutical C5 Inhibitors which are designed to intervene in the complement cascade at what the Company believes to be the optimal point so that the disease-causing actions of complement proteins generally are inhibited while the normal disease-preventing functions of complement proteins generally remain intact. In laboratory and animal models of human disease, Alexion has shown that C5 Inhibitors are effective in substantially preventing inflammation during CPB, reducing tissue damage during myocardial infarction, reducing the incidence and severity of inflammation and joint damage in rheumatoid arthritis, enhancing survival in lupus and preserving kidney function in nephritis (kidney inflammation). The Company is developing two C5 Inhibitors, a short acting humanized (compatible for human use) single chain antibody (5G1.1-SC) designed for acute therapeutic settings such as in CPB procedures and in treating myocardial infarctions, and a long acting humanized monoclonal antibody (5G1.1) designed for treating chronic disorders such as lupus and rheumatoid arthritis.

Cardiopulmonary Bypass Surgery

         In performing certain complex cardiac surgical procedures, it is necessary to detour blood from the patient's heart and lungs to a cardiopulmonary (heart-lung) bypass machine in the operating room which artificially adds oxygen to the blood and then circulates the oxygenated blood to the organs in the patient's body. The Company believes that excessive bleeding during and after surgery and impaired oxygenation after surgery, both significant complications of CPB, may be the result of an inflammatory process that begins when CPB is initiated. The CPB related inflammatory response is associated with the rapid activation of the complement cascade caused when the patient's blood is perfused through the CPB machine and comes into contact with artificial surfaces. The inflammation is also characterized by activation of platelets (cells responsible for clotting) and neutrophils (a type of white blood cell). The Company believes that platelet activation and subsequent platelet dysfunction during CPB impair the patient's ability to arrest the bleeding that occurs after extensive surgery and that neutrophil activation is associated with impaired lung, heart, brain and kidney function.

         The short acting humanized single chain antibody C5 Inhibitor (5G1.1-SC) is designed to inhibit complement activation in patients immediately before and during CPB in order to prevent the acute bleeding complications and other morbidities associated with CPB. Those effects might reduce the need for blood transfusions, the time spent by patients in the intensive care unit, and the scope of other required treatments associated with CPB. Preliminary studies by the Company indicate that the Company's C5 Inhibitor can substantially prevent activation of platelets and neutrophils and the subsequent inflammatory process that occurs during circulation of human blood in a closed-loop CPB circuit.

         An IND was filed with the FDA in March 1996 for the C5 Inhibitor, 5G1.1-SC and, after receiving FDA authorization, a Phase I clinical trial in healthy male volunteers began in June 1996. Results of the Phase I trial indicated that a single dose administration of 5G1.1-SC was safe and well-tolerated in the study population. In September 1996, the Company received FDA authorization for its second clinical trial and in October 1996 commenced a Phase I/II study of 5G1.1-SC in patients undergoing CPB.

         The American Heart Association ("AHA") estimates that approximately 450,000 CPB surgical procedures were performed in the United States during 1992 (the latest year for which AHA data is available).

Myocardial Infarction

         Myocardial infarction (heart attack) is an acute cardiovascular disorder where the coronary arteries (the arteries feeding the heart muscle) are blocked to such an extent that the flow of blood is insufficient to supply enough oxygen and nutrients to keep the heart muscle alive. With insufficient supply of blood, oxygen, and nutrients, the underperfused heart muscle may subsequently infarct (die). Myocardial infarction most often occurs due to a blockage in a coronary artery, caused by atherosclerosis. Upon the reduction in flow in the coronary artery, a complicated cascade of inflammatory events commences within the blood vessel involving platelets and leukocytes and their secreted factors, complement proteins, and endothelial cells. The subsequent severe inflammatory response targeting the area of the underperfused cardiac muscle is associated with subsequent necrosis (death) of the heart muscle. In addition to the high incidence of sudden cardiac death at the onset, severe complications associated with the initial survival of an acute myocardial infarction include congestive heart failure, stroke, and death.

         The Company is developing the C5 Inhibitor, 5G1.1-SC (currently being applied to the treatment of patients undergoing CPB, as discussed above) to inhibit complement activation in patients suffering an acute myocardial infarction in order to reduce the extent of infarcted myocardium. The Company and its collaborators have performed preliminary preclinical studies in rodents which have demonstrated that administration of a C5 Inhibitor, at the time of myocardial ischemia (insufficient supply of blood to the heart muscle) and prior to reperfusion, significantly reduces the extent of subsequent myocardial infarction compared to control studies.

         The AHA estimates that approximately 1,000,000 Americans survived a heart attack in 1992 and thus be potentially eligible for such drug treatment.

Rheumatoid Arthritis

         Rheumatoid arthritis is an autoimmune disease directed at various organ and tissue linings, including the lining of the joints, causing inflammation and tissue destruction. Clinical signs and symptoms of the disease include weight loss, joint pain, morning stiffness and fatigue. Further, the joint destruction can progress to redness, swelling and pain with frequent, severe joint deformity. Rheumatoid arthritis is generally believed to be due to antigen-specific T-cells which both directly attack the patient's joints and also activate B-cells (a type of white blood cell) to produce antibodies which deleteriously activate complement proteins in the joint, leading to inflammation, with subsequent tissue and joint destruction.

         Alexion is developing a long acting humanized recombinant monoclonal antibody (5G1.1), a C5 Inhibitor which is designed to inhibit complement activation and thereby reduce the severity and frequency of flares of joint inflammation and arrest progressive tissue damage in joints caused by complement activation. The Company has performed preclinical studies in rodent models of rheumatoid arthritis. Treatment with the Company's specific C5 Inhibitor substantially prevented the onset of inflammation and pathology in the joints and disease progression, ameliorated established disease and also substantially prevented the onset of clinical signs of rheumatoid arthritis. 5G1.1 is currently in the early stages of process development for the production of material for use in clinical trials.

         In the United States approximately 2,500,000 patients receive treatment from a physician for rheumatoid arthritis.

Nephritis

         The kidneys are responsible for filtering blood to remove toxic metabolites and maintain the blood minerals that are required for normal metabolism. Each kidney consists of millions of individual filtering units, each filtering unit called a glomerulus. When glomeruli are damaged, the kidney can no longer adequately maintain its normal filtering function. Clinically severe nephritis, found in many patients suffering from systemic lupus erythematosus ("lupus" or "SLE") and other autoimmune diseases, occurs when more than 90% of the kidney is destroyed by disease. Kidney failure is frequently associated with hypertension, strokes, infections, anemia, heart inflammation, joint inflammation, coma and death. Most forms of damage to the glomerulus are mediated by the immune system and particularly by antibodies and activated complement proteins.

         Alexion is developing the C5 Inhibitor 5G1.1 (also being applied to the treatment of rheumatoid arthritis, as discussed above) for the prevention and treatment of inflammation in lupus patients. The Company has performed preclinical studies in a mouse model of acute nephritis. In this model, the Company's specific C5 Inhibitor substantially prevented inflammation in the kidney tissue. Further, in a separate chronic mouse model that spontaneously develops a disease similar to lupus with concomitant nephritis, substantially more animals treated with the Company's specific C5 Inhibitor survived as compared to untreated control animals.

         Alexion's proposed product to treat and prevent nephritis is directed at a patient population which includes SLE as well as diseases with lower prevalence such as Goodpastures disease and others. According to the Lupus Foundation, 1.4 million Americans suffer from lupus. Further, an estimated 70% of individuals afflicted with Lupus suffer nephritis.

Apogen Immunotherapeutics

         The Company's Apogen compounds are based upon discoveries at the National Institutes of Health ("NIH") which are exclusively licensed to Alexion and upon further discoveries by Alexion. These discoveries involve a mechanism by which substantially all disease-causing T-cells are selectively eliminated in vivo in animal models of disease. The highly specific recombinant Apogens under development by the Company are designed to selectively eliminate disease-causing T-cells in patients with certain autoimmune diseases including multiple sclerosis and diabetes mellitus. The Company has demonstrated that its lead proprietary Apogen, MP4, is effective at preventing neurologic disease in animal models of multiple sclerosis.

Multiple Sclerosis

         Multiple Sclerosis ("MS") is an autoimmune disease of the central nervous system which hinders the ability of the brain and spinal cord to control movement, speech and vision. MS can be severely debilitating with long term disability a common outcome. In severe cases, the reduced motor strength may confine the patient to a wheelchair. MS is widely believed to be due to the attack of a patient's antigen-specific T-cells on the protective myelin sheath surrounding nerve cells in the central nervous system.

         Preclinical animal studies performed by Alexion in the experimental autoimmune encephalomyelitis mouse model of MS, have demonstrated that administration of the Company's proprietary Apogen MS product candidate, MP4, at the time of disease induction, effectively prevents the development of severe neurologic disease and administration of MP4 after the onset of disease ameliorates established disease. In in vitro studies, Alexion and NIH scientists have observed that MP4 is also capable of eliminating antigen-specific human T-cells from patients with MS. The Company anticipates that it will file an IND for MP4 in 1997. There can be no assurance that an IND will be filed, or that the Company will be permitted to commence clinical trials on a timely basis.

         According to the National Multiple Sclerosis Society, an estimated 250,000 people in the United States suffer from MS.

Diabetes Mellitus

         Type I Diabetes Mellitus, or Insulin Dependent Diabetes Mellitus ("IDDM"), is the most severe form of diabetes and is generally believed to be caused by an autoimmune T-cell attack and destruction of the insulin producing cells in the pancreas. This process, which usually begins in childhood, causes reduced production of insulin, which is responsible for the breakdown of glucose, resulting in uncontrolled elevations in the patient's blood sugar. Without treatment, IDDM can be fatal.

         Alexion is currently developing Apogen DM which is designed to prevent and treat IDDM by eliminating antigen-specific T-cells which are responsible for the pancreatic B-cell destruction. Alexion has established animal models of diabetes and has commenced initial preclinical studies with an Apogen DM prototype.

         According to the American Diabetes Association, up to 800,000 Americans are insulin dependent diabetics. The Company intends to design its potential product as a preventative for individuals at high risk of developing the disease and as a therapy for patients who still have a population of insulin producing cells, in order to arrest progression of the disease and the subsequent development of longer term complications.

The UniGraft Program

         As an outgrowth of its core technologies, the Company is also developing, in collaboration with U.S. Surgical, non-human cell and organ UniGraft products which are designed for transplantation into humans without clinical rejection. Rejection of non-human tissue by patients is generally believed to occur in two stages, a very rapid hyperacute phase extending over minutes to hours and a somewhat less rapid acute phase, extending from days to months. Hyperacute rejection is generally believed to be mediated by naturally-occurring antibodies in the patient, most of which target a carbohydrate antigen uniquely present on the surface of non-human tissue (but not on the patient's own tissue). After binding to the foreign tissue, these antibodies activate the cascade of complement proteins on the surface of the donor tissue with subsequent destruction of the donor tissue. Subsequently, acute rejection of xenografts (tissue from different species) is generally believed to be mediated by T-cells, many of which are specific to the transplanted tissue.

         UniGraft products are being designed to resist both complement/antibody-mediated hyperacute rejection and T-cell-mediated acute rejection. Alexion has commenced studies employing the UniGraft technologies during preclinical transplantation of genetically engineered and proprietary porcine cells and organs. Pigs are a preferred source of organ supply because the anatomy, size, and physiology of their hearts and other organs are similar to human organs. Alexion has genetically engineered porcine cells that are resistant to lysis (break-up) and activation by human complement proteins. Alexion has also discovered and designed porcine specific antibodies which have been demonstrated to selectively and significantly block the human T-cell response to porcine tissue in in vitro studies. Alexion is currently employing its immunoregulatory and molecular engineering technologies in order to develop UniGraft hearts, lungs, livers, pancreases and kidneys.

         According to the United Network of Organ Sharing, there are approximately 18,000 organ transplants performed annually in the U.S. and there are an additional 35,000 patients on waiting lists for transplant organs. The Company believes that the availability and viability of xenograft organs for transplantation could increase the transplant market significantly.

Gene Transfer Systems

         Gene therapy is an emerging field of science based on the delivery of genes into living cells to produce therapeutic proteins intracellularly. Gene transfer technology may permit intracellular treatment of cancers, viral infections and other diseases. Therapeutic genes are carried by vectors, or gene transporters, into targeted cells. All commonly used clinical gene transfer vectors, including modified retroviruses, modified adenoviruses, and DNA-liposome conjugates, are large molecules that, if injected into a patient, are recognized as foreign and subject to rejection by the human immune system. Certain of these vectors, known as modified retroviruses, have been particularly useful for ex vivo gene therapy because of their versatility, efficiency, stability of expression and relative safety. Retroviral vectors can be modified to deliver genes for a variety of different therapeutic applications. However, as these vectors are derived from non-human cells, they are recognized as foreign by the recipient's immune system and thus are eliminated in human blood prior to having a significant therapeutic effect.

         As an outgrowth of its core technologies, in collaboration with GTI/Novartis the Company is applying its research in, and knowledge of, the body's rejection response to engineer retroviral vector producer cells and particles which, when employed in gene transfer products, would be able to survive and function in vivo following implantation or direct injection, respectively. By protecting retroviral vector producer cells and particles from the initial phase of rejection, the Company believes that its proprietary gene transfer vectors will survive in vivo and be able to deliver therapeutic genes to patients' cells. The Company has developed proprietary retroviral-based gene transfer vectors, producer cells, and particles which survive in human blood ex vivo. The Company is currently evaluating various options for commercializing its gene transfer technologies.

STRATEGIC ALLIANCES, COLLABORATIONS AND LICENSES

         The Company's plan is to develop and commercialize on its own those product candidates for which the clinical trial and marketing requirements can realistically be managed by the Company. For certain of the Company's C5 Inhibitor and Apogen products for which greater resource commitments will be required, a key element of Alexion's strategy is the formation of corporate partnerships with major pharmaceutical companies for product development and commercialization. For licensed applications, a corporate partner would be likely to bear the substantial cost and much of the manpower-intensive effort of clinical development, scale-up production, FDA approval and marketing. Alexion has entered into strategic alliances with US Surgical with respect to the Company's UniGraft program and with GTI/Novartis with respect to its gene transfer systems, and intends to develop additional strategic alliances with major pharmaceutical companies for certain of its other technologies. There can be no assurance that the Company will enter into additional strategic alliances, or, if entered into, what the terms of any strategic alliance will be.

United States Surgical Corporation

         In July 1995, the Company and US Surgical entered into the Joint Development Agreement, pursuant to which the Company and US Surgical agreed to collaborate to jointly develop and commercialize the Company's UniGraft technology for organ transplantation. Pursuant to the Joint Development Agreement, Alexion has primary responsibility for preclinical development, clinical trials and regulatory submissions relating to the UniGraft program, and US Surgical has primary responsibility for production, sales, marketing and distribution of UniGraft products to the extent developed and approved for commercialization. Further, US Surgical has committed to exclusively develop with the Company xenotransplantation products.

         US Surgical agreed to fund preclinical development of UniGraft products by paying to Alexion up to $6.5 million allocated as follows: (i) up to $4.0 million of the cost of preclinical development in four semi-annual installments of approximately $1.0 million (the first installment of which was paid in July
1995), and (ii) $2.5 million upon achieving certain milestones involving development of a genetically engineered pig. Through January 31, 1997, the Company has received approximately $3.0 million in research and development support under its collaboration with US Surgical. In addition, US Surgical agreed to pay $1 million upon achieving a milestone involving the transplantation of non-primate tissue into primates (the "Primate Milestone"). There can be no assurance that the Company will achieve the agreed upon milestones, and therefore, there can be no assurance that Alexion will receive any particular milestone payment from US Surgical. In furtherance of the joint collaboration, US Surgical also purchased $4.0 million of Common Stock of the Company, at a price of $8.75 per share. US Surgical also purchased approximately ten percent of the shares of Common Stock offered at the Company's initial public offering. US Surgical beneficially owns an aggregate of 657,142 shares of Common Stock or approximately 9.0% of the outstanding shares.

         If the Primate Milestone is achieved, US Surgical is to advise the Company whether it intends to exercise its priority right to provide all clinical funding for the UniGraft product, and the Company and US Surgical are to agree upon milestone payments to be made by US Surgical to the Company for the first three UniGraft products. Unless and until US Surgical determines to terminate clinical funding for a UniGraft product, US Surgical shall have the exclusive worldwide marketing, sales and distribution rights with respect to such UniGraft product, including market introduction decisions and control of marketing, sales and distribution decisions. For inventions made by the Company during the performance of the preclinical or clinical programs outlined in the Joint Development Agreement, the Company will own the inventions and US Surgical is granted (i) a worldwide exclusive license to sell transplant products derived from the Company's xenotransplantation technology; (ii) a worldwide exclusive license to sell products (a) in the fields related to businesses in which US Surgical is engaged and (b) not in the fields in which the Company is currently developing its products (i.e., anti-inflammatories and gene therapy systems); and (iii) an option to an exclusive license to sell products in fields outside those related to businesses which US Surgical is engaged but excluding fields which the Company is currently developing its products (e.g., anti-inflammatories and gene therapy systems). US Surgical has agreed to pay to the Company royalties on net sales of products. The Company has retained full rights to inventions in fields of gene therapy systems and anti-inflammatories as well as to inventions in fields for which US Surgical does not exercise its option.

         The Joint Development Agreement may be terminated by US Surgical for any or no reason effective on or after January 1, 1998, if notice is given by US Surgical at least six months prior thereto. In the event of a termination by US Surgical, all rights licensed by Alexion shall revert to Alexion.

Genetic Therapy, Inc.

         In December 1996, Alexion and GTI/Novartis entered into a License and Collaborative Research Agreement with respect to the Company's gene transfer technology. Under the Agreement, GTI/Novartis has been granted a worldwide exclusive license to use the Alexion technology in its gene therapy products.

         GTI/Novartis agreed to pay Alexion an initial license fee of $850,000, to fund a minimum of $400,000 per year for two years for research and development support by Alexion, make payments to Alexion upon achievement of certain product development milestones for gene therapy products utilizing the Alexion technology and pay royalties on net sales, if any.

Licenses and Other Sponsored Research

         The Company has obtained licenses with respect to certain issued patents and patent applications, to supplement the research of its own scientists. The Company has agreed to pay to its licensors royalties on sales of certain products based on the licensed technologies, as well as, in some instances, minimum royalty and milestone payments, and patent filing and prosecution costs.

The Company has also agreed to indemnify its licensors and, in certain instances, the inventors, against certain liabilities, including liabilities arising out of product liability claims and, in certain instances, under the securities laws. Because research leading to inventions licensed from domestic licensors are generally supported by the United States Government, the Government has retained certain statutory rights, including a non-exclusive, royalty-free license to use the licensed inventions, and to manufacture and distribute products based thereon, for Government use only. A summary of certain of such licenses, as well as the Company's other material licenses and sponsored research, is presented below.

Yale University/Oklahoma Medical Research Foundation

         The Company has obtained exclusive, worldwide licenses to certain issued patents and patent applications and related technology from Yale and OMRF with respect to complement inhibitors and UniGraft technology. Since obtaining the patent licenses, the Company has made further discoveries relating to complement inhibitors and the UniGraft technology, resulting in the filing by the Company of numerous additional U.S. patent applications. In addition, the Company has provided funding for separate sponsored research by certain of these inventors and, to the extent that an invention would not be covered by an existing license from OMRF to the Company, the Company has the first and prior right to license any inventions in the field arising from the research.

National Institutes of Health

         The Company has obtained an exclusive, worldwide license from NIH for rights to two patent applications related to the work performed at NIH on antigen-specific elimination of disease-causing T-cells in patients with certain inflammatory disorders.

         In further support of the Company's Apogen program, the Company and the National Institute of Allergy and Infectious Diseases ("NIAID") have entered into a Cooperative Research and Development Agreement (the "NIH
CRADA"). The subject matter of the NIH CRADA includes preclinical and clinical development based upon discoveries by NIAID regarding the antigen-specific elimination of disease-causing T-cells in patients with certain inflammatory disorders. The principal investigator of the NIH CRADA is the principal inventor of the inventions licensed to the Company by NIH. NIAID has granted the Company the first and prior right to an exclusive commercialization license for any and all inventions or products developed pursuant to the NIH CRADA. Pursuant to the NIH CRADA, the Company committed to pay $159,000 per year for a three-year period. Through January 31, 1997, approximately $477,000 has been paid under such agreement. The NIH is part of the United States Department of Health and Human Services. In February 1997, the NIH CRADA was amended to extend the term to December 1997 and the Company committed to pay approximately $168,000 under this amendment.

Biotechnology Research and Development Corporation

         The Company has entered into a license agreement with the Biotechnology Research and Development Corporation ("BRDC"), under which the Company has become the worldwide, exclusive licensee of the porcine embryonic stem cell technology developed at the University of Illinois and sponsored by BRDC, and related patent applications for xenotransplantation purposes. The Company believes that this technology may assist it in its UniGraft organ transplantation program.

         In connection with the license agreement with BRDC, the Company became a common shareholder of BRDC, which is a research management corporation. At the present time, the

Company, American Home Products Corporation, Hewlett Packard Company, Dalgety, plc., Dow Chemical Company, Mallinckrodt Group Inc., McDonald's Corporation and Agricultural Research and Development Corporation are common shareholders of BRDC. BRDC is currently funding numerous research projects in biotechnology, and each of the common shareholders, including the Company, retains the right to license for commercial development the technologies resulting from substantially all of these research programs. The Company has paid $50,000 for the purchase of its common stock of BRDC and has committed to an annual research contribution to the consortium for four years. Through January 31, 1997, the Company has paid approximately $550,000 under the agreement. However, minimum annual royalty payments under the license agreement with BRDC have been waived so long as the Company remains a shareholder of BRDC.


Grants

Phase II SBIR Grant

         In September 1995, Alexion was awarded a $750,000 Phase II SBIR (Small Business Innovation Research Program) grant from the National Heart, Lung, and Blood Institute of the NIH. The award was made in support of the research and clinical development of the Company's C5 Inhibitor to treat complications of cardiovascular surgery.



ATP/NIST

         In August 1995, the Company was awarded cost-shared funding from the Commerce Department's National Institute of Standards and Technology ("NIST") under its Advanced Technology Program ("ATP"). Through the ATP, the Company may receive up to approximately $2.0 million over three years to support the Company's UniGraft program in universal donor organs for transplantation.

Medical Research Council License

         In March 1996, the Company entered into a license agreement with the Medical Research Council under which the Company has become the worldwide non-exclusive licensee of certain patents related to the humanization and production of monoclonal antibodies.

Enzon License

         In May 1996, the Company licensed from Enzon, Inc. on a worldwide non-exclusive basis certain patents related to single chain antibodies.

PATENTS AND PROPRIETARY RIGHTS

         The Company believes that patents and other proprietary rights are important to its business. The Company's policy is to file patent applications to protect technology, inventions and improvements to its technologies that are considered important to the development of its business. The Company also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position.

         The Company has filed several U.S. patent applications and international (PCT) counterparts of certain of these applications. In addition, the Company has exclusively licensed several additional United States patent applications and issued U.S. patents. Of the Company's owned and licensed patents and patent applications as of March 31, 1997, approximately 25% relate to technologies or products in the C5 Inhibitor program, 13% relate to the Apogen program, 11% relate to the Gene Transfer program and 51% relate to the UniGraft program.

         The Company's success will depend in part on its ability to obtain United States and foreign patent protection for its products, preserve its trade secrets and proprietary rights, and operate without infringing on the proprietary rights of third parties or having third parties circumvent the Company's rights. Because of the length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, the health care industry has traditionally placed considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes. There can be no assurance that any patents will issue from any of the patent applications owned by or licensed to the Company. Further, even if patents were to issue, there can be no assurance that they will provide the Company with significant protection against competitive products or otherwise be commercially valuable. In addition, patent law relating to certain of the Company's fields of interest, particularly as to the scope of claims in issued patents, is still developing and it is unclear how this uncertainty will affect the Company's patent rights. Litigation, which could be costly and time consuming, may be necessary to enforce patents issued to the Company and/or to determine the scope and validity of others' proprietary rights, in either case in judicial or administrative proceedings. The Company's competitive position is also dependent upon unpatented trade secrets which generally are difficult to protect. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, that the Company's trade secrets will not be disclosed or that the Company can effectively protect its rights to unpatented trade secrets. As the biotechnology industry expands and more patents are issued, the risk increases that the Company's potential products may give rise to claims that they infringe the patents of others. Any such infringement litigation would be costly and time consuming to the Company.

         The Company is aware of broad patents owned by third parties relating to the manufacture, use, and sale of recombinant humanized antibodies, recombinant humanized single chain antibodies and genetically engineered animals. The Company has received notice from certain of these parties regarding the existence of certain of these patents which the owners claim may be relevant to the development and commercialization of certain of the Company's proposed products. With respect to certain of these patents, the Company has acquired certain licenses which it believes are relevant for the expeditious development and commercialization of certain of its products as currently contemplated. With regard to another of these patents, the Company has identified and is testing various approaches which it believes should not infringe this patent and which should permit commercialization of its products. There can be no assurance that the owner of this patent will not seek to enforce the patent against the Company's so-modified commercial products or against the development activities related to the non-modified products. Although the Company believes that it can obtain licenses to the patents necessary for its contemplated commercial products, there can be no assurance that the Company will be able to obtain licenses on commercially reasonable terms. If the Company does not obtain necessary licenses, it could encounter delays in product market introductions while it attempts to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed. Further, there can be no assurance that owners of patents that the Company does not believe are relevant to the Company's product development and commercialization will not seek to enforce their patents against the Company. Such action could result in litigation which would be costly and time consuming. There can be no assurance that the Company would be successful in such litigations. The Company is currently unaware of any such threatened action.

         Certain of the licenses by which the Company obtained its rights in and to certain technologies require the Company to diligently commercialize or attempt to commercialize such technologies. There can be no assurance that the Company will meet such requirements, and failure to do so for a particular technology could result in the Company losing its rights to that technology.

         Currently, the Company has not sought to register its potential trademarks and there can be no assurance that the Company will be able to obtain registration for such trademarks.

         It is the Company's policy to require its employees, consultants, members of its scientific advisory board, and parties to collaborative agreements to execute confidentiality agreements upon the commencement of employment or consulting relationships or a collaboration with the Company. These agreements provide that all confidential information developed or made known during the course of relationship with the Company is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions resulting from work performed for the Company, utilizing property of the Company or relating to the Company's business and conceived or completed by the individual during employment shall be the exclusive property of the Company to the extent permitted by applicable law. There can be no assurance, however, that these agreements will provide meaningful protection of the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information.

GOVERNMENT REGULATION

         The preclinical and clinical testing, manufacture, labeling, storage, record keeping, advertising, promotion, export, and marketing, among other things, of the Company's proposed products are subject to extensive regulation by governmental authorities in the United States and other countries. In the United States, pharmaceutical products are regulated by the FDA under the Federal Food, Drug, and Cosmetic Act and other laws, including, in the case of biologics, the Public Health Service Act. At the present time, the Company believes that its products will be regulated by the FDA as biologics.

         The steps required before a novel biologic may be approved for marketing in the United States generally include (i) preclinical laboratory tests and in vivo preclinical studies, (ii) the submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may commence, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the product, (iv) the submission to the FDA of a Biologics License Application ("BLA") and (v) FDA review of the BLA. The testing and approval process requires substantial time, effort and financial resources and there can be no assurance that any approval will be granted on a timely basis, if at all. Following approval, if granted, the establishment or establishments where the product is manufactured are subject to inspection by the FDA and must comply with current good manufacturing practice ("cGMP") regulations, enforced by the FDA though its facilities inspection program. Manufacturers of biologics also may be subject to state regulation.

         Preclinical tests include laboratory evaluation of the product, as well as animal studies to assess the potential safety and efficacy of the product. Compounds must be produced according to applicable GMP regulations and preclinical safety tests must be conducted in compliance with FDA regulations regarding Good Laboratory Practices. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may be commenced. The IND will automatically become effective 30 days after receipt by the FDA, unless the FDA before that time requests an extension to review or raises concerns or questions about the conduct of the trials as outlined in the IND. In such latter case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials.

         Clinical trials involve the administration of the investigational product to healthy volunteers or to patients, under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with protocols that detail, inter alia, the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be reviewed and approved by an independent Institutional Review Board.

         Clinical trials typically are conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the drug into human subjects, the drug is tested for safety (adverse effects), dosage tolerance, absorption, metabolism, distribution, excretion and pharmacodynamics. Phase II usually involves studies in a limited patient population to (i) evaluate preliminarily the efficacy of the drug for specific, targeted indications, (ii) determine dosage tolerance and optimal dosage and (iii) identify possible adverse effects and safety risks. Phase III trials are undertaken to further evaluate clinical efficacy and to test further for safety within an expanded patient population at geographically dispersed clinical study sites. There can be no assurance that Phase I, Phase II, or Phase III testing will be completed successfully within any specific time period, if at all, with respect to any of the Company's product candidates. Furthermore, the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

         The results of the preclinical studies and clinical studies, together with detailed information on the manufacture and composition of the product, are submitted to the FDA in the form of a BLA requesting approval for the manufacture, marketing and commercial shipment of the product. The FDA may deny a BLA if applicable regulatory criteria are not satisfied, require additional testing or information, or require postmarketing testing and surveillance to monitor the safety or efficacy of a product. There can be no assurance that FDA approval of any BLA submitted by the Company will be granted on a timely basis or at all. Moreover, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. Among the conditions for BLA approval is the requirement that the prospective manufacturers quality control and manufacturing procedures conform to cGMP regulations, which must be followed at all times in the manufacture of the approved product. In complying with standards set forth in these regulations, manufacturers must continue to expend time, monies and effort in the area of production and quality control to ensure full compliance.

         Both before and after approval is obtained, a product, its manufacturer, and the holder or the holders of the BLA for the product are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, including the preclinical and clinical testing process, the review process, or thereafter (including after approval) may result in various adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer and/or BLA holder. In addition, later discovery of previously unknown problems may result in restrictions on a product, manufacturer, or BLA holder, including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of the Company's products under development.

         For clinical investigation and marketing outside the United States, the Company is also subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs. The foreign regulatory approval process includes all of the risks associated with FDA approval set forth above.

COMPETITION

         The pharmaceutical and biotechnology industries are characterized by rapidly evolving technology and intense competition. Many companies, including major pharmaceutical and chemical companies, as well as specialized biotechnology companies, are engaged in activities similar to those of the Company. Certain of these companies have substantially greater financial and other resources, larger research and development staffs, and more extensive marketing and manufacturing organizations than the Company. Many of these companies have significant experience in preclinical testing, human clinical trials, product manufacturing, marketing and distribution and other regulatory approval procedures. In addition, colleges, universities, governmental agencies and other public and private research organizations conduct research and may market commercial products on their own or through joint ventures. These institutions are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed. These institutions also compete with the Company in recruiting and retaining highly qualified scientific personnel.

         The Company competes with large pharmaceutical companies that produce and market synthetic compounds and with specialized biotechnology firms in the United States, Europe and elsewhere, as well as a growing number of large pharmaceutical companies that are applying biotechnology to their operations. Many biotechnology companies have focused their developmental efforts in the human therapeutics area, and many major pharmaceutical companies have developed or acquired internal biotechnology capabilities or have made commercial arrangements with other biotechnology companies. A number of biotechnology and pharmaceutical companies are developing new products for the treatment of the same diseases being targeted by the Company; in some instances such products have already entered clinical trials. Other companies are engaged in research and development based on complement proteins, T-cell therapeutics, gene therapy and xenotransplantation.

         T-Cell Sciences, Inc. ("T-Cell Sciences") and Chiron Corporation have both publicly announced intentions to develop complement inhibitors to treat diseases related to trauma and inflammation indications and the Company is aware that SmithKline Beecham PLC, Merck & Co., Inc. and CytoMed Inc. are attempting to develop similar therapies. T-Cell Sciences has initiated clinical trials for a proposed complement inhibitor to treat acute respiratory distress syndrome
(ARDS) and myocardial infarction. The Company believes that its potential C5 Inhibitors differ substantially from those of its competitors due to the Company's compounds' demonstrated ability to specifically intervene in the complement cascade at what the Company believes to be the optimal point so that the disease-causing actions of complement proteins generally are inhibited while the normal disease-preventing functions of complement proteins generally remain intact as do other aspects of immune function. The Company further believes that, under conditions of inflammation, a complement inhibitor compound which only indirectly addresses the harmful activity of complement may be bypassed by pathologic mechanisms present in the inflamed tissue. Each of Bayer, Immunex Corporation, Pharmacia & Upjohn and Rhone-Poulenc Rorer Inc. sells a product which is used clinically to reduce surgical bleeding during CPB, but have little effect on other significant inflammatory morbidities associated with CPB. The Company believes that each of these drugs does not significantly prevent complement activation and subsequent inflammation that lead to blood loss during CPB surgery but instead each drug attempts to reduce blood loss by shifting the normal blood thinning/blood clotting balance in the blood towards enhanced blood clotting. While Trasylol (Bayer) has been demonstrated to reduce perioperative blood loss in a subset of high risk patients, administration of each of these three drugs to patients with heart disease has been associated with clinical complications of enhanced blood clotting, including myocardial infarction. The Company is also aware of announced and ongoing clinical trials of certain companies, including Autoimmune, Inc., ImmuLogic Pharmaceutical Corporation, Neurocrine Biosciences, Inc., and Anergen, Inc. employing T-cell specific tolerance technologies and addressing patients with multiple sclerosis or diabetes mellitus. Baxter Healthcare Corporation and Sandoz, Inc., in collaboration with Biotransplant Inc., have publicly announced intentions to commercially develop xenograft organs and the Company is aware that Diacrin Inc. is also working in this field.

MANUFACTURING, MARKETING, SALES, CLINICAL TESTING AND REGULATORY COMPLIANCE

         Alexion manufactures its requirements for preclinical and clinical development using both internal and contract manufacturing resources. The Company, with financial assistance from the State of Connecticut, has established pilot manufacturing facilities suitable for the fermentation and purification of certain of its recombinant compounds for clinical studies. The Company's pilot plant has the capacity to manufacture under cGMP regulations. The Company intends to secure the production of initial clinical supplies of certain other recombinant products through third party manufacturers. In each case, the Company anticipates that product finishing, vial filling, quality assurance and packaging will be contracted through third parties.

         In the longer term, the Company may develop large-scale manufacturing capabilities for the commercialization of some of its products. The key factors which will be given consideration when making the determination of which products will be manufactured internally and which through contractual arrangements will include the availability and expense of contracting this activity, control issues and the expertise and level of resources required for Alexion to manufacture products.

         The Company has not invested in the development of commercial manufacturing, marketing, distribution or sales capabilities. Although the Company has established a pilot manufacturing facility for the production of material for clinical trials for certain of its potential products, it has insufficient capacity to manufacture more than one product candidate at a time or to manufacture its product candidates for later stage clinical development or commercialization. If the Company is unable to develop or contract for additional manufacturing capabilities on acceptable terms, the Company's ability to conduct human clinical testing will be materially adversely affected, resulting in delays in the submission of products for regulatory approval and in the initiation of new development programs, which could have a material adverse effect on the Company's competitive position and the Company's prospects for achieving profitability. In addition, as the Company's product development efforts progress, the Company will need to hire additional personnel skilled in clinical testing, regulatory compliance, and, if the Company develops products with commercial potential, marketing and sales. There can be no assurance that the Company will be able to acquire, or establish third-party relationships to provide, any or all of these resources or be able to obtain required personnel and resources to manufacture, or perform testing or engage in marketing, distribution and sales on its own.

HUMAN RESOURCES


         As of March 31, 1997, the Company had 49 full-time employees, of whom 40 were engaged in research, development, and manufacturing, and seven in administration and finance. Doctorates are held by 16 of the Company's employees. Each of the Company's employees has signed a confidentiality agreement.


LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceeding.

                                   MANAGEMENT

                DIRECTORS, EXECUTIVE OFFICERS, AND KEY EMPLOYEES


Name                            Age    Position
----                            ---    --------
John H. Fried, Ph.D.            67     Chairman of the Board of Directors
Leonard Bell, M.D.              38     President, Chief Executive Officer,
                                         Secretary, Treasurer, Director
David W. Keiser                 45     Executive Vice President, Chief
                                         Operating Officer
Timothy F. Howe                 38     Director
Max Link, Ph.D.                 56     Director
Joseph A. Madri, Ph.D., M.D.    50     Chairman of the Scientific Advisory
                                         Board, Director
Leonard Marks, Jr., Ph.D.       75     Director
Eileen M. More                  50     Director
Stephen P. Squinto, Ph.D.       40     Vice President of Research, Molecular
                                         Sciences
Louis A. Matis, M.D.            46     Vice President of Research, Immunobiology
Bernadette L. Alford, Ph.D.     47     Vice President of Regulatory Affairs
                                         & Project Management
James A. Wilkins, Ph.D.         44     Senior Director of Process Development
Barry P. Luke                   38     Senior Director of Finance and
                                         Administration, Assistant Secretary


     John H. Fried, Ph.D. has been the Chairman of the Board of Directors of the Company since April 1992. Since 1992, Dr. Fried has been President of Fried & Co., Inc., a health technology venture firm. Dr. Fried was a director of Syntex Corp. ("Syntex"), a life sciences and health care company, from 1982 to 1994 and he served as Vice Chairman of Syntex from 1985 to January 1993 and President of the Syntex Research Division from 1976 to 1992. Dr. Fried has originated more than 200 U.S. Patents and has authored more than 80 scientific publications. Dr. Fried is also a director of Corvas International Incorporated, a development stage company principally engaged in research in the field of cardiovascular therapeutics. Dr. Fried received his B.S. in Chemistry and Ph.D. in Organic Chemistry from Cornell University.

     Leonard Bell, M.D., is the principal founder of the Company, and has been a Director of the Company since February 1992; the Company's President and Chief Executive Officer, Secretary and Treasurer since January 1992. From 1991 to 1992, Dr. Bell was an Assistant Professor of Medicine and Pathology and co-Director of the Program in Vascular Biology at the Yale University School of Medicine. From 1990 to 1992, Dr. Bell was an attending physician at the Yale-New Haven Hospital and an Assistant Professor in the Department of Internal Medicine at the Yale University School of Medicine. Dr. Bell was the recipient of the Physician Scientist Award from the National Institutes of Health and Grant-in-Aid from the American Heart Association as well as various honors and awards from academic and professional organizations. His work has resulted in more than 20 scientific publications and three patent applications. Dr. Bell also serves as a Director of the Biotechnology Research and Development Corporation. Dr. Bell received his A.B. from Brown University and M.D. from Yale University School of Medicine. Dr. Bell is currently an Adjunct Assistant Professor of Medicine and Pathology at Yale University School of Medicine.

     David W. Keiser has been Executive Vice-President and Chief Operating Officer of the Company since July 1992. From 1990 to 1992, Mr. Keiser was Senior Director of Asia Pacific Operations for G.D. Searle & Company Limited ("Searle"), a manufacturer of pharmaceutical products. From 1986 to 1990, Mr. Keiser was successively Licensing Manager, Director of Product Licensing and Senior Director of Product Licensing for Searle. From 1984 to 1985, Mr. Keiser was New Business Opportunities Manager for Mundipharma AG, a manufacturer of pharmaceutical products, in Basel, Switzerland where he headed pharmaceutical licensing and business development activities in Europe and the Far East. From 1978 to 1983, he was Area Manager for F. Hoffmann La Roche Ltd., a manufacturer of pharmaceutical products, in Basel, Switzerland. Mr. Keiser received his B.A. from Gettysburg College.

     Timothy F. Howe has been a Director of the Company since April 1995. Mr. Howe is a principal of Collinson Howe Venture Partners, Inc. ("CHVP") where he has been a Vice President since 1990. CHVP is a venture capital management firm specializing in life sciences investments and as a result of the stock ownership of certain funds advised by it, CHVP is a principal stockholder of the Company. From 1985 to 1990, Mr. Howe was employed by Schroders Incorporated specializing in venture capital investing. Mr. Howe received his B.A. from Columbia College and M.B.A. from Columbia Graduate School of Business.

     Max Link, Ph.D. has been a Director of the Company since April 1992. From May 1993 to June 1994, Dr. Link was Chief Executive Officer of Corange (Bermuda), the parent company of Boehringer Mannheim Therapeutics, Boehringer Mannheim Diagnostics and DePuy Orthopedics. From 1992 to 1993, Dr. Link was Chairman of the Board of Sandoz Pharma, Ltd. ("Sandoz"), a manufacturer of pharmaceutical products. From 1990 to 1992, Dr. Link was the Chief Executive Officer of Sandoz and from 1987 to 1989, he was head of the Pharmaceutical Division and a member of the Executive Board of Sandoz, Ltd., Basel. Prior to 1987, Dr. Link served in various capacities with the United States operations of Sandoz, including as President and Chief Executive Officer. Dr. Link is also a director of Protein Design Labs, Inc. and Procept, Inc., each a publicly held pharmaceutical company, and Human Genome Sciences Inc., a gene discovery company.

     Joseph A. Madri, Ph.D., M.D. is a founder of the Company and has been Chairman of the Company's Scientific Advisory Board since March 1992 and a Director of the Company since February 1992. Since 1980, Dr. Madri has been on the faculty of the Yale University School of Medicine and is currently a Professor of Pathology and Biology. Dr. Madri serves on the editorial boards of numerous scientific journals and he is the author of over 150 scientific publications. Dr. Madri works in the areas of regulation of angiogenesis, vascular cell-matrix interactions, cell-cell interactions, lymphocyte-endothelial cell interactions and endothelial and smooth muscle cell biology. Dr. Madri received his B.S. and M.S. in Biology from St. John's University and M.D. and Ph.D. in Biological Chemistry from Indiana University.

     Leonard Marks, Jr., Ph.D. has been a Director of the Company since April 1992. Since 1985 Dr. Marks has served as an independent corporate director and management consultant. Dr. Marks currently serves as a director of Airlease Management Services, an aircraft leasing company (a subsidiary of Ford Motor Company) and Northern Trust Bank of Arizona, a commercial and trust bank subsidiary of Northern Trust of Chicago. Prior to 1985, Dr. Marks held various positions in academia and in the corporate sector including Executive Vice President, Castle & Cooke, Inc. from 1972 to 1985. Dr. Marks received his B.A. in Economics from Drew University and an M.B.A. and Doctorate in Business Administration from Harvard University.

     Eileen M. More has been a Director of the Company since December 1993. Ms. More has been associated since 1978 with Oak Investment Partners ("Oak") and has been a General Partner of Oak since 1980. Oak is a venture capital firm and a principal stockholder of the Company. Ms. More is Chairman Emeritus of the Connecticut Venture Group. Ms. More is currently a director of several private high technology and biotechnology firms including Pharmacopeia, Inc., Trophix Pharmaceuticals, Inc., Instream Corporation, Teloquent Communication Corporation, and Coral Therapeutics, Inc. Ms. More studied mathematics at the University of Bridgeport and is a Chartered Financial Analyst.

     Stephen P. Squinto, Ph.D. is a founder of the Company and has held the positions of Vice President of Research, Molecular Sciences since August 1994, Senior Director of Molecular Sciences from July 1993 to July 1994 and Director of Molecular Development from April 1992 to July 1993. From 1989 to 1992, Dr. Squinto held various positions at Regeneron Pharmaceuticals, Inc., most recently serving as Senior Scientist and Assistant Head of the Discovery Group. From 1986 to 1989, Dr. Squinto was an Assistant Professor of Biochemistry and Molecular Biology at Louisiana State University Medical Center. Dr. Squinto's work has led to over 40 scientific papers in the fields of gene regulation, growth factor biology and gene transfer. Dr. Squinto's work is primarily in the fields of regulation of eukaryotic gene expression, mammalian gene expression systems and growth receptor and signal transduction biology. Dr. Squinto received his B.A. in Chemistry and Ph.D. in Biochemistry and Biophysics from Loyola University of Chicago.

     Louis A. Matis, M.D. has been the Vice President of Research, Immunobiology of the Company since August 1994. From January 1993 to July 1994, Dr. Matis served as the Director of the Company's Program in Immunobiology. Prior to joining the Company, from 1977 to 1992, Dr. Matis held various appointments at the NIH and the FDA. From 1990 to 1992, Dr. Matis was a Senior Investigator in the Laboratory of Immunoregulation at the National Cancer Institute and from 1987 to 1990 he was a Senior Staff Fellow in the Molecular Immunology Laboratory at the Center for Biologics Evaluation and Research associated with the FDA. Dr. Matis is the author of more than 75 scientific papers in the fields of T-cell biology. Dr. Matis has received numerous awards including the NIH Award of Merit. Dr. Matis received his B.A. from Amherst College and M.D. from the University of Pennsylvania Medical School.

     Bernadette L. Alford, Ph.D. has been the Vice President of Regulatory Affairs and Project Management since joining the Company in September 1994. From 1989 to July 1994, Dr. Alford was a corporate officer and Vice President of Regulatory and Quality Affairs at Repligen Corporation ("Repligen"), a publicly held biotechnology company, where she was responsible for the filing of all INDs with the FDA. From 1987 to 1989, Dr. Alford was Director of Quality Assurance and Regulatory Affairs at Repligen. From 1978 to 1987, Dr. Alford held various scientific and management positions at Collaborative Research Inc. Dr. Alford received a B.S. in Biology from Marywood College and an M.S. in Biology and Ph.D. in Molecular Biology from Texas University.

     James A. Wilkins, Ph.D. has been Senior Director of Process Development of the Company since August 1995 and prior thereto was Director of Process Development from September 1993. From 1989 to 1993, Dr. Wilkins was Group Leader of the Protein Chemistry Department at Otsuka America Pharmaceutical, Inc. From 1987 to 1989, Dr. Wilkins was a Scientist in Recovery Process Development at Genentech, Inc. and from 1982 to 1987, he was an Associate Research Scientist in the Thomas C. Jenkins Department of Biophysics at Johns Hopkins University. He is the author of more than 25 presentations and scientific articles in the fields of protein refolding and protein biochemistry. Dr. Wilkins received a B.A. in Biology from University of Texas and a Ph.D. in Biochemistry from University of Tennessee.

     Barry P. Luke has been Senior Director of Finance and Administration since August 1995 and prior thereto was Director of Finance and Accounting from May 1993. From 1989 to 1993, Mr. Luke was Chief Financial Officer, Secretary and Vice President--Finance and Administration at Comtex Scientific Corporation, a publicly held distributor of electronic news and business information. From 1985 to 1989, he was Controller and Treasurer of Softstrip, Inc., a manufacturer of computer peripherals and software. From 1982 to 1985, Mr. Luke was a member of the Corporate Audit Staff at the General Electric Company. Mr. Luke received a B.A. in Economics from Yale University and an M.B.A. in management and marketing from the University of Connecticut.

     The executive officers are appointed and serve at the pleasure of the Board of Directors.

BOARD COMMITTEES

     The Audit Committee and the Compensation Committee consist of John H. Fried, Ph.D., Max Link, Ph.D., Timothy F. Howe, and Leonard Marks, Jr., Ph.D. The Audit Committee reviews the adequacy of the Company's internal control systems and financial reporting procedures, reviews the general scope of the annual audit, reviews and monitors the performance of non-audit services by the Company's independent auditors and reviews interested transactions between the Company and any of its affiliates. The Compensation Committee administers the Company's 1992 Stock Option Plan and makes recommendations to the Board concerning salaries and nonstock compensation for the Company's officers and employees and key consultants to the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company did not have a compensation committee for the fiscal year ended July 31, 1992. Thereafter, the Company established a compensation committee comprised of Drs. Fried, Link and Marks.

     Dr. Bell, President, Chief Executive Officer, Secretary and Treasurer of the Company, participated in deliberations of the Board of Directors concerning executive compensation other than deliberations concerning his own compensation.

EXECUTIVE COMPENSATION

     The following table shows all the cash compensation paid by the Company or its subsidiaries as well as certain other compensation paid during the fiscal years indicated to the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company for such period in all capacities in which they served.


                                               SUMMARY COMPENSATION TABLE

                                                                                                                    Long Term
                                                                       Annual Compensation                        Compensation
                                                          -----------------------------------------------------------------------
                                           Fiscal           Base                             Other                   Options
      Name And Principal Position           Year           Salary            Bonus        Compensation         (Number Of Shares)
      ---------------------------           ----           ------            -----        ------------         ------------------
Leonard Bell, M.D......................     1996          $191,280              --             --                    75,000
   President, Chief Executive               1995           195,328              --             --                   180,000
   Officer, Secretary and Treasurer         1994           187,000           $8,000            --                    80,000(1)

David W. Keiser........................     1996          $151,580           $4,000            --                    50,000
   Executive Vice President and             1995           151,580              --             --                    75,000
   Chief Operating Officer                  1994           143,000            6,500            --                    20,000(1)

Louis A. Matis, M.D....................     1996          $133,100           $4,000            --                    45,000
   Vice President of Research,              1995           133,100            1,000            --                    82,500
   Immunobiology                            1994           121,000            4,000        $11,778(2)                20,000(1)

Stephen P. Squinto, Ph.D...............     1996          $133,100           $4,000            --                    45,000
   Vice President of Research,              1995           131,158              --             --                    72,500
   Molecular Sciences                       1994           121,000            5,000            --                    20,000(1)

Bernadette L. Alford, Ph.D.............     1996          $145,000           $4,000            --                    45,000
   Vice President of Regulatory             1995           129,417              --         $25,500(2)                35,000(3)
   Affairs and Project Development          1994              --                --             --                      --


----------------

(1) Represents options that were canceled in connection with the Company's repricing of options which was approved by the company's Board of Directors during December 1994 and was consummated on May 1, 1995. The Board of Directors, after examining comparable companies and consulting with financial advisors and certain large investors established the fair market value of the Company's Common Stock during December 1994.

(2) Represents cash paid to Dr. Matis and Dr. Alford in connection with their joining the Company and their relocation to New Haven, Connecticut.

(3) Includes 15,000 options that were canceled in connection with the Company's repricing of options which was approved by the Company's Board of Directors during December 1994 and was consummated on May 1, 1995. The Board of Directors, after examining comparable companies and consulting with financial advisors and certain large investors established the fair market value of the Company's Common Stock during December 1994.

DIRECTOR COMPENSATION

     Directors may be granted options to purchase Common Stock under the 1992 Stock Option Plan and the 1992 Outside Directors Plan. During February 1996, Drs. Fried, Link and Marks, independent members of the Board and the members of the Company's audit and compensation committees, became entitled to receive an annual accrued stipend of $25,000, $8,000 and $8,000, respectively, which began to accrue on November 1, 1994. Per meeting fees were paid in the amounts of $1,500, $750, and $750 to Drs. Fried, Link and Marks, respectively. These per meeting fees were deducted from the accrued stipends which were paid during 1996. Effective September 9, 1996, all non-employee, non-Chairman members of the Board became entitled, with 75% attendance at Board meetings, to receive an annual accrued stipend of up to $8,000. The Chairman of the Board is entitled, with 75% attendance at Board meetings, to receive an annual accrued stipend of up to $25,000. Per meeting fees are paid in the amounts of $1,500 and $750 to the Chairman of the Board and non-employee members of the Board, respectively. These per meeting fees are deducted from the maximum annual accrued stipends which are to be paid in October of the following year.

     During fiscal year 1995, each non-employee director was granted non-qualified stock options to purchase 6,800 shares of Common Stock pursuant to the 1992 Stock Option Plan. In August 1992, each of Drs. Fried, Link and Marks received an option to purchase 7,500 shares of Common Stock under the 1992 Outside Directors' Stock Option Plan.

EMPLOYMENT AGREEMENTS

     Dr. Leonard Bell, President, Chief Executive Officer, Secretary and Treasurer of the Company, has a three-year employment agreement with the Company which expires on April 1, 2000. The agreement provides that Dr. Bell will be employed as the President and Chief Executive Officer of the Company and that the Company will use its best efforts to cause Dr. Bell to be elected to the Board of Directors for the term of the agreement. Dr. Bell currently receives an annual base salary of $250,000. The contract provides that if (i) Dr. Bell is dismissed for any reason other than cause (as defined in the employment agreement) or (ii) Dr. Bell terminates the employment agreement for certain reasons including (a) certain changes in control of the Company, (b) Dr. Bell's loss of any material duties or authority, (c) if the Chief Executive Officer is not the highest ranking officer of the Company, (d) an uncured material breach of the employment agreement by the Company and (e) the retention of any senior executive officer by the

Company, or an offer to pay compensation to any senior executive of the Company that in either case is unacceptable to Dr. Bell, in his reasonable judgment, then Dr. Bell shall be entitled to receive a lump sum cash payment equal to Dr. Bell's annual salary then in effect multiplied by the number of years remaining in the term of the employment agreement. In addition, upon such termination, all stock options and stock awards would vest and become immediately exercisable and remain exercisable through their original terms. If upon the termination of the employment agreement on April 1, 2000 Dr. Bell shall cease to be employed by the company in the capacity of chief executive officer by reason of the Company's decision not to continue to employ Dr. Bell as chief executive officer at least on terms substantially similar to those set forth in the existing employment agreement then Dr. Bell will be entitled to a severance payment equal to his annual salary during the final year of such employment agreement.

     Mr. David W. Keiser, Executive Vice President and Chief Operating Officer, has a five-year employment agreement with the Company which commenced in July 1992. Mr. Keiser currently receives an annual base salary of $157,643.

     Dr. Stephen P. Squinto, Vice President of Research, Molecular Sciences had a five-year employment agreement with the Company which terminated on March 23, 1997. The Company and Dr. Squinto are currently negotiating a new employment agreement. There can be no assurance that the Company will be able to enter into a new agreement with Dr. Squinto on terms satisfactory to the Company, or at all. Dr. Squinto currently receives an annual base salary of $138,424.

     Dr. Louis A. Matis, Vice President of Research, Immunobiology, has a five-year employment agreement with the Company which commenced in December 1993. Dr. Matis currently receives an annual base salary of $138,424.

     Under the employment agreements for each of Mr. Keiser and Drs. Squinto and Matis, if any of them, respectively, is dismissed for any reason other than cause (as defined in the employment agreement), death or disability, or if any of them, respectively, terminates the employment agreement because of an uncured material breach thereof by the Company, he shall be entitled to receive an amount equal to the greater of (a) the annual salary for the remainder of the then current year of employment and (b) six months salary at the annual rate for the then current year of employment.

     Dr. Bernadette L. Alford, Vice President of Regulatory Affairs and Project Management, has been employed by the Company since September 1994. Dr. Alford receives an annual base salary of $150,800 and, upon joining the Company, received a bonus of $20,000 and temporary living expenses of up to $6,000 for the first 12 months of her employment. If Dr. Alford is dismissed for any reason other than cause, death, or disability, she will be entitled to receive an amount equal to six months of her then annual salary. The Company has agreed to purchase a life insurance policy for $600,000 for Dr. Alford.

     All the Company's employment agreements require acknowledgement of the Company's possession of information created, discovered or developed by the employee/executive and applicable to the business of the Company and any client, customer or strategic partner of the Company. Each employee/executive also agreed to assign all rights he/she may have or acquire in proprietary information and to keep such proprietary information confidential and also agreed to certain covenants not to compete with the Company.

STOCK OPTION PLANS

1992 Stock Option Plan

     On February 27, 1992, the Board of Directors of the Company adopted, and the stockholders of the Company approved, the 1992 Stock Option Plan (the "1992 Plan"). The 1992 Plan, as amended, permits the granting of options to purchase an aggregate of 1,800,000 shares of the Company's Common Stock to key employees of and consultants to the Company or any of its subsidiaries as well as to directors of the Company whether or not employees. Options granted under the 1992 Plan may be either incentive stock options ("ISOs") or options which do not qualify as ISOs ("non-ISOs").

     The 1992 Plan is administered by the Compensation Committee, consisting of at least two members of the Board of Directors, chosen by the Board of Directors. The current members of the Compensation Committee are Max Link, Ph.D., John H. Fried, Ph.D., Timothy F. Howe and Leonard Marks, Jr., Ph.D. Subject to the provisions of the 1992 Plan, the Compensation Committee has the authority to determine the individuals to whom stock options will be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the vesting restrictions, if any, with respect to the exercise of the option, the terms for the payment of the option price and other terms and conditions. Payment for shares acquired upon exercise of an option may be made in cash and/or such other form of payment as may be permitted under the option agreement, including without limitation, previously owned shares of Common Stock.

     The exercise price for shares covered by an ISO may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% in the case of a grant to an individual who owns 10% or more of the outstanding stock of the Company or any subsidiary (a "10% Stockholder")). The exercise price for shares covered by a non-ISO may not be less than the par value of the Common Stock at the date of grant. Unless otherwise approved by the Committee, an option may not be exercised during the first 12 months after the date of its grant. All options must expire no later than ten years (five years in the case of an ISO granted to a 10% Stockholder) from the date of grant. In general, no option may be exercised more than three months after the termination of the optionee's service with the Company and any of its subsidiaries. However, the three-month period is extended to 12 months if the optionee's service is terminated by reason of disability or death. No individual may be granted ISOs that become exercisable for the first time in any calendar year for Common Stock having a fair market value at the time of grant in excess of $100,000. In addition, the 1992 Plan limits the maximum option grant which may be made to an employee in any calendar year to 200,000 shares.

     Options may not be transferred during the lifetime of an optionee. Subject to certain limitations set forth in the 1992 Plan and applicable law, the Board of Directors may amend or terminate the 1992 Plan. By its own terms, the 1992 Plan will terminate on February 26, 2002.


     At March 31, 1997, the Company has granted ISOs to purchase an aggregate of 775,304 shares of Common Stock at a weighted average exercise price per share of $5.03 and non-ISOs to purchase an aggregate of 401,380 shares of Common Stock at a weighted average exercise price per share of $6.58.


     Pursuant to Dr. Bell's option agreement, Dr. Bell received piggy-back registration rights with respect to the shares of Common Stock issuable upon the exercise of his non-ISOs. The Company agreed that to the extent it granted registration rights to any person or entity superior to, or on terms more favorable than, those set forth in the option agreement, the option agreement would be automatically amended to include the superior or more favorable registration rights. Dr. Bell elected not to exercise his registration rights in connection with this Offering.

Option Grants

     The following table sets forth information with respect to option grants in fiscal 1996 to the persons named in the Summary Compensation Table.


                                         OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                               Potential Realized
                                                    % of Total                                                  Value at Assumed
                                                     Options                                                     Annual Rates of
                                    Number of       Granted to                                                     Stock Price
                                   Securities       Employees       Exercise      Market                        Appreciation for
                                   Underlying           in             or        Price on                        Option Term (3)
                                     Options       Fiscal Year     Base Price    Date of      Expiration     ----------------------
Name                              Granted(#)(1)        (2)           ($/Sh)        Grant         Date         5% ($)       10% ($)
----                              -------------    -----------     ----------    --------     ----------     --------    ----------
Leonard Bell, M.D...............     75,000           18.5          $10.00       $10.00       05/17/2006     $471,667    $1,195,304

David W. Keiser.................     50,000           12.3           10.00        10.00       05/17/2006      314,445       796,869

Louis A. Matis, M.D.............     45,000           11.1           10.00        10.00       05/17/2006      283,000       717,182

Stephen P. Squinto, Ph.D........     45,000           11.1           10.00        10.00       05/17/2006      283,000       717,182

Bernadette L. Alford, Ph.D......     45,000           11.1           10.00        10.00       05/17/2006      283,000       717,182

---------------------

(1) Options vest ratably over four years on the anniversary date of the grant unless otherwise indicated.
(2) Based upon options to purchase 405,800 shares granted to all employees during fiscal 1996.
(3) The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.



     The following table sets forth information with respect to (i) stock options exercised in 1996 by the persons named in the Summary Compensation Table and (ii) unexercised stock options held by such individuals at July 31, 1996.


                          AGGREGATED OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                         Number of Unexercised              Value of Unexercised,
                                                                        Options Held at Fiscal            In-the-Money Options at
                                      Shares                                   Year End                    Fiscal Year End ($)(1)
                                   Acquired on         Value         -----------------------------     -----------------------------
                 Name              Exercise (#)     Realized ($)     Exercisable     Unexercisable     Exercisable     Unexercisable
                 ----              ------------     ------------     -----------     -------------     -----------     -------------
Leonard Bell, M.D...............        0                0             112,500          222,500          $119,843        $543,906

David W. Keiser.................        0                0              17,500          107,500            64,529         212,029

Louis A. Matis, M.D.............        0                0              38,750           88,750           142,889         161,327

Stephen P. Squinto, Ph.D........        0                0              28,750           88,750           106,014         161,327

Bernadette L. Alford, Ph.D......        0                0               8,750           71,250            32,265          96,796


-----------------

(1) Based on the average of the high and low sale price of the Company's common stock on July 31, 1996 of $6.0625.

1992 OUTSIDE DIRECTORS' STOCK OPTION PLAN

     The Company's 1992 Outside Directors' Stock Option Plan (the "Directors' Option Plan") was adopted by the Board of Directors in August 1992, approved by its stockholders in September 1992 and was amended in November 1995. The Directors' Option Plan provides for the automatic grant of options to purchase shares of Common Stock to directors of the Company who are not officers, nor employees nor consultants of the Company or any of its subsidiaries (other than the Chairman of the Board of Directors of the Company who shall be eligible) ("Outside Directors"). Subject to the provisions of the Directors' Option Plan, the Board has the power and authority to interpret the Directors' Plan, to prescribe, amend and rescind rules and regulations relating to the Directors' Plan and to make all other determinations deemed necessary or advisable for the administration of the Directors' Option Plan. No participant may participate in any determination of the Board concerning options granted to such Participant under the Directors' Option Plan.

     Under the Directors' Option Plan, each Outside Director receives an option to purchase 7,500 shares of Common Stock on the date of his or her election to the Board. In addition, under the Directors' Option Plan, each Outside Director receives an option to purchase 2,000 shares of Common Stock on the date of each annual meeting of stockholders at which he or she is reelected as a director, if he or she is still an Outside Director on such date and has attended, either in person or by telephone, at least seventy-five percent (75%) of the meetings of the Board of Directors that were held while he or she was a director since the prior annual meeting of stockholders. All options granted under the Outside Directors' Plan will have an exercise price equal to the fair market value on the date of grant. Options granted under the Outside Directors' Plan vest in three equal annual installments beginning on the first anniversary of the date of grant.

     Pursuant to the Directors' Option Plan, on August 5, 1992, each of Drs. John H. Fried, Max Link and Leonard Marks, Jr., directors of the Company, received options to purchase 7,500 shares of the Company's Common Stock at an exercise price of $7.50 per share.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law (the "Delaware Law"), the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Company or its stockholders for monetary damages for breach of their fiduciary duty to the maximum extent permitted by the Delaware Law. The Delaware Law does not permit liability to be eliminated (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted in
Section 145 of the Delaware Law, the Certificate of Incorporation of the Company provides that the Company shall indemnify its directors and executive officers to the fullest extent permitted by Delaware Law, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions. The Certificate of Incorporation also provides that the Company may advance expenses to directors and executive officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

     The Company entered into indemnity agreements with each of its directors and executive officers that provide the maximum indemnity allowed to director and executive officers by the Delaware Law and the Company's Certificate of Incorporation, subject to certain exceptions, as well as certain additional procedural protections. In addition, the indemnity agreements provide generally that the Company will advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be entitled to indemnification subject to certain exceptions.

     The indemnification provisions in the Company's Certificate of Incorporation and the indemnity agreements between the Company and its directors and executive officers may permit indemnification for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In addition, the Company has director and officer liability insurance.

                              CERTAIN TRANSACTIONS


     In July 1995, the Company entered into a series of agreements with US Surgical relating to a collaboration for the development of non-human UniGraft organ products designed for transplantation into humans. In furtherance of the joint collaboration, US Surgical also purchased $4.0 million of the Company's Common Stock, at a price of $8.75 per share and agreed to fund up to $7.5 million for the completion of preclinical research and development of the UniGraft program, a portion of which is dependent on the achievement of development milestones. US Surgical, a principal stockholder of the Company, purchased approximately ten percent of the shares of Common Stock offered at the Company's initial public offering. US Surgical beneficially owns an aggregate of 657,142 shares of Common Stock or approximately 9.0% of the outstanding shares. Through January 31, 1997, the Company has received approximately $3.0 million in research and development support under its collaboration with US Surgical.


     Between December 1994 and March 1995, the Company consummated the sale of an aggregate of 1,986,409 shares of Series A Preferred Stock for an aggregate consideration of $3,774,177. Each two and one-half shares of Series A Preferred Stock were converted into one share of Common Stock. Certain of the Company's principal stockholders, selling stockholders, directors and relatives of directors purchased shares of Series A Preferred Stock on the same terms as all of the other purchasers of Series A Preferred Stock. See "Selling Stockholders".

     In June and October 1992, the Company entered into certain patent licensing agreements with Oklahoma Medical Research Foundation ("OMRF") and Yale University ("Yale"). The agreements provide that the Company agreed to pay such institutions royalties based on sales of products incorporating technology licensed thereunder and also license initiation fees, including annual minimum royalties that increase in amount based on the status of product development and the passage of time. Under policies of OMRF and Yale, the individual inventors of patents are entitled to receive a percentage of the royalties and other license fees received by the licensing institution. Certain founders of and scientific advisors to the Company are inventors under such patent and patent applications (including Drs. Bell and Madri, directors of the Company, and Dr. Squinto, the Vice President of Research, Molecular Sciences of the Company, with respect to patent applications licensed from Yale) and, therefore, entitled to receive a portion of such royalties and other fees payable by the Company.

     In June 1992, the Company and OMRF entered into a research agreement with respect to the development of complement inhibitors, pursuant to which Drs. Peter Sims and Theresa Wiedmer, scientific advisors to the Company, serve as principal investigators. Per the research agreement, the Company has paid an aggregate of $1,000,000 over a four-year period through October 1, 1996. There can be no assurance that the research agreement will result in discoveries useful to the Company. As the principal investigators under the sponsored research programs under the research agreement, Drs. Sims and Wiedmer will directly benefit from the payments. Dr. Sims is currently the Associate Director for Research of The Blood Center of Southeastern Wisconsin and the research operations of Dr. Sims and Dr. Wiedmer are conducted at The Blood Center. OMRF has assigned to The Blood Center, and The Blood Center has accepted, all rights, responsibilities and obligations of OMRF under the research and development agreement. Drs. Sims and Wiedmer are married to each other.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information as of March 31, 1997 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the "SEC")) of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock;
(ii) each director; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and (iv) all directors and named executive officers of the Company as a group.


                                                   Number of Shares              Percentage of
          Name And Address                           Beneficially             Outstanding Shares
       of Beneficial Owner(1)                          Owned(2)                 of Common Stock
       ----------------------                      ----------------           ------------------

Collinson Howe Venture Partners
     1055 Washington Boulevard, 5th Floor
     Stamford, Connecticut 06901(3)..............      747,491                       10.1%
Biotechnology Investment Group, L.L.C.
     c/o Collinson Howe Venture Partners
     1055 Washington Boulevard, 5th Floor
     Stamford, Connecticut 06901(4)(5)...........      697,575                        9.5%
United States Surgical Corporation
     150 Glover Avenue
     Norwalk, Connecticut 06856..................      657,142                        9.0%
Pioneering Management Corporation
     60 State Street
     Boston, MA 02109(6).........................      500,000                        6.8%
Oak Investment Partners
     c/o Oak Investment Partners V
     One Gorham Island
     Westport, Connecticut 06880(7)..............      495,884                        6.7%
INVESCO Global Health Sciences Fund
     c/o INVESCO Trust Company
        attn: Health Care Group
     7800 E. Union Avenue, Ste. 800
     Denver, Colorado 80237(8)...................      466,776                        6.3%
Mehta and Isaly Asset Management, Inc.
     41 Madison Avenue - 40th Floor
     New York, NY 10010(9).......................      450,000                        6.1%

Timothy F. Howe(10)..............................      749,191                       10.2%
Eileen M. More(11)...............................      517,584                        7.0%
Leonard Bell, M.D.(12)...........................      334,850                        4.4%
John H. Fried, Ph.D.(13).........................       86,436                        1.2%
Stephen P. Squinto, Ph.D(14).....................      111,700                        1.5%
David W. Keiser(15)..............................       89,800                        *
Joseph Madri, Ph.D., M.D(16).....................       51,700                        1.2%
Louis A. Matis, M.D.(17).........................       83,650                        *
Max Link, Ph.D(18)...............................       21,423                        *
Leonard Marks, Jr., Ph.D(19).....................       11,900                        *
Bernadette L. Alford, Ph.D.(20)..................       28,850                        *

Directors and Executive Officers
  as a group (11 persons)(21)....................    2,087,084                       26.5%


-----------------

*    Less than one percent

(1) Unless otherwise indicated, the address of all persons is 25 Science Park, Suite 360, New Haven, Connecticut 06511.

(2) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.

(3) Collinson Howe Venture Partners, Inc. ("CHVP") is a venture capital investment management firm which is the managing member of Biotechnology
     Investment Group, L.L.C. ("Biotechnology Group"), and is the investment advisor to Schroders, Inc., Schroder Ventures Limited Partnership
     ("Schroder Partnership") and Schroder Ventures U.S. Trust ("Schroder
     Trust"). As such, CHVP shares beneficial ownership of the shares listed above which include (i) 697,575 shares, 21,052 shares, 16,842 and 4,210 shares of Common Stock owned by Biotechnology Group, Schroders, Inc.,
     Schroder Partnership and Schroder Trust, respectively, and (ii) 7,812 shares issuable upon the exercise of warrants owned by Schroders, Inc. Pursuant to this registration statement 42,105 of such shares have been registered for resale. See "Selling Stockholders." Timothy F. Howe, a director of the Company, is the Vice President and a stockholder of CHVP. As such he has shared investment and voting power over the shares beneficially owned by CHVP.

(4) Biotechnology Group is a limited liability company which invests in and otherwise deals with securities of biotechnology and other companies. The members of Biotechnology Group are (i) the managing member, CHVP, an investment management firm of which Jeffrey J. Collinson is President, sole director and majority stockholder and Timothy F. Howe, a director of the Company, is a Vice President and a stockholder, (ii) The Edward Blech Trust ("EBT"), and (iii) Wilmington Trust Company ("WTC"), as voting trustee under a voting trust agreement (the "Voting Trust Agreement"), among WTC, Biotechnology Group and BIO Holdings L.L.C. ("Holdings"). The managing member of Biotechnology Group is CHVP. Each of Citibank, N.A. ("Citibank") and Holdings has the right pursuant to the Voting Trust Agreement to direct the actions of WTC as a member of Biotechnology Group. WTC, as the member holding a majority interest in Holdings, has the right to direct the actions of Holdings under the Voting Trust Agreement. Citibank, pursuant to a separate voting trust agreement among WTC, David Blech and Holdings, has the right to direct the actions of WTC as a member of Holdings with respect to the rights of Holdings under the Voting Trust Agreement. Pursuant to this registration statement 206,075 of such shares have been registered for resale. See "Selling Stockholders."

(5) By virtue of their status as members of the Biotechnology Group, each of CHVP and EBT may be deemed the beneficial owner of all shares held of record by Biotechnology Group (the "Biotechnology Group Shares"). By virtue of his status as the majority owner and controlling person of CHVP, Jeffrey J. Collinson may also be deemed the beneficial owner of the Biotechnology Group Shares. Each of CHVP, EBT and Jeffrey J. Collinson disclaims beneficial ownership of any Biotechnology Group Shares except to the extent, if any, of such person's actual pecuniary interest therein.

(6) This figure is based upon information set forth in a Schedule 13G dated January 9, 1997, filed by Pioneering Management Corporation.

(7) Includes 408,571 shares owned by Oak Investment V Partners and 9,189 shares owned by Oak Investment V Affiliates, two affiliated limited partnerships (collectively, "Oak Investments"). In addition, Oak Investments' beneficial ownership includes 78,124 shares which may be acquired upon the exercise of warrants.

(8) Includes 31,250 shares which may be acquired upon the exercise of warrants. Pursuant to this registration statement 241,776 of such shares have been registered for resale. See "Selling Stockholders."

(9) This figure is based upon information set forth in a Schedule 13D dated January 6, 1997, filed by a group consisting of Samuel D. Isaly, Viren Mehta and certain entities affiliated with these individuals including Pharma/Health, M and I Investors, Inc., Caduceus Capital, L.P.,
     Caduceus Capital Management, Inc. and Worldwide Health Services Portfolio.

(10) Consists of shares beneficially owned by CHVP (See footnote 3 above). Includes 1,700 shares which may be acquired upon the exercise of options within 60 days of March 31, 1997. Excludes 5,100 shares obtainable through the exercise of options granted to Mr. Howe which are not exercisable within 60 days of March 31, 1997. Mr. Howe disclaims beneficial ownership of shares held or beneficially owned by CHVP.

(11) Includes 21,700 shares of Common Stock which may be acquired upon the exercise of options granted to Eileen More and 495,844 shares owned by Oak Investments. Excludes 5,100 shares obtainable through the exercise of options granted to Ms. More which are not exercisable within 60 days of March 31, 1997. Ms. More is a General Partner at Oak Investments.

(12) Includes 176,250 shares of Common Stock that may be acquired upon the exercise of options within 60 days of March 31, 1997 and 300 shares, in aggregate, held in the names of Dr. Bell's three minor children. Excludes 158,750 shares obtainable through the exercise of options which are not exercisable within 60 days of March 31, 1997 and 90,000 shares held in trust for Dr. Bell's children of which Dr. Bell disclaims beneficial ownership. Dr. Bell disclaims beneficial ownership of the shares held in the name of his minor children.

(13) Includes 4,686 shares that may be acquired upon the exercise of warrants and 10,900 shares that may be acquired on the exercise of options that are exercisable within 60 days of March 31, 1997. Excludes 3,400 shares obtainable through the exercise of options which are not exercisable within 60 days of March 31, 1997.

(14) Includes 55,000 shares of Common Stock which may be acquired upon the exercise of options granted to Dr. Squinto within 60 days of March 31, 1997 and 4,200 shares, in aggregate, held in the names of Dr. Squinto's two minor children of which 4,000 shares are in two trusts managed by his wife. Excludes 62,500 shares obtainable through the exercise of options granted to Dr. Squinto which are not exercisable within 60 days of March 31, 1997. Dr. Squinto disclaims beneficial ownership of the shares held in the name of his minor children and the foregoing trusts.

(15) Includes 47,500 shares which may be acquired upon the exercise of options within 60 days of March 31, 1997 and 300 shares, in aggregate, held in the names of Mr. Keiser's three minor children. Excludes 77,500 shares obtainable through the exercise of options granted to Mr. Keiser, which are not exercisable within 60 days of March 31, 1997. Mr. Keiser disclaims beneficial ownership of the shares held in the name of his minor children.

(16) Includes 6,700 shares that may be acquired upon the exercise of options within 60 days of March 31, 1997. Excludes 5,100 shares obtainable through the exercise of options which are not exercisable within 60 days of March 31, 1997.

(17) Includes 65,000 shares of Common Stock which may be acquired upon the exercise of options granted to Dr. Matis within 60 days of March 31, 1997 and 150 shares, in aggregate, held in the names of Dr. Matis' three minor children. Excludes 62,500 shares obtainable through the exercise of options, granted to Dr. Matis, which are not exercisable within 60 days of March 31, 1997. Dr. Matis disclaims beneficial ownership of the shares held in the name of his minor children.

(18) Excludes 3,400 shares obtainable through the exercise of options, granted to Dr. Link, which are not exercisable within 60 days of March 31, 1997.

(19) Includes 10,900 shares which may be acquired upon the exercise of options within 60 days of March 31, 1997. Excludes 3,400 shares obtainable through the exercise of options granted to Dr. Marks, which are not exercisable within 60 days of March 31, 1997.

(20) Consists of 28,750 shares of Common Stock which may be acquired upon the exercise of options granted to Dr. Alford within 60 days of March 31, 1997 and 100 shares held in the name of Dr. Alford's minor child. Excludes 51,250 shares obtainable through the exercise of options, granted to Dr. Alford, which are not exercisable within 60 days of March 31, 1997.

(21) Consists of shares beneficially owned by Drs. Alford, Bell, Fried, Link, Madri, Marks, Matis and Squinto and Mr. Keiser, Mr. Howe and Ms. More. Includes 90,622 shares of Common Stock which may be acquired upon the exercise of warrants within 60 days of March 31, 1997 and 424,400 shares of Common Stock which may be acquired upon the exercise of options within 60 days of March 31, 1997.


                              SELLING STOCKHOLDERS


     The following table sets forth information as of March 31, 1997 except as otherwise noted, with respect to the number of shares of Common Stock beneficially owned by each of the Selling Stockholders. No Selling Stockholder will beneficially own more than one percent of the outstanding Common Stock upon consummation of the offering contemplated hereby, except Biotechnology Investment Group, L.L.C. which will beneficially own approximately 6.7% of the outstanding Common Stock upon consummation of the offering.


                                                                               Number of           Number of
                                                                               Shares of           Shares of
                                                                             Common Stock        Common Stock
Selling                                                                      Beneficially         Registered
Stockholder                                                                      Owned              Herein
--------------------------------------------------------------------------   ------------        ------------

Allen & Company, Inc. (1)                                                        18,998             18,998
Benjamin M. Schaffer and Marlene Y. Schaffer, as Joint Tenants (2)........        4,833              1,333
David Thalheim (3)........................................................        5,000              5,000
Albert Balik (4)..........................................................       16,666             16,666
Erica Jesselson, Michael G. Jesselson and Joseph Levine,
  Trustees UIT 8/21/74 M/B/Benjamin J. Jesselson (5)......................        8,332              8,332
Erica Jesselson, Michael G. Jesselson and Joseph Levine,
  Trustees UIT 4/8/71 F/B/O Michael G. Jesselson (5)......................        8,332              8,332
Erica Jesselson, Lucy Lang, Claire Strauss,
  Michael G. Jesselson, Benjamin J. Jesselson, Trustees,
  UID 12/18/80 F/B/O A. Daniel Jesselson (5)..............................        8,332              8,332
Ludwig Jesselson (6)......................................................       16,666             16,666
Stephen L. Ross (7).......................................................       13,166              9,833
Amerindo Investment Advisors, Inc. (8)....................................       33,332             33,332
Mary Cullen (9)...........................................................       14,894             14,894
Bruce Allen (10)..........................................................       29,374             29,374
Howard Lockwood and Eve Lockwood as Joint Tenants (11)....................        9,999              9,999
Amerindo Technology Growth Fund (12)......................................      142,405            142,405
Brad Butler (13)..........................................................        3,905                781
Richard C. Lowery (14)....................................................        9,374              9,374
Connecticut Innovations, Inc. (15)........................................       27,302             27,302
Joseph Giamanco (16)......................................................          781                781
Ronald Menello (17).......................................................        4,686              4,686
Norman Sieden (18)........................................................        3,124              3,124
David H. Berman, M.D. (19)................................................        4,686              4,686
Barbara & Michael Balsam JTROS (20).......................................        4,686              4,686
Lawrence Chimerine (21)...................................................        6,124              6,124
Lester J. Patrizi & Joanne Gottringe-Patrizi, M.D. as JTROS (22)..........        4,686              4,686
Joel Stuart (23)..........................................................        4,686              3,124
Steven Altman (24)........................................................        3,905              3,905
Schroders Incorporated (25)...............................................       28,864             21,052
Susan Walker (26).........................................................        3,905              3,905
J.F. Shea & Co., Inc. as Nominee 1993-18 (27).............................       41,776             35,526
Dan Smargon & Audrey Viterbi JTWROS (28)..................................       12,500             12,500
The Andrew J. & Erna F. Viterbi Family Trust U/A 8/5/80(29)...............       57,500             25,000
John Benesh (30)..........................................................          500                500
Joshua Schein (31)........................................................        2,000              2,000
Biotechnology Investment Group, L.L.C.....................................      697,575            206,075
Global Health Sciences Fund (32)..........................................      466,776            241,776
Schroder Ventures Limited Partnership.....................................       16,842             16,842
Schroder Ventures U.S. Trust..............................................        4,211              4,211
Yale University...........................................................      105,623            105,623
Erica Jesselson...........................................................       93,750             93,750
Lawrence Zaslow (33)......................................................        1,218              1,218
Esther Blech (34) ........................................................       15,624             15,624
David Blech (35) .........................................................       47,078             47,078
D. Blech & Company, Inc. (36) ............................................       73,229             73,229
Jonathon Stern (37) ......................................................        4,686              4,686
Avner Hacohen (38) .......................................................        3,750              3,750
David Kaufman (39) .......................................................        2,500              2,500
Tom Lanier (40) ..........................................................        2,343                781
Judson Cooper (41) .......................................................        2,878              2,878
Celestial Charitable Remainder Trust (42) ................................      204,166            204,166
Freedom Charitable Trust (43) ............................................       39,071             39,071
Blech Family Trust (44) ..................................................       37,500             37,500
Hannamarie Wirtz (45) ....................................................        4,686              4,686
Dr. Franz Wirtz (45) .....................................................        4,686              4,686
Carl Goldfisher (46) .....................................................        2,000              2,000



--------------------
(1) Of the 18,998 shares beneficially owned and registered by this Selling Stockholder, 3,124 Shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share and 3,374 Shares are issuable upon the exercise of Warrants to purchase Common Stock at an exercise price of $12.50 per share.

(2) Of the 4,833 shares beneficially owned by this Selling Stockholder, 1,666 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $15.00 per share. The 1,333 shares registered by this Selling Stockholder are issuable upon the exercise of such warrants.

(3) The 5,000 shares beneficially owned and registered by this Selling Stockholder are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(4) Of the 16,666 shares beneficially owned and registered by this Selling Stockholder, 3,333 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(5) Of the 8,332 shares beneficially owned and registered by this Selling Stockholder, 1,666 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(6) Of the 16,666 shares beneficially owned and registered by this Selling Stockholder, 3,333 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(7) Of the 13,166 shares beneficially owned by this Selling Stockholder, the 9,833 shares registered herein are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(8) Of the 33,332 shares beneficially owned and registered by this Selling Stockholder, 6,666 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share. The 26,666 shares registered by this Selling Stockholder do not include the 6,666 shares underlying the warrants.

(9) Of the 14,894 shares beneficially owned and registered by this Selling Stockholder, 2,978 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(10) Of the 29,374 shares beneficially owned and registered by this Selling Stockholder, 5,874 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(11) Of the 9,999 shares beneficially owned and registered by this Selling Stockholder, 3,333 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $15.00 per share.

(12) Of the 142,405 shares beneficially owned and registered by this Selling Stockholder, 24,270 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share. The 118,135 shares registered by this Selling Stockholder exclude the 24,270 shares underlying the warrants.

(13) Of the 3,905 shares beneficially owned by this Selling Stockholder, the 781 shares registered herein are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(14) Of the 9,374 shares beneficially owned and registered by this Selling Stockholder, 3,124 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $15.00 per share.

(15) Of the 27,302 shares beneficially owned and registered by this Selling Stockholder, 6,250 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(16) The 781 shares beneficially owned and registered by this Selling Stockholder are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(17) Of the 4,686 shares beneficially owned and registered by this Selling Stockholder, 1,562 shares are issuable upon exercise of warrants to purchase Common Stock at an exercise price of $15.00 per share.

(18) The 3,124 shares beneficially owned and registered by this Selling Stockholder are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(19) Of the 4,686 shares beneficially owned and registered by this Selling Stockholder, 1,562 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $15.00 per share.

(20) Of the 4,686 shares beneficially owned and registered by this Selling Stockholder, 1,562 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $15.00 per share.

(21) Of the 6,124 shares beneficially owned and registered by this Selling Stockholder, 781 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(22) Of the 4,686 shares beneficially owned and registered by this Selling Stockholder, 1,562 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $15.00 per share.

(23) Of the 4,686 shares beneficially owned by this Selling Stockholder, 1,562 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $15.00 per share. The 3,124 shares registered by the Selling Stockholder do not include the 1,562 shares underlying the warrants.

(24) Of the 3,905 shares beneficially owned and registered by this Selling Stockholder, 781 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(25) Of the 28,864 shares beneficially owned by this Selling Stockholder, 7,812 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share. The 21,052 shares registered by the Selling Stockholder do not include the 7,812 shares underlying the warrants.

(26) Of the 3,905 shares beneficially owned and registered by this Selling Stockholder, 781 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(27) Of the 41,776 shares beneficially owned by this Selling Stockholder, 6,250 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share. The 35,526 shares registered by the Selling Stockholder do not include the 6,250 shares underlying the warrants.

(28) The 12,500 shares beneficially owned and registered by this Selling Stockholder are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(29) Of the 57,500 shares beneficially owned by this Selling Stockholder, 12,500 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $15.00 per share. The 25,000 shares registered by the Selling Stockholder do not include the 12,500 shares underlying the warrants.


(30) The 500 shares beneficially owned and registered by this Selling Stockholder are issuable upon the exercise of Warrants to purchase Common Stock at an exercise price of $7.50 per share.

(31) The 2,000 shares beneficially owned and registered by this Selling Stockholder are issuable upon the exercise of Warrants to purchase Common Stock at an exercise price of $7.50 per share.


(32) Of the 466,776 shares beneficially owned and registered by this Selling Stockholder, 31,250 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.




(33) The 1,218 shares beneficially owned and registered by this Selling Stockholder are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $12.50 per share.

(34) The 15,624 shares beneficially owned and registered by the Selling Stockholder are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(35) The 47,078 shares beneficially owned and registered by the Selling Stockholder are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(36) Of the 73,229 shares beneficially owned and registered by the Selling Stockholder, 20,000 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $15.00 per share, and 53,229 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(37) Of the 4,686 shares beneficially owned and registered by the Selling Stockholder, 1,562 shares are issuable upon the exercise of warrants to purchase Common Stock of an exercise price of $7.50 per share.

(38) The 3,750 shares beneficially owned and registered by this Selling Stockholder are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(39) The 2,500 shares beneficially owned and registered by this Selling Stockholder are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $12.50 per share.

(40) Of the 2,343 shares beneficially owned by this Selling Stockholder, the 781 shares registered herein are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $15.00 per share.

(41) The 2,878 shares beneficially owned and registered by the Selling Stockholder are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(42) Of the 204,166 shares beneficially owned and registered by the Selling Stockholder, 54,166 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(43) Of the 39,071 shares beneficially owned and registeered by this Selling Stockholder, 7,812 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(44) The 37,500 shares beneficially owned and registered by this Selling Stockholder are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.

(45) Of the 4,686 shares beneficially owned and registered by this Selling Stockholder, 1,562 shares are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $15.00 per share.

(46) The 2,000 shares beneficially owned and registered by the Selling Stockholder are issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $7.50 per share.


                           DESCRIPTION OF SECURITIES

     The Company's authorized capital stock consists of 30,000,000 shares, consisting of 25,000,000 shares of Common Stock, $.0001 par value, and 5,000,000 shares of Preferred Stock, $.0001 par value.


     As of March 31, 1997, there were 7,369,387 shares of Common Stock outstanding, which were held of record by approximately 600 stockholders.


COMMON STOCK

     Holders of Common Stock are entitled to one vote for each Share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock are not entitled to cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All the outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

PREFERRED STOCK

     Shares of Preferred Stock may be issued in one or more series and the Board of Directors of the Company has the power to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as the Board of Directors shall deem appropriate, without any further vote or action by the stockholders of the Company.

     Preferred Stock could be issued by the Board of Directors with voting and conversion rights that could adversely affect the voting power of the holders of the Common Stock. In addition, because the terms of the Preferred Stock may be fixed by the Board of Directors of the Company without stockholder action, the Preferred Stock could be issued quickly with terms calculated to defeat or delay a proposed takeover of the Company, or to make the removal of the management of the Company more difficult. Under certain circumstances, this would have the effect of decreasing the market price of the Common Stock.


RIGHTS TO PURCHASE PREFERRED STOCK

     On February 14, 1997, the Board of Directors of Alexion declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock of the Company. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Junior Participating Cumulative Preferred Stock, par value $1.00 per share ("Preferred Stock") at a price of $75.00 per one-hundredth of a share (the "Purchase Price"), subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

     The Rights are not exercisable until the Distribution Date, which means the date of the earlier to occur of (i) ten business days following the time (the "Stock Acquisition Date") of a public announcement or notice to the Company that a person or group of affiliated or associated persons has acquired beneficial ownership (as defined in the Rights Agreement) of 20% or more of the outstanding shares of Common Stock of the Company (such 20% beneficial owner, an "Acquiring Person"), or (ii) ten business days, or such later date as may be determined by the Board of Directors of the Company, after the date of the commencement or announcement by a person of an intention to make a tender offer or exchange offer for an amount of Common Stock which, together with the shares of such stock already owned by such person, constitutes 20% or more of the outstanding shares of such Common Stock.

     The Rights will expire on March 6, 2002, unless earlier redeemed by the Company as described below.

     In the event that after the Stock Acquisition Date the Company is acquired in a merger or other business combination transaction or 50% or more of its assets, cash flow or earning power are sold or otherwise transferred, each holder of a Right shall have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value (as defined in the Rights Agreement) of two times the exercise price of the Right. In the event that the Company were the surviving corporation of a merger and its Common Stock were changed or exchanged, each holder of a Right will thereafter have the right to receive upon exercise that number of shares of common stock of the other party to the transaction having a market value of two times the exercise price of the Right.

     In the event that a person or group becomes an Acquiring Person (otherwise than pursuant to a tender offer or exchange offer for all outstanding shares of Common Stock at a price and on terms which are determined to be fair and in the best interests of the Company and its stockholders by a majority of the members of the Board of Directors of the Company who are not Acquiring Persons or representatives or nominees of or affiliated or associated with an Acquiring Person), each holder of a Right, other than Rights that were beneficially owned by the Acquiring Person, will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value (as defined in the Rights Agreement) of two times the exercise price of the Right. A person or group will not be deemed to be an Acquiring Person if the Board of Directors of the Company determines that such person or group became an Acquiring Person inadvertently and such person or group promptly divests itself of a sufficient number of shares of Common Stock so that such person or group is no longer an Acquiring Person.

     Upon certain conditions, at any time prior to the earlier of (i) ten business days after the Stock Acquisition Date and (ii) March 6, 2002, the Company, by resolution of its Board of Directors, may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price").

     At any time after a person becomes an Acquiring Person and prior to the acquisition by such person of 50% or more of the outstanding Common Stock of the Company, the Board of Directors of the Company, with the concurrence of a majority of the Continuing Directors, may exchange the Rights (other than Rights beneficially owned by such person which have become void), in whole or in part, for Common Stock of the Company at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

     Each share of Preferred Stock purchasable upon exercise of the Rights will have a minimum preferential dividend of $10.00 per year, but will be entitled to receive, in the aggregate, a dividend of 100 times the dividend declared on a share of Common Stock. In the event of liquidation, the holders of the shares of Preferred Stock will be entitled to receive a minimum liquidation payment of $100.00 per share, but will be entitled to receive an aggregate liquidation payment equal to 100 times the payment to be made per share of Common Stock. Each share of Preferred Stock will have 100 votes, voting together with the shares of Common Stock. In addition, if dividends on the Preferred Stock are in arrears for four consecutive quarterly payment periods, the holders of the Preferred Stock will have the right, voting as a class, to elect two members of the Board of Directors. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Common Stock. The rights of the shares of Preferred Stock as to dividends and liquidation and in the event of mergers and consolidations, are protected by antidilution provisions.

     Until a Right is exercised, the holder thereof as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

WARRANTS

     The Company has issued Placement Warrants to purchase an aggregate of 182,930 shares of Common Stock of the Company. Purchase Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at a purchase price of $15.00, subject to adjustment in certain circumstances, at any time prior to the close of business on December 4, 1997. All of such warrants were outstanding at March 31, 1997.

     The Company has issued Placement Agent Warrants to purchase an aggregate of 11,404 shares of Common Stock of the Company. Each Placement Agent Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $12.50, subject to adjustment in certain circumstances, at any time prior to the close of business on December 4, 1997. All of such warrants were outstanding at March 31, 1997.

     The Company also has issued Exchange Warrants to purchase an aggregate of 550,501 shares of Common Stock of the Company. Each Exchange Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $7.50, subject to adjustment in certain circumstances, at any time prior to the close of business on December 4, 1997. At March 31, 1997 Exchange Warrants to purchase an aggregate 531,335 shares of Common Stock were outstanding.

     The Warrants are redeemable on 30 days' prior written notice at any time after an initial public offering by the Company that the average closing bid price or closing price, as the case may be, of a share of Common Stock for the 20 consecutive trading days ending within five business days prior to the date on which the Company gives notice of its intent to repurchase equals or exceeds 200% of the Warrant exercise price. The redemption price of the Warrants is an amount equal to $.05 multiplied by the number of shares of Common Stock receivable upon exercise.

     The exercise price of the Warrants and the number and kind of shares for Common Stock, or other securities and property issuable upon exercise of the Warrants are subject to adjustment upon a stock split, stock dividend or subdivision. Additionally, an adjustment will be made upon the sale of all or substantially all of the assets of the Company in order to enable holders of Warrants to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of the Warrants.

     The Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the Warrant holders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

     No Warrant is exercisable unless (i) at the time of exercise the Company has filed with the Securities and Exchange Commission a registration statement covering the issuance of shares of Common Stock issuable upon exercise of the Warrant and the issuance of shares has been registered or qualified or is deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the Warrant and (ii) the Warrant is surrendered to the Company together with an executed assignment form and is guaranteed by a commercial bank or member of the New York Stock Exchange. In no event shall the Company be obligated to effect any transfer of the Warrant or the shares of Common Stock issuable upon exercise.

     The Warrants are subject to certain registration rights agreements described below.


     In addition, the Company also has outstanding warrants to purchase 220,000 shares of Common Stock at an initial exercise price of $9.90 per share which were issued to Josephthal Lyon & Ross Incorporated, the underwriter of the Company's initial public offering, for a nominal consideration in connection with the Company's public offering. These warrants are initially exercisable at a price of $9.90 per share for a period of forty-two (42) months commencing on August 27, 1997.


REGISTRATION RIGHTS

     In connection with the Company's private placements of Units consisting of Common Stock and Placement Warrants in 1993 and 1994, the Company executed a Registration Rights Agreement. The Registration Rights Agreement, as amended, provides that the Company is obligated to prepare and file, no later than nine months after completion of the initial public offering, a registration statement under the Securities Act to permit resales of certain shares of Common Stock (including shares of Common Stock issuable upon the exercise of the Placement Warrants) in the public trading market. The Company is obligated to use its best efforts to cause the registration statement to become effective as soon as reasonably possible after such filing and keep the registration statement effective until March 13, 1997. The Company will bear the expense of the registration of the shares, except any underwriting discounts and commissions. The benefits of the Registration Rights Agreement were extended to the shares of Common Stock sold to US Surgical in connection with its collaboration with the Company. In addition, any holder of over $1,000,000 of Units has certain demand registration rights at any time up to and including March 14, 1997. This registration statement satisfies the Company's obligation under the Registration Rights Agreement and the demand registration rights.

     Pursuant to an Investor's Rights Agreement (the "Rights Agreement"), the owners of 794,554 shares of Common Stock which was issued in conversion of the Company's Series A Preferred Stock have the right to demand that the Company register such shares of Common Stock on two occasions (or, subject to certain limitations, an unlimited number of times if the Company is eligible to effect the registration on Form S-3) at any time. In addition, the holders of Common Stock issued upon conversion of the Series A Preferred Stock have certain "piggy-back" registration rights. The registration rights expire March 4, 2001.

     Josephthal Lyon & Ross, Incorporated ("Josephthal") the representative of the underwriters for the Company's initial public offering, may elect to limit the number of shares of Common Stock which may be sold by stockholders pursuant to the exercise of registration rights during the nine month period commencing November 28, 1996 pursuant to offerings which are not underwritten on a firm commitment basis.

DELAWARE ANTI-TAKEOVER LAW

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporations's board of directors) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholder's amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                              PLAN OF DISTRIBUTION

     The distribution of the shares of Common Stock by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market or on NASDAQ (or any exchange on which the Common Stock may then be listed) in negotiated transactions, through the writing of options (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealer may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders may also sell such shares pursuant to Rule 144 promulgated under the Securities Act, or may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. The Selling Stockholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the shares, such Selling Stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act or Regulation M promulgated thereunder, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Rule 10b-7 under the Exchange Actor Regulation M promulgated thereunder, prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

     In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

     The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. The proceeds, if any, from the exercise of the Warrants will be received by the Company; no brokerage commissions or discounts will be paid in connection therewith.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS

     The audited financial statements included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. Copies of such information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006. This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission.

     This Prospectus constitutes a part of a Registration Statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

     Private Securities Litigation Reform Act Safe Harbor Statement. This Prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to Alexion that are based on the beliefs of the management of Alexion, as well as assumptions made by and information currently available to the management of Alexion. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of Alexion with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Alexion does not undertake any obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                          ALEXION PHARMACEUTICALS, INC.
                          (A Development Stage Company)

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Public Accountants .................................   F-2


Balance Sheets as of July 31, 1995 and 1996 ..............................   F-3

Statements of Operations for the Years Ended July 31, 1994, 1995, 1996,
   and for the Period from Inception (January 28, 1992) Through July 31,
   1996 ..................................................................   F-4

Statements of Stockholders' Equity for the Period from Inception (January
   28, 1992) Through July 31, 1996 .......................................   F-5

Statements of Cash Flows for the Years Ended July 31, 1994, 1995, 1996,
   and for the Period from Inception (January 28, 1992) Through July 31,
   1996 ..................................................................   F-6

Notes to Financial Statements ............................................   F-7

Balance Sheets (unaudited) as of January 31, 1997.........................  F-21

Statements of Operations (unaudited) for the Three and Six months ended
  January 31, 1997 and 1996 and for the Period from Inception January 28,
  1992 to January 31, 1997 ...............................................  F-22

Statements of Cash Flows (unaudited) for the Six months ended January 31,
  1997 and 1996 and for the Period from Inception July 28, 1992 to
  January 31, 1997 .......................................................  F-23

Notes to Financial Statements (unaudited).................................  F-24

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Alexion Pharmaceuticals, Inc.:

We have audited the accompanying balance sheets of Alexion Pharmaceuticals, Inc. (a Delaware corporation in the development stage) as of July 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended July 31, 1996, and for the period from inception (January 28, 1992) through July 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alexion Pharmaceuticals, Inc. as of July 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1996, and for the period from inception (January 28, 1992) through July 31, 1996, in conformity with generally accepted accounting principles.

                                                         ARTHUR ANDERSEN LLP

Hartford, Connecticut
August 30, 1996


                          ALEXION PHARMACEUTICALS, INC.

                          (A Development Stage Company)

                                 BALANCE SHEETS


                                                                   July 31,
                                                    ------------------------------------
                                                          1995                   1996
                                                     ------------           ------------
               ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                          $  5,079,212           $  9,491,217
  Marketable securities                                   622,253              9,106,534
  Prepaid expenses                                        172,462                466,731
                                                     ------------           ------------
         Total current assets                           5,873,927             19,064,482
                                                     ------------           ------------

EQUIPMENT, net                                            970,938                592,271
                                                     ------------           ------------

OTHER ASSETS:
  Licensed technology rights, net                         418,363                330,365
  Patent application costs, net                           198,246                194,004
  Organization costs, net                                  17,986                  5,280
  Security deposits and other assets                      447,816                267,578
                                                     ------------           ------------
                                                        1,082,411                797,227
                                                     ------------           ------------
         Total assets                                $  7,927,276           $ 20,453,980
                                                     ============           ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of notes payable                   $    316,978           $    322,508
  Current obligations under capital leases                103,447                 28,593
  Accounts payable                                        318,517                280,913
  Accrued expenses                                        576,197                400,577
  Deferred revenue                                      1,000,000              1,000,000
                                                     ------------           ------------
         Total current liabilities                      2,315,139              2,032,591
                                                     ------------           ------------
NOTES PAYABLE, less current portion
  included above                                          456,127                128,264
                                                     ------------           ------------
OBLIGATIONS UNDER CAPITAL LEASES,
  less current portion included above                      36,793                  8,200
                                                     ------------           ------------
COMMITMENTS AND CONTINGENCIES
  (Notes 1, 9 and 11)

STOCKHOLDERS' EQUITY:
  Series A convertible preferred stock
    $.0001 par value; 5,000,000 shares
    authorized; 1,986,409 shares
    issued and outstanding at July 31, 1995                   199                    -
  Common stock $.0001 par value; 25,000,000
    shares authorized; 3,996,913 and 7,334,909
    issued at July 31, 1995 and 1996, respectively            400                    733
  Additional paid-in capital                           24,258,885             42,858,975
  Deficit accumulated during the
    development stage                                 (19,140,165)           (24,574,681)
  Treasury stock, at cost, 11,875 shares                     (102)                  (102)
                                                     ------------           ------------
         Total stockholders' equity                     5,119,217             18,284,925
                                                     ------------           ------------
         Total liabilities and
           stockholders' equity                      $  7,927,276           $ 20,453,980
                                                     ============           ============



                     The accompanying notes are an integral
                      part of these financial statements.

                          ALEXION PHARMACEUTICALS, INC.

                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS



                                                                                                              For the Period
                                                     For the Years Ended July 31,                            From Inception
                                      --------------------------------------------------------              (January 28, 1992)
                                        1994               1995                    1996                    Through July 31, 1996
                                        ----               ----                    ----                    ---------------------
CONTRACT RESEARCH REVENUES            $      -            $   136,091              $ 2,640,239                 $  2,776,330
                                      -----------         -----------              -----------                 ------------
OPERATING EXPENSES:
  Research and development              5,519,035           5,637,431                6,629,157                   21,154,828

  General and administrative            1,860,887           1,591,886                1,843,093                    6,690,866
                                      -----------         -----------              -----------                 ------------
       Total operating
         expenses                       7,379,922           7,229,317                8,472,250                   27,845,694
                                      -----------         -----------              -----------                 ------------

OPERATING LOSS                         (7,379,922)         (7,093,226)              (5,832,011)                 (25,069,364)

OTHER INCOME (EXPENSE), net                93,770             (29,195)                 397,495                      494,683
                                      -----------         -----------              -----------                 ------------
       Net loss                       $(7,286,152)        $(7,122,421)             $(5,434,516)                $(24,574,681)
                                      ===========         ===========              ===========                 ============

NET LOSS PER COMMON SHARE (Note 2)         $(1.89)             $(1.76)                   $(.95)
                                           ======              ======                    =====

SHARES USED IN COMPUTING
  NET LOSS PER COMMON SHARE             3,857,044           4,055,966                5,746,697
                                        =========           =========                =========


   The accompanying notes are an integral part of these financial statements.

                          ALEXION PHARMACEUTICALS, INC.

                          (A Development Stage Company)

                       STATEMENTS OF STOCKHOLDERS' EQUITY




                                                      Convertible
                                                   Preferred Stock              Common Stock            Additional
                                                 -------------------      ------------------------       Paid-In
                                                 Shares       Amount      Shares        Amount           Capital
                                                 ------       ------      ------        ------           -------
  Initial issuance of common stock                   -          $ -       1,200,000       $120         $     1,080
  Deferred offering costs                            -            -            -            -                 -
  Net loss                                           -            -            -            -                 -
                                               ----------       ----      ---------       ----         -----------
BALANCE, July 31, 1992                               -            -       1,200,000        120               1,080
  Issuance of common stock and
    warrants, net of issuance costs
    of $1,230,362                                    -            -       1,531,399        153          10,755,239
  Conversion of advances from
    stockholder into common stock
    and warrants                                     -            -         160,000         16           1,199,984
  Repurchase of common stock and
    warrants                                         -            -            -            -                 -
  Net loss                                           -            -            -            -                 -
                                               ----------       ----      ---------       ----         -----------
BALANCE, July 31, 1993                               -            -       2,891,399        289          11,956,303
  Issuance of common stock and warrants,
    net of issuance costs of $296,017                -            -         646,872         65           4,878,918
  Repurchase of common stock                         -            -            -            -                 -
  Deferred offering costs                            -            -            -            -                 -
  Net change in unrealized
    losses on marketable securities                  -            -            -            -              (62,883)
  Net loss                                           -            -            -            -                 -
                                               ----------       ----      ---------       ----         -----------
BALANCE, July 31, 1994                               -            -       3,538,271        354          16,772,338
  Issuance of common stock
    from exercise of stock options                   -            -           1,500         -               11,250
  Issuance of Series A convertible
    preferred stock, net of
    issuance costs of $195,241                  1,986,409        199           -            -            3,578,737
  Issuance of common stock, net
    of issuance costs of $150,000                    -            -         457,142         46           3,849,954
  Net change in unrealized losses on
    marketable securities                            -            -            -            -               46,606
  Net loss                                           -            -            -            -                 -
                                               ----------       ----      ---------       ----         -----------
BALANCE, July 31, 1995                          1,986,409        199      3,996,913        400          24,258,885
  Issuance of common stock in
    initial public offering, net
    of issuance costs of $2,468,940                  -            -       2,530,000        253          18,403,307
  Conversion of Series A convertible
     preferred stock into common stock         (1,986,409)      (199)       794,554         79                 120
  Issuance of common stock from
    exercise of stock options                        -            -          13,442          1              70,361
  Net change in unrealized losses
    on marketable securities                         -            -            -            -                3,802
  Compensation expense related
    to grant of stock options                        -            -            -            -              122,500
  Net loss                                           -            -            -            -                 -
                                               ----------       ----     ----------       ----         -----------
BALANCE, July 31, 1996                               -          $ -       7,334,909       $733         $42,858,975
                                               ==========       ====     ==========       ====         ===========

                                               Deficit
                                               Accumulated                           Treasury Stock                 Total
                                               During the         Deferred              at cost                 Stockholders'
                                              Development        Offering          --------------------           Equity
                                                 Stage             Costs           Shares        Amount        (Deficiency)
                                                 -----            -------          ------        ------        ------------
  Initial issuance of common stock             $      -            $    -             -           $  -          $     1,200
  Deferred offering costs                             -             (66,613)          -              -              (66,613)
  Net loss                                        (663,764)            -              -              -             (663,764)
                                              ------------         --------         ------        -----         -----------
BALANCE, July 31, 1992                            (663,764)         (66,613)          -              -             (729,177)
  Issuance of common stock and
    warrants, net of issuance costs
    of $1,230,362                                     -              66,613           -              -           10,822,005
  Conversion of advances from
    stockholder into common stock
    and warrants                                      -                -              -              -            1,200,000
  Repurchase of common stock and
    warrants                                          -                -            10,000         (100)               (100)
  Net loss                                      (4,067,828)            -              -              -           (4,067,828)
                                              ------------         --------         ------        -----         -----------
BALANCE, July 31, 1993                          (4,731,592)            -            10,000         (100)          7,224,900
  Issuance of common stock and warrants,
    net of issuance costs of $296,017                 -                -              -              -            4,878,983
  Repurchase of common stock                          -                -             1,875           (2)                 (2)
  Deferred offering costs                             -             (55,000)          -              -              (55,000)
  Net change in unrealized
    losses on marketable securities                   -                -              -              -              (62,883)
  Net loss                                      (7,286,152)            -              -              -           (7,286,152)
                                              ------------         --------         ------        -----         -----------
BALANCE, July 31, 1994                         (12,017,744)         (55,000)        11,875         (102)          4,699,846
  Issuance of common stock
    from exercise of stock options                    -                -              -              -               11,250
  Issuance of Series A convertible
    preferred stock, net of
    issuance costs of $195,241                        -              55,000           -              -            3,633,936
  Issuance of common stock, net
    of issuance costs of $150,000                     -                -              -              -            3,850,000
  Net change in unrealized losses on
    marketable securities                             -                -              -              -               46,606
  Net loss                                      (7,122,421)            -              -              -           (7,122,421)
                                              ------------         --------         ------        -----         -----------
BALANCE, July 31, 1995                         (19,140,165)            -            11,875         (102)          5,119,217
  Issuance of common stock in
    initial public offering, net
    of issuance costs of $2,468,940                   -                -              -              -           18,403,560
  Conversion of Series A convertible
     preferred stock into common stock                -                -              -              -                 -
  Issuance of common stock from
    exercise of stock options                         -                -              -              -               70,362
  Net change in unrealized losses
    on marketable securities                          -                -              -              -                3,802
  Compensation expense related
    to grant of stock options                         -                -              -              -              122,500
  Net loss                                      (5,434,516)            -              -              -           (5,434,516)
                                             ------------         --------        -------        -----         -----------
BALANCE, July 31, 1996                        $(24,574,681)        $   -            11,875        $(102)        $18,284,925
                                              ============         ========        =======        =====         ===========


   The accompanying notes are an integral part of these financial statements.

                          ALEXION PHARMACEUTICALS, INC.

                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS



                                                                                     For the Years Ended July 31,
                                                                      ----------------------------------------------------------
                                                                             1994                  1995                  1996
                                                                             ----                  ----                  ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                               $(7,286,152)          $(7,122,421)          $(5,434,516)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
      Depreciation and amortization                                          530,495               786,628               811,120
      Compensation expense related to grant of
        stock options                                                           -                     -                  122,500
      Net realized loss on marketable securities                               7,278                28,956                 9,156
      Change in assets and liabilities -
        Prepaid expenses                                                      89,312               (14,361)             (294,269)
        Accounts payable                                                      73,996               (99,483)              (37,604)
        Accrued expenses                                                     344,639               (15,411)             (175,620)
        Deferred revenue                                                        -                1,000,000                  -
                                                                         -----------           -----------           -----------
                Net cash used in operating activities                     (6,240,432)           (5,436,092)           (4,999,233)
                                                                         -----------           -----------           -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  (Purchases of) proceeds from marketable securities, net                 (2,470,339)            1,795,575            (8,443,001)
  Purchases of equipment                                                  (1,007,530)             (356,710)             (332,427)
  Licensed technology costs                                                 (191,000)              (32,500)                 -
  Patent application costs                                                  (130,309)              (53,746)              (41,714)
  Organization costs                                                            -                     -                     -
                                                                         -----------           -----------           -----------
                Net cash (used in) provided by investing
                  activities                                              (3,799,178)            1,352,619            (8,817,142)
                                                                         -----------           -----------           -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of preferred and
    common stock                                                           4,878,983             7,440,186            18,473,922
  Deferred offering costs                                                    (55,000)               55,000                  -
  Advances from stockholder                                                     -                     -                     -
  Repayments of capital lease obligations                                    (80,995)              (87,034)             (103,447)
  Borrowings under notes payable                                             917,220                  -                     -
  Repayments of notes payable                                               (110,049)             (273,528)             (322,333)
  Security deposits and other assets                                        (561,472)              219,039               180,238
  Repurchase of common stock                                                      (2)                 -                     -
                                                                         -----------           -----------           -----------
                Net cash provided by financing activities                  4,988,685             7,353,663            18,228,380
                                                                         -----------           -----------           -----------
NET INCREASE (DECREASE) IN CASH                                           (5,050,925)            3,270,190             4,412,005

CASH, beginning of period                                                  6,859,947             1,809,022             5,079,212
                                                                         -----------           -----------           -----------
CASH, end of period                                                      $ 1,809,022           $ 5,079,212           $ 9,491,217
                                                                         ===========           ===========           ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for income taxes                                             $    15,838           $     6,554           $      -
                                                                         ===========           ===========           ===========
  Cash paid for interest expense                                         $    89,796           $   176,716           $   108,593
                                                                         ===========           ===========           ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
  Conversion of advances from stockholder into common
    stock                                                                $      -              $      -              $      -
                                                                         ===========           ===========           ===========
  Equipment acquired pursuant to capital lease obligations               $    29,330           $      -              $      -
                                                                         ===========           ===========           ===========



                                                                               For the Period
                                                                               From Inception
                                                                              (January 28, 1992)
                                                                             Through July 31, 1996
                                                                             ---------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                         $(24,574,681)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
      Depreciation and amortization                                                   2,397,576
      Compensation expense related to grant of
        stock options                                                                   122,500
      Net realized loss on marketable securities                                         45,390
      Change in assets and liabilities -
        Prepaid expenses                                                               (466,731)
        Accounts payable                                                                280,913
        Accrued expenses                                                                400,577
        Deferred revenue                                                              1,000,000
                                                                                   ------------
                Net cash used in operating activities                               (20,794,456)
                                                                                   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  (Purchases of) proceeds from marketable securities, net                            (9,117,765)
  Purchases of equipment                                                             (2,172,743)
  Licensed technology costs                                                            (615,989)
  Patent application costs                                                             (335,804)
  Organization costs                                                                    (63,530)
                                                                                   ------------
                Net cash (used in) provided by investing
                  activities                                                        (12,305,831)
                                                                                   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of preferred and
    common stock                                                                     41,549,683
  Deferred offering costs                                                                  -
  Advances from stockholder                                                           1,200,000
  Repayments of capital lease obligations                                              (341,271)
  Borrowings under notes payable                                                      1,179,135
  Repayments of notes payable                                                          (728,363)
  Security deposits and other assets                                                   (267,578)
  Repurchase of common stock                                                               (102)
                                                                                   ------------
                Net cash provided by financing activities                            42,591,504
                                                                                   ------------
NET INCREASE (DECREASE) IN CASH                                                       9,491,217

CASH, beginning of period                                                                  -
                                                                                   ------------
CASH, end of period                                                                $  9,491,217
                                                                                   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for income taxes                                                       $     30,684
                                                                                   ============
  Cash paid for interest expense                                                   $    405,965
                                                                                   ============
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
  Conversion of advances from stockholder into common
    stock                                                                          $  1,200,000
                                                                                   ============
  Equipment acquired pursuant to capital lease obligations                         $    378,064
                                                                                   ============


   The accompanying notes are an integral part of these financial statements.

                          ALEXION PHARMACEUTICALS, INC.

                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

1.     Organization and Operations:
       ----------------------------
       Alexion Pharmaceuticals, Inc. (the "Company") was organized in January 1992 and is engaged in the research and development of proprietary immunoregulatory compounds for the treatment of cardiovascular disorders (perioperative bleeding associated with cardiopulmonary bypass, myocardial infarction, and stroke) and autoimmune diseases (lupus nephritis, rheumatoid arthritis, and multiple sclerosis). As an outgrowth of its core technologies, the Company is developing, in collaboration with a third party (see Note 10), non-human organ ("xenograft" organs) products designed for transplantation into humans without clinical rejection.

       The Company is in the development stage and is devoting substantially all of its efforts toward product research and development. The Company has incurred losses since inception and has cumulative net losses of $24.6 million through July 31, 1996. The Company has made no product sales to date and has recognized cumulative revenue from research grants and funding of $2.8 million through July 31, 1996. During 1996, the Company completed an initial public offering (IPO) of 2,530,000 shares, of common stock resulting in net proceeds of approximately $18.4 million (see Note
       12). In addition, the Company has received various grants to fund certain research activities (see Note 10).

       The Company will need additional financing to obtain regulatory approvals, fund early operating losses, and, if deemed appropriate, establish a manufacturing, sales and marketing capability. In addition to the normal risks associated with development stage companies, there can be no assurance that the Company's research and development will be successfully completed, that adequate patent protection for the Company's technology will be obtained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. In addition, the Company operates in an environment of rapid change in technology, substantial competition from pharmaceutical and biotechnology companies and is dependent upon the services of its employees and its consultants.

       The Company expects to incur substantial expenditures in the foreseeable future for the research and development and commercialization of its products. The Company's management believes that, based upon its current business plans, the cash and marketable securities aggregating $18.6 million as of July 31, 1996 will be sufficient to fund operations of the Company through at least calendar 1997.

       The Company will require funds in addition to those previously described, which it will seek to raise through public or private equity or debt financings, collaborative or other arrangements with corporate sources, or through other sources of financing. The Company has no banking or other capital sources and no arrangements or commitments with regard to obtaining any further funds.

2.     Summary of Significant Accounting Policies:
       -------------------------------------------
       Cash and cash equivalents -

       Cash and cash equivalents are stated at cost, which approximates market, and include short-term highly liquid investments with original maturities of less than three months.

       Marketable securities -

       The Company invests in marketable securities of highly rated financial institutions and investment-grade debt instruments and limits the amount of credit exposure with any one entity.

       The Company follows Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Pursuant to this Statement, the Company has classified its marketable securities as "available for sale" and, accordingly, carries such securities at aggregate fair value. Unrealized gains or losses are included in stockholders' equity as a component of additional paid-in capital. At July 31, 1996, the Company's marketable securities had a maximum maturity of approximately one year and consisted of U.S. government obligations, municipal obligations, and corporate bonds. Unrealized losses on the Company's marketable securities aggregated approximately $16,000 and $12,000 at July 31, 1995 and 1996, respectively.

       The following is a summary of marketable securities at July 31, 1995 and 1996:

                                        Amortized      Unrealized       Fair
                                          Cost           Losses         Value
                                        ---------      ---------      ---------
U.S. government obligations             $ 450,171      $ (7,893)      $ 442,278
Municipal obligations                      80,000        (1,873)         78,127
Corporate bonds                           108,359        (6,511)        101,848
                                        ---------      --------       ---------
       Total marketable
         securities at
         July 31, 1995                  $ 638,530      $(16,277)      $ 622,253
                                        =========      ========       =========

                                        Amortized      Unrealized       Fair
                                          Cost           Losses        Value
                                       ----------      ----------    ----------
U.S. government obligations            $5,268,177      $   (481)     $5,267,696
Municipal obligations                      80,000          (390)         79,610
Corporate bonds                         3,770,832       (11,604)      3,759,228
                                       ----------      --------      ----------
       Total marketable
         securities at
         July 31, 1996                 $9,119,009      $(12,475)     $9,106,534
                                       ==========      ========      ==========

       Equipment -

       Equipment is recorded at cost and is depreciated over estimated useful lives of the assets involved. Depreciation commences at the time the assets are placed in service and is computed using the straight-line method over the useful lives of the equipment of three to four years. Maintenance and repairs are charged to expense when incurred.

       Equipment under capital leases is depreciated over the lesser of the lease term or the estimated useful life.

       Licensed technology rights -

       Licensed technology rights are amortized over the shorter of the license term or seven years, using the straight-line method. The Company reviews licensed technology rights on a periodic basis and capitalized costs which provide no future benefit are expensed. Accumulated amortization as of July 31, 1995 and 1996 amounted to $197,626 and $285,624, respectively (see Note 9).

       Patent application costs -

       Costs incurred in filing for patents are capitalized. Capitalized costs related to unsuccessful patent applications are expensed when it becomes determinable that such applications will not be successful. Capitalized costs related to successful patent applications are amortized over a seven year period or the remaining life of the patent, whichever is shorter, using the straight-line method. Accumulated amortization as of July 31, 1995 and 1996 amounted to $95,845 and $141,801, respectively.

       Organization costs -

       Costs incurred in connection with the organization of the Company are amortized over a five year period using the straight-line method. Accumulated amortization as of July 31, 1995 and 1996 amounted to $45,544 and $58,250, respectively.

       Revenue recognition -

       Contract research revenues are recognized as the related work is performed under the terms of the contracts and expenses for development activities are incurred. Any revenue contingent upon future funding by the Company is deferred and recognized as the future funding is expended. Any revenues resulting from the achievement of milestones would be recognized when the milestone is achieved.

       Research and development expenses -

       Research and development costs are expensed in the period incurred.

       Reverse stock split -

       In December 1995, the Company effected a two and one-half-for-one reverse stock split of its common stock and decreased the authorized number of common stock and preferred stock shares. In addition, the Board authorized a decrease in the number of authorized shares of common stock from 60,000,000 to 25,000,000 shares and preferred stock from 20,000,000 to 5,000,000 shares, respectively. The accompanying financial statements have been restated to reflect this reverse stock split and change in authorized shares.

       Use of estimates in the preparation of financial statements -

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Effect of recent accounting pronouncement -

       In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which established criteria for the recognition and measurement of impairment loss associated with long-lived assets. The Company will be required to adopt this standard in fiscal 1997. Based on the Company's initial evaluation, adoption is not expected to have a material impact on the Company's financial position or results of operations.

       The Company plans to adopt SFAS No. 123, "Accounting for Stock-Based Compensation" in fiscal 1997. SFAS No. 123 was issued by the Financial Accounting Standards Board in October 1995 and allows companies to choose whether to account for stock-based compensation on a fair value method or to continue to account for stock-based compensation under the current intrinsic value method as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB Opinion No. 25 must make proforma disclosures of net income, as if the fair value based method of accounting defined in the statement had been applied. The Company plans to continue to follow the provisions of APB Opinion No. 25. Management of the Company believes that the impact of adoption will not have a significant effect on the Company's financial position or results of operations.

       Net loss per common share -

       Net loss per common share is computed using the weighted average number of common shares outstanding during the period. Common equivalent shares from stock options and warrants are excluded from the computation as their effect is antidulitive, except pursuant to the requirements of the SEC. Pursuant to these requirements, common stock issued by the Company during the 12 months immediately preceding the initial public offering, plus shares of common stock which became issuable during the same period pursuant to the grant of common stock options and warrants, have been included in the calculation of weighted average number of common shares outstanding for the period from August 1, 1993 to April 30, 1996 using the treasury stock method. The inclusion of additional shares assuming the conversion of Series A convertible preferred stock into common stock would have been antidilutive for all periods presented and, accordingly, has been excluded from the computation of net loss per common share.

3.     Equipment:
       ----------
       A summary of equipment as of July 31, 1995 and 1996 is as follows:

                                                            July 31,
                                                   -----------------------------
                                                     1995                1996
                                                   ----------         ----------
       Laboratory equipment                        $1,732,840         $2,038,304
       Office equipment                                91,367            112,351
       Furniture                                       16,109             22,088
       Equipment under capital leases                 378,064            378,064
                                                   ----------         ----------
                                                    2,218,380          2,550,807
       Less - Accumulated depreciation
         and amortization                           1,247,442          1,958,536
                                                   ----------         ----------
                                                   $  970,938         $  592,271
                                                   ==========         ==========

4.     Security Deposits and Other Assets:
       -----------------------------------
       A summary of security deposits and other assets as of July 31, 1995 and 1996, is as follows:

                                                             July 31,
                                                    ----------------------------
                                                      1995                1996
                                                     --------           --------
       Amounts held in deposit as
         collateral for notes payable
         (see Note 7)                                $379,932           $183,444
       Other                                           67,884             84,134
                                                     --------           --------
                                                     $447,816           $267,578
                                                     ========           ========

5.     Accrued Expenses:
       -----------------
       A summary of accrued expenses as of July 31, 1995 and 1996, is as follows:

                                                             July 31,
                                                    ----------------------------
                                                      1995                1996
                                                     --------           --------

       Professional fees                             $320,914           $225,990
       Research and development
         agreements                                   106,914             86,369
       Other                                          148,369             88,218
                                                     --------           --------
                                                     $576,197           $400,577
                                                     ========           ========


6.     Deferred Revenue:
       -----------------
       Deferred revenue results from cash received in advance of revenue recognition under research and development contracts (see Notes 1 and 10).

7.     Notes Payable:
       --------------
       Notes payable consist of borrowings under a lease financing arrangement with a financing company for the purchase of certain laboratory equipment. Borrowings against this line of credit are secured by the laboratory equipment and related security deposits (cash collateral equal to 30%-40% of equipment cost) (see Note 4). The Company has no additional borrowing capacity under these agreements as of July 31, 1996. Upon certain conditions, the amounts held as security deposits can be reduced and the funds released to the Company. After completion of the Company's IPO, security deposits aggregating $180,238, were returned to the Company, including earned interest. Under the terms of the financing, the Company is required to make monthly payments of principal and interest through fiscal 1998, based upon an average interest rate of approximately 15% per annum.

       Payments of principal (as of July 31, 1996) for the next two fiscal years are as follows:

       Year Ending July 31,
       --------------------

              1997                                           $322,508
              1998                                            128,264
                                                             --------
                                                             $450,772
                                                             ========

8.     Obligations Under Capital Leases:
       ---------------------------------
       Obligations under capital leases principally represent leases of laboratory equipment. Under the terms of the leases the Company is required to make monthly payments of principal and interest through fiscal 1999, at interest rates ranging from approximately 10%-12% per annum.

       The future annual minimum required payments as of July 31, 1996 are as follows:

       Year Ending
         July 31,
       -----------

            1997                                              $30,778
            1998                                                8,359
            1999                                                  135
                                                              -------
                Total minimum lease payments                   39,272
                Less - Amounts representing interest            2,479
                                                              -------
                Present value of net minimum
                  lease payments                               36,793
                Less - Current portion                         28,593
                                                              -------
                                                              $ 8,200
                                                              =======

9.     License and Research & Development Agreements:
       ----------------------------------------------
       The Company has entered into a number of license and research & development agreements since its inception. These agreements have been made with various research institutions, universities, and government agencies in order to advance and obtain technologies management believes important to the Company's overall business strategy.

       License agreements generally call for an initial fee followed by annual minimum royalty payments. Additionally, certain agreements call for future payments upon the attainment of agreed to milestones, such as, but not limited to, Investigational New Drug (IND) application or Product License Approval (PLA). These agreements require minimum royalty payments based upon sales developed from the applicable technologies, if any. The Company's policy is to amortize capitalized licensed technology over a seven year period or under the license term, whichever is shorter, using the straight-line method.

       Research & development agreements generally call for the Company to fund future project research for one to four years. Based upon these agreements, the Company may obtain exclusive and non-exclusive rights and options to the applicable technologies developed as a result of the applicable research. The Company's policy is to expense research and development payments as incurred.

       The minimum payments (assuming non-termination of the above agreements) as of July 31, 1996, for each of the next four years are as follows:

                  Year                                               Research &
                 Ending                    License                  Development
                July 31,                 Agreements                 Agreements
                -------                  ----------                 ----------
                  1997                    $ 77,500                   $375,000
                  1998                     177,500                     50,000
                  1999                     177,500                     50,000
                  2000                     177,500                     50,000

       Should the Company achieve certain milestones related to product development and product license applications and approvals, additional payments would be required if the Company elects to continue and maintain its licenses. The agreements also require the Company to fund certain costs associated with the filing of patent applications.

10.    Contract Research Revenues:
       ---------------------------
       Contract research revenues recorded by the Company during the year ended July 31, 1995 consist of Small Business Innovation Research ("SBIR") grants from the National Institutes of Health ("NIH") and research and development support under a collaboration with a third party.

       In July 1995, the Company entered into a research and development agreement with a third party. This third party agreed to fund pre-clinical development of the Company's xenotransplant products in return for exclusive worldwide manufacturing, marketing and distribution rights of such products by paying the Company up to $7.5 million allocated as follows: (1) up to $4.0 million of the cost of pre-clinical development in four semi-annual installments of up to $1.0 million (the first installment of which was paid on July 31, 1995), and (2) $3.5 million upon achieving certain milestones. In furtherance of this joint collaboration, the third party also purchased $4.0 million of the Company's common stock (see Note 12). No revenue was recognized related to this agreement as of July 31, 1995. For the year ended July 31, 1996, the Company recognized $1.98 million of revenue related to this agreement. During fiscal 1996 the third party purchased an additional $1.8 million of common stock offered in the Company's IPO.

       In July 1995, the Company was awarded a $100,000 Phase I SBIR grant from the NIH. The award was made in support of the research and development of the Company's gene transfer technology. For the year ended July 31, 1996, the Company recognized $100,000 of revenue related to this agreement.

       In August 1995, the Company was awarded funding from the Commerce Department's National Institute of Standards and Technology under its Advanced Technology Program ("ATP"). Through the ATP, the Company may receive up to approximately $2 million over three years to support the Company's UniGraft(TM) program in universal donor organs for transplantation. For the year ended July 31, 1996, the Company recognized $246,000 of revenue related to this agreement.

       In September 1995, the Company was awarded a Phase II SBIR grant for approximately $750,000 over two years from the NIH to support the research and clinical development of the Company's product to treat complications of cardiovascular surgery. For the year ended July 31, 1996, the Company recognized $315,000 of revenue related to this agreement.

11.    Commitments:
       ------------
       The Company has entered into five-year employment agreements with five executives. These agreements provide that these individuals will receive aggregate annual base salaries of approximately $710,000 as of July 31, 1996. These individuals may also receive discretionary bonus awards, as determined by the Board of Directors.

       As of July 31, 1996, the Company leases its administrative and research and development facilities under three operating leases expiring in June 1998, December 1997, and March 1999 respectively, each with an option for up to an additional three years.

       Future minimum annual rental payments as of July 31, 1996, under these leases and other noncancellable operating leases (primarily for equipment) are as follows:

                    Year ending
                     July 31,
                    ------------

                       1997                                $365,372
                       1998                                 297,883
                       1999                                  33,333
                                                           --------
                                                           $696,588
                                                           ========


12.    Common Stock and Series A Preferred Stock:
       ------------------------------------------
       Fiscal 1993 Bridge Financing and Private Placements -

       In December 1992, the Company obtained approximately $5.2 million of equity financing (the "Bridge Financing") through the issuance of common stock and warrants to purchase shares of common stock and the conversion of advances from a stockholder. The Company sold Bridge Units (consisting of 531,424 shares of common stock and warrants to purchase shares of common stock - see Note 13) for gross proceeds of approximately $4.0 million. In connection with the sale of the Bridge Units by the Company, $1.2 million of advances from a stockholder were converted into Bridge Units consisting of 160,000 shares of common stock and warrants to purchase shares of common stock.

       In June 1993, the Company raised $8 million in a private placement through the issuance of Placement Units consisting of an aggregate of 999,975 shares of common stock and warrants to purchase shares of common stock (see Note 13).

       Fiscal 1994 Private Placements -

       In October and December 1993, the Company raised $5.2 million in a private placement through the sale of Placement Units consisting of an aggregate of 646,872 shares of common stock and warrants to purchase shares of common stock.

       Fiscal 1995 Private Placements -

       From December 1994 to March 1995, the Company raised approximately $3.8 million through the sale of 1,986,409 shares of Series A convertible preferred stock. Each share of Series A preferred stock had equal voting rights with the Company's common stock.

       On July 31, 1995, the Company received gross proceeds of $4.0 million through the sale of 457,142 shares of common stock to a corporate partner (see Notes 1 and 10). The Company granted exclusive worldwide rights to market its xenotransplantation products to this shareholder in an exchange for a commitment by this shareholder to contribute to subsequent research and development and to pay royalties on any future product sales.

       Fiscal 1996 Initial Public Offering -

       During fiscal 1996, the Company completed an IPO of 2,530,000 shares of common stock at a price of $8.25 per share of common stock, resulting in net proceeds of approximately $18.4 million. In connection with the Company's IPO the preferred stockholders converted all of their shares into 794,554 shares of common stock.

13.    Stock Options and Warrants:
       ---------------------------
       Stock Options -

       Under the Company's 1992 Stock Option Plan and 1992 Stock Option Plan for Directors (the Plans), incentive and nonqualified stock options may be granted for up to a maximum of 480,000 shares of common stock to directors, officers, key employees and consultants of the Company at no less than fair market value on the date of grant. Fair market value is determined by the Board of Directors based on an examination of comparable companies, consultation with financial advisors and consultation with certain large investors in the Company. In March 1995, the Plans were amended by shareholders' majority consent to increase the number of shares covered by the Plans to 1,320,000. Options generally become exercisable in equal proportions over three to four years and remain exercisable for up to ten years after the grant date, subject to certain conditions.

       A summary of stock option activity is as follows:

                                              Number                 Price
                                             of Shares              per Share
                                             ----------         ----------------
       Outstanding at January 28, 1992             -                    -
         Granted                                 80,000               $7.50
                                             ----------        -----------------
       Outstanding at July 31, 1992              80,000               $7.50
         Granted                                176,795               $7.50
         Cancelled                              (10,000)              $7.50
                                             ----------         ---------------
       Outstanding at July 31, 1993             246,795               $7.50
         Granted                                220,074         $8.00  - $ 8.25
         Cancelled                              (18,200)        $7.50  - $ 8.00
                                             ----------         ---------------
       Outstanding at July 31, 1994             448,669         $7.50  - $ 8.25
         Cancelled                             (276,129)        $2.375 - $ 8.25
         Granted/reissued                       671,284               $2.375
         Exercised                               (1,500)              $7.50
                                             ----------         ---------------
       Outstanding at July 31, 1995             842,324         $2.375 - $ 8.00
         Granted                                405,800         $2.50  - $10.00
         Cancelled                              (27,348)        $2.375 - $ 8.00
         Exercised                              (13,442)        $2.375 - $ 7.50
                                             ----------         ---------------
       Outstanding at July 31, 1996           1,207,334         $2.375 - $10.00
                                             ==========         ===============

       Exercisable at July 31, 1996             363,492         $2.375 - $ 8.00
                                             ==========         ===============

       In December 1994, the Company offered certain holders of outstanding stock options the opportunity to tender these options in exchange for stock options at an exercise price of $2.375 per share which represented the then current fair market value at such date, as determined by the Board of Directors. As such, these outstanding stock options were cancelled and reissued at an exercise price of $2.375 per share.

       The Company recorded compensation expense of $122,500 on certain nonqualified stock options which were granted during fiscal 1996 and immediately vested. This charge was based on the difference between the fair value of the Company's common stock on the date of grant and the option exercise price.

       Warrants -

       In connection with private placements in fiscal 1993 and 1994, the Company had issued warrants to purchase 1,295,363 shares of common stock at an exercise price of $15.00 per share ($12.50 in the case of the placement agent, comprising 131,249 shares of common stock). In February 1995, the Company offered warrantholders the opportunity to exchange existing warrants for new warrants that could purchase fewer shares at a reduced exercise price. Warrantholders were entitled to receive new warrants representing the right to purchase one-half the number of shares of common stock that the warrantholder was entitled to originally purchase at a reduced exercise price of $7.50. In connection with this offer, warrantholders with existing warrants to purchase 1,101,028 shares of common stock at $15.00 and $12.50 per share exchanged these warrants for new warrants to purchase 550,501 shares of common stock at $7.50 per share. The remaining original warrants continue to entitle the warrantholders to purchase 194,334 shares of common stock at $12.50 to $15.00 per share. As of July 31, 1996, no warrants have been exercised.

       All warrants may be redeemed by the Company for $.05 per common share following an initial public offering when a share of the Company's common stock equals or exceeds 200% of the exercise price. The warrants expire on December 4, 1997. No value has been assigned to the warrants in the accompanying balance sheets.

       In connection with the Company's public offering, the Company sold to its underwriter for nominal consideration, warrants to purchase 220,000 shares of common stock. These warrants are initially exercisable at a price of $9.90 per share for a period of forty-two (42) months commencing on August 27, 1997.

14.    401(k) Plan:
       ------------
       The Company has a 401(k) plan. Under the plan, employees may contribute up to 12 percent of their compensation with a maximum of $9,500 per employee in calendar year 1996. Effective May 1996 Company matching contributions of $.25 for each dollar deferred (up to the first 6% deferred) have been authorized by the Board of Directors. The Company had matching contributions of approximately $6,000 for the year ended July 31, 1996.

15.    Federal Income Taxes:
       ---------------------
       At July 31, 1996, the Company has available for tax reporting purposes, net operating loss carryforwards of approximately $23,000,000 which expire commencing in fiscal 2008. The Company also has research and development credit carryovers of approximately $1,190,000 which expire commencing in fiscal 2008.

       The Company follows SFAS No. 109, "Accounting for Income Taxes". This statement requires that deferred income tax assets and liabilities reflect the impact of "temporary differences" between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

       The components of deferred income taxes as of July 31, 1996 are as follows:

       Deferred tax assets:
         Net operating loss carryforwards                          $ 10,400,000
         Tax credit carryforwards                                     1,190,000
         Other                                                          160,000
                                                                   ------------
       Total deferred tax assets                                     11,750,000
       Valuation allowance for deferred tax assets                  (11,750,000)
                                                                   ------------
       Net deferred tax assets                                     $       -
                                                                   ============

       The Company has not yet achieved profitable operations. Accordingly, management believes the tax benefits as of July 31, 1996 do not satisfy the realization criteria set forth in SFAS No. 109 and has recorded a valuation allowance for the entire deferred tax asset.

                          ALEXION PHARMACEUTICALS, INC.
                          (A Development Stage Company)

                                 BALANCE SHEETS



                                                             January 31, 1997
                                                             ----------------
                          ASSETS                              (UNAUDITED)
Current Assets:
    Cash and cash equivalents                                    $8,634,750
    Marketable securities                                         6,762,296
    Prepaid expenses                                                231,728
                                                                 ----------
          Total current assets                                   15,628,774
                                                                 ----------
Equipment, net of accumulated
    depreciation and amortization                                   733,499
                                                                -----------
Other Assets:
    License technology rights, net                                  286,366
    Patent application costs, net                                   189,951
    Organization costs, net                                               0
    Security deposits and other assets                              264,853
                                                                -----------
         Total other assets                                         741,170
                                                                -----------
                     TOTAL ASSETS                               $17,103,443
                                                                ===========

         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities;
    Current portion of notes payable                               $276,566
    Current obligations under capital leases                         21,307
    Accounts payable                                                366,867
    Accrued expenses                                                464,006
    Deterred revenue                                                131,067
                                                                 ----------
          Total current liabilities                               1,259,813
                                                                 ----------
Notes Payable, less current portion included above                        0
                                                                 ----------
Obligations under Capital Leases, less
     current portion included above                                     913
                                                                 ----------
Stockholders' Equity:
    Series A convertible preferred stock $.0001 par value;                0
       5,000,000 shares authorized; no shares issued and
       outstanding at January 31,1997
    Common stock $.0OO1 par value; 25,000,000 shares                    737
       authorized; 7,371,896 shares issued
       at January 31,1997
    Additional paid-in capital                                   43,030,577
    Deficit accumulated during development stage                (27,188,495)
    Deferred offering costs                                               0
    Treasury stock, at cost; 11,875 shares                             (102)
                                                                 ----------
          Total stockholders' equity                             15,842,717
                                                                 ----------
           TOTAL LIABILITIES AND NET EQUITY                     $17,103,443
                                                                ===========

                 See accompanying notes to financial statements

                          ALEXION PHARMACEUTICALS, INC.
                          (A Development Stage Company)

                            Statements of Operations
                                   (UNAUDITED)




                                                                                                             January 28,1992
                                        Three months ended January 31,     Six months ended January 31,        (inception)
                                        ------------------------------     ----------------------------          through
                                             1997             1996             1997           1996           January 31, 1997
                                          ----------     -----------       -----------    -----------        ----------------
CONTRACT RESEARCH REVENUES               $ 1,437,984     $   616,485       $ 2,248,739    $ 1,069,913          $  5,025,069
                                         -----------     -----------       -----------    -----------          ------------
OPERATING EXPENSES:

     Research and Development              1,921,113       1,362,727         3,895,051      2,771,536            25,049,879
     General and Administrative              758,306         395,776         1,407,361        749,845             8,098,227
                                         -----------     -----------       -----------    -----------          ------------
     Total Operating Expenses              2,679,419       1,758,503         5,302,412      3,521,381            33,148,106
                                         -----------     -----------       -----------    -----------          ------------
OPERATING LOSS                            (1,241,435)     (1,142,018)       (3,053,673)    (2,451,468)          (28,123,037)
OTHER INCOME (EXPENSE), Net                  205,231           9,196           439,859         32,387               934,542
                                         -----------     -----------       -----------    -----------          ------------
NET LOSS                                 ($1,036,204)    ($1,132,822)      ($2,613,814)   ($2,419,081)         ($27,188,495)
                                         ===========     ===========       ===========    ===========          ============

NET LOSS PER COMMON SHARE (Note 3)            ($0.14)         ($0.25)           ($0.36)        ($0.54)
                                         ===========     ===========       ===========    ===========
SHARES USED IN COMPUTING NET
   LOSS PER COMMON SHARE                   7,341,939       4,515,926         7,335,173      4,513,990
                                         ===========     ===========       ===========    ===========

                 See accompanying notes to financial statements.

                          ALEXION PHARMACEUTICALS, INC.
                          (A Development Stage Company)

                            Statements of Cash Flows
                                   (UNAUDITED)


                                                                                                 January 28,1992
                                                                 Six months ended January 31        (inception)
                                                                 ---------------------------          through
                                                                     1997           1996          January 31,1997
                                                                -----------      -----------      ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Loss                                                     ($2,613,814)     ($2,419,081)       ($27,188,495)
   Adjustments to reconcile net loss to net cash
       used in operating activities:
     Depreciation and amortization                                  367,501          436,763           2,765,077
     Compensation expense related to grant of stock options               0                0             122,500
    Net realized loss (gain) on marketable securities                     0                0              45,390
    Change in assets and liabilities:
      Prepaid expenses                                              235,003         (112,825)           (231,728)
      Accounts payable                                               85,954         (243,242)            366,867
      Accrued expenses                                               63,429          (40,931)            464,006
      Deferred revenue                                             (868,933)        (160,500)            131,067
                                                                -----------      -----------        ------------
       Net cash used in operating activities                     (2,730,860)      (2,539,816)        (23,525,316)

CASH FLOWS FROM INVESTING ACTIVITIES:
   (Purchases of) Proceeds from marketable securities, net        2,363,941                0          (6,753,824)
   Proceeds from marketable securities                                    0                0                   0
   Purchases of equipment                                          (434,394)        (141,631)         (2,607,137)
   Licensed technology costs                                              0                0            (615,989)
   Patent application costs                                         (21,003)         (29,855)           (356,807)
   Organization costs                                                     0                0             (63,530)
                                                                -----------      -----------        ------------
       Net cash (used in) provided by investing activities        1,908,544         (171,486)        (10,397,287)

CASH FLOWS FROM FINANCING ACTIVITIES:

   Net proceeds from issuance of preferred and common stock         151,903            6,591          41,701,586
   Deferred offering costs                                                0         (119,198)                  0
   Advances from stockholder                                              0                0           1,200,000
   Repayments of capital lease obligations                          (14,573)         (52,559)           (355,844)
   Borrowings under notes payable                                         0                0           1,179,135
   Repayments of notes payable                                     (174,206)        (157,506)           (902,569)
   Security deposits and other assets                                 2,725          (12,350)           (264,853)
   Repurchase of common stock                                             0                0                (102)
                                                                -----------      -----------        ------------
       Net cash provided by (used in) financing activities          (34,151)        (335,022)         42,557,353
                                                                -----------      -----------        ------------
NET INCREASE (DECREASE) IN CASH                                    (856,467)      (3,046,324)          8,634,750
CASH at beginning of period                                       9,491,217        5,079,212                   0
                                                                -----------      -----------        ------------
CASH AT END OF PERIOD                                            $8,634,750       $2,032,888          $8,634,750
                                                                 ==========       ==========          ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid (refunded) for income taxes                            ($7,950)              $0             $22,734
                                                                 ==========       ==========          ==========
   Cash paid for interest expense                                   $30,395          $57,954            $436,360
                                                                 ==========       ==========          ==========
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES
   Conversion of advances from stockholder into common stock             $0               $0          $1,200,000
                                                                 ==========       ==========          ==========
   Equipment acquired pursuant to capital lease obligations              $0               $0            $378,064
                                                                 ==========       ==========          ==========
   Deferred offering costs accrued                                       $0         $226,930                  $0
                                                                 ==========       ==========          ==========


                 See accompanying notes to financial statements

                          ALEXION PHARMACEUTICALS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)


1. Operations and Basis of Presentation -

Alexion Pharmaceuticals, Inc. ("Alexion" or the "Company") was organized in January 1992 and is engaged in the research and development of proprietary immunoregulatory compounds for the treatment of cardiovascular disorders (perioperative bleeding and inflammation associated with cardiopulmonary bypass, myocardial infarction, and stroke) and autoimmune diseases (lupus nephritis, rheumatoid arthritis, multiple sclerosis). As an outgrowth of its core technologies, the Company is developing, in collaboration with third parties (see Note 5), non-human organ ("xenograft" organs) products designed for transplantation into humans without clinical rejection and immunoprotected retroviral vectors and producer cells for gene therapy.

The Company is in the development stage and is devoting substantially all of its efforts toward product research and development. The Company has incurred losses since inception and has cumulative net losses of approximately $27.2 million through January 31, 1997. The Company has made no product sales to date and has recognized cumulative revenues from research support funding and licensing aggregating $5.0 million through January 31, 1997. During 1996, the Company completed an initial public offering ("IPO") of 2,530,000 shares of common stock resulting in net proceeds of approximately $18.4 million (see Note 6). In addition, the Company has received various grants to fund certain research activities (see Note 5).

The Company will need additional financing to obtain regulatory approvals, fund early operating losses, and, if deemed appropriate, establish a manufacturing, sales, and marketing capability. In addition to normal risks associated with development stage companies, there can be no assurance that the Company's research and development will be successfully completed, that adequate patent protection for the Company's technology will be obtained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. In addition, the Company operates in an environment of rapid change in technology, substantial competition from pharmaceutical and biotechnology companies and is dependent upon the services of its employees and its consultants.

The Company expects to incur substantial expenditures in the foreseeable future for the research and development and commercialization of its products. The Company will require funds in addition to those previously described, which it will seek to raise through public or private equity or debt financings, collaborative or other arrangements with corporate sources, or through other sources of financing. The Company has no banking or other capital sources and no arrangements or commitments with regards to obtaining any further funds.

The financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of interim period results. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The results for the interim periods presented are not necessarily indicative of results to be expected for any future period. It is suggested that these condensed financial

                          ALEXION PHARMACEUTICALS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)


statements be read in conjunction with the audited financial statements and notes thereto included in the Company's Form 10-K Annual Report for the fiscal year ended July 31, 1996.

2. Cash and Cash Equivalents and Marketable Securities -

Cash and cash equivalents are stated at cost, which approximates market, and include short-term highly liquid investments with original maturities of less than three months.

The Company invests in marketable securities of highly rated financial institutions and investment-grade debt instruments and limits the amount of credit exposure with any one entity. The Company follows Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Pursuant to this Statement, the Company has classified its marketable securities as "available for sale" and, accordingly, carries such securities at aggregate fair value. Unrealized gains or losses are included in stockholders' equity as a component of additional paid-in capital.

3. Net Loss Per Share -

Net loss per common share is computed using the weighted average number of common shares outstanding during the period. Common equivalent shares from stock options and warrants are excluded from the computation as their effect is antidilutive, except pursuant to the requirements of the SEC. Pursuant to these requirements, common stock issued by the Company during the 12 months immediately preceding the initial public offering, plus shares of common stock which became issuable during the same period pursuant to the grant of common stock options and warrants, have been included in the calculation of weighted average number of common shares outstanding for the period from August 1, 1995 to January 31, 1996 using the treasury stock method. The inclusion of additional shares assuming the conversion of Series A convertible preferred stock into common stock would have been antidilutive for all periods presented and, accordingly, has been excluded from the computation of net loss per common share.

4. Revenue Recognition -

Contract research revenues are recognized as the related work is performed under the terms of the contracts and expenses for development activities are incurred. License fee payments are recognized as revenue upon receipt. Any revenue contingent upon future funding by the Company is deferred and recognized as the future funding is expended. Any revenues resulting from the achievement of milestones would be recognized when the milestone is achieved.

                          ALEXION PHARMACEUTICALS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)


5. Contract Research and License Fee Revenues -

Contract research revenues recorded by the Company consist of: (1) research and development support under separate collaborations with United States Surgical Corporation ("US Surgical") and Genetics Therapy Inc. ("GTI/Novartis"), a wholly owned subsidiary of Novartis; (2) Small Business Innovation Research ("SBIR") grants awarded in July and September 1995 from the National Institutes of Health ("NIH"), and (3) funding from the Commerce Department's National Institute of Standards and Technology ("NIST").

License fee revenues represent non-refundable payments received in accordance to contractural agreements for various access and rights to the Company's technologies, research, potential products and markets.

In January 1997, the Company announced that it had entered into an agreement with GTI/Novartis. The Company granted to GTI/Novartis exclusive worldwide rights to use the Company's technology to develop and market immunoprotected retroviral gene therapy products for direct in vivo gene therapy. Terms of the agreement call for the Company to receive upfront license fees, research payments and milestone payments totaling up to $10 million. In addition, the Company would also receive royalties on net sales of such products.

In September 1995, the Company was awarded a Phase II SBIR grant for approximately $750,000 over two years from the NIH to support research and clinical development of the Company's product to treat complications of cardiovascular surgery.

In August 1995, the Company was awarded funding from NIST under its Advanced Technology Program ("ATP"). Through the ATP, the Company may receive up to approximately $2 million over three years to support the Company's UniGraft program in universal donor organs for transplantation.

In July 1995, the Company entered into a research and development agreement with US Surgical. US Surgical agreed to fund preclinical development of the Company's xenotransplant products in return for exclusive worldwide manufacturing, marketing and distribution rights of such products by paying the Company up to $7.5 million allocated as follows: (1) up to $4.0 million of the cost of preclinical development in four semi-annual installments of up to $1.0 million (the first installment of which was paid on July 31, 1995), and (2) $3.5 million upon achieving certain milestones. In furtherance of this joint collaboration, US Surgical also purchased $4.0 million of the Company's common stock.

                          ALEXION PHARMACEUTICALS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)


6. Initial Public Offering -

During fiscal year 1996, the Company completed an initial public offering of 2,530,000 shares of common stock at a price of $8.25 per share of common stock, par value of $0.0001, resulting in net proceeds of approximately $18.4 million. In connection with the Company's IPO, the preferred stockholders converted all of their shares into 794,554 shares of common stock.

In connection with the Company's public offering, the Company sold to its underwriter for nominal consideration, warrants to purchase from the Company 220,000 shares of common stock. These warrants are initially exercisable at a price of $9.90 per share for a period of forty-two (42) months commencing on August 27, 1997.

7. Rights to Purchase Preferred Stock -

     On February 14, 1997, the Board of Directors of the Company declared a dividend of one preferred stock purchase right for each outstanding share of common stock. Under certain conditions, each right may be exercised to purchase one one-hundredth of a share of a new series of preferred stock at an exercise price of $75.00, subject to adjustment. The rights may be exercised only after a public announcement that a party acquired 20% or more of the Company's common stock or after commencement or public announcement to make a tender offer for 20% or more of the Company's common stock. The rights, which do not have voting rights, expire on March 6, 2002, and may be redeemed by the Company at a price of $.01 per right at any time prior to their expiration or the acquisition of 20% or more of the Company's stock. The preferred stock purchasable upon exercise of the rights will have a minimum preferential dividend of $10.00 per year, but will be entitled to receive, in the aggregate, a dividend of 100 times the dividend declared on a share of common stock. In the event of a liquidation, the holders of the share of preferred stock will be entitled to receive a minimum liquidation payment of $100.00 per share, but will be entitled to receive an aggregate liquidation payment equal to 100 times the payment to be made per share of common stock.

     In the event that the Company is acquired in a merger, other business combination transaction, or 50% or more of its assets, cashflow, or earning power are sold, proper provision shall be made so that each holder of a right shall have the right to receive, upon exercise thereof at the then current exercise price, that number of shares of common stock of the surviving company which at the time of such transaction would have a market value of two times the exercise price of the right.

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the Company's estimates (other than the SEC registration fee) of the expenses in connection with the issuance and distribution of the shares of Common Stock being registered:

         SEC registration fee .......................   $ 5,273.00
         Legal fees and expenses ....................   $40,000.00
         Accounting fees and expenses ...............   $10,000.00
         Miscellaneous expenses .....................   $ 9,727.00


         Total: .....................................   $65,000.00
                                                        ==========

-----------------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertake to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

     In accordance with Section 145 of the DGCL, Section EIGHTH of the Company's Certificate of Incorporation, as amended (the "Certificate") provides that the Company shall indemnify each person who is or was a director, officer, employee or agent of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. Section NINTH of the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, the following shares were sold by the Company without registration under the Securities Act. All references to shares of the Company's Common Stock give effect to a one for four share reverse stock split effect on November 7, 1994 and a one for two and one-half share reverse stock split effected on January 5, 1996.

     (a) During December 1994, the Company sold a total of 1,986,409 shares of Series A Preferred Stock. The Company sold the shares of Series A Preferred Stock to the following persons at a price of $1.90 per share of Series A Preferred Stock.

                                                             Shares of Series A
Shareholder                                                    Preferred Stock
-----------                                                  ------------------
Amerindo Technology Growth Fund II                                  52,631
Harold K. Bell and Barbara D. Bell JTWROS                          105,263
Biotechnology Investment Group, L.L.C.                             263,158
Michael W. Cleman, M.D.                                              5,895
Connecticut Innovations, Inc.                                       52,631
Connecticut Seed Ventures, L.P.                                     15,790
John Fried                                                          20,000
Invesco Global Health Sciences Fund                                526,316
Grantor Trust dated 6-12-86 from S.L. Hammerman, II                 13,157
Grantor Trust dated 6-12-86 from Amy Hammerman Cahn                 13,157
Grantor Trust dated 6-12-86 from Sandye Hammerman Nast              13,157
I.H. Hammerman, II, as trustee for Mark Lee Hammerman               13,157
J.F. Shea Co., Inc. as Nominee 1993-18                              26,316
Max Link                                                            26,308
Oak Investment Partners V, Limited Partnership                     257,369
Oak V Affiliates Fund, Limited Partnership                           5,789
Schroders Incorporated                                             131,579
Schroder Ventures Limited Partnership                              105,263
Schroder Ventures U.S. Trust                                        26,315
A.J. & E.F. Viterbi Family Trust U/A 8/5/80                         50,000
Yale University                                                    263,158

The Company relied on the exemption from registration set forth in Section 4(2) of the Act. No fees were paid in connection with the foregoing sales of securities.

         (b) In March, 1995, in a warrant exchange offer, holders of warrants to purchase 1,101,028 shares of Common Stock at $15.00 per share exchanged those warrants for new warrants to purchase an aggregate of 550,501 shares of Common Stock for $7.50 per share.

         (c) In July 1995, US Surgical purchased 457,142 shares of Common Stock for an aggregate purchase price of $4.0 million. The Company relied on the exemption from registration set forth in Section 4(2) of the Act. In connection with the Company's entering into a joint development agreement with US Surgical and the foregoing sales of securities, the Company paid Tucker Anthony Incorporated a financial advisory fee of $150,000 plus out-of-pocket expenses equal to $989.00.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

3.1   Certificate of Incorporation, as amended.*

3.2   Bylaws.*

4.1   Specimen Common Stock Certificate.*

5.1   Opinion of Fulbright & Jaworski L.L.P. regarding legality.

10.1 Employment Agreement, dated April 1, 1997, between the Company and Dr. Leonard Bell.

10.2 Employment Agreement, dated June 1992, between the Company and David Keiser, as amended.*

10.3 Employment Agreement, dated March 1992, between the Company and Dr. Stephen P. Squinto, as amended.*

10.4 Employment Agreement, dated September 1992, between the Company and Dr. Louis A. Matis, as amended.*

10.5  Employment Agreement, dated July 1993, between the Company and Dr. James
      A. Wilkins, as amended.*

10.6 Employment Agreement, dated July 1994, between the Company and Dr. Bernadette Alford, as amended.*

10.7 Administrative Facility Lease, dated August 23, 1995, between the Company and Science Park Development Corporation.*

10.8 Research and Development Facility Lease, dated August 23, 1995, between the Company and Science Park Development Corporation.*

10.9 Option Agreement, dated April 1, 1992 between the Company and Dr. Leonard Bell.*

10.10 Company's 1992 Stock Option Plan, as amended.*

10.11 Company's 1992 Outside Directors Stock Option Plan, as amended.*

10.12 Registration Agreement, dated December 4, 1992, by the Company for the benefit of certain individuals listed on schedules thereto, as amended.*

10.13 Amendment to Registration Agreement, dated July 31, 1995, between the Company and United States Surgical Corporation.*

10.14 Agreement, dated June 15, 1993, by the Company for the benefit of certain individuals listed on schedules thereto, as amended.*

10.15 Form of Investor Rights Agreement, dated December 23, 1994, between the Company and the purchasers of the Company's Series A Preferred Stock, as amended.*

10.16 Stock Purchase Agreement, dated July 31, 1995, between the Company and United States Surgical Corporation.*

10.17 Form of Warrant to purchase shares of the Company's Common Stock issued pursuant to certain of the Company's private placements.*

10.18 Form of Warrant to purchase shares of the Company's Common Stock issued to the Placement Agent of certain of the Company's private placements.*

10.19 Form of Warrant to purchase shares of the Company's Common Stock issued to certain warrantholders of the Company in connection with a Warrant Exchange.*

10.20 License Agreement dated as of May 27, 1992 between the Company and Yale University, as amended September 23, 1992.*+

10.21 Exclusive License Agreement dated as of June 19, 1992 among the Company, Yale University and Oklahoma Medical Research Foundation.**

10.22 Research & Development Agreement dated as of June 19, 1992 between the Company and Oklahoma Medical Research Foundation.*+

10.23 License Agreement dated as of September 30, 1992 between the Company and Yale University, as amended July 2, 1993.*+

10.24 License Agreement dated as of August 1, 1993 between the Company and Biotechnology Research and Development Corporation ("BRDC"), as amended as of July 1, 1995.*+

10.25 Cooperative Research and Development Agreement dated December 10, 1993 between the Company and the National Institutes of Health.*+

10.26 License Agreement dated January 25, 1994 between the Company and The Austin Research Institute.*+

10.27 Exclusive Patent License Agreement dated April 21, 1994 between the Company and the National Institutes of Health.*+

10.28 License Agreement dated July 22, 1994 between the Company and The Austin Research Institute.*+

10.29 License Agreement dated as of January 10, 1995 between the Company and Yale University.*+

10.30 Joint Development Agreement dated as of July 31, 1995 between the Company and United States Surgical Corporation.*+

10.31 Advanced Technology Program ("ATP"), Cooperative Agreement 70NANB5H, National Institute of Standards and Technology, entitled "Universal Donor Organs for Transplantation," dated September 15, 1995.*+

10.32 U.S. Department of Health and Human Services, National Heart, Lung and Book Institute, Small Business Research Program, Phase II Grant Application, entitled "Role of Complement Activation in Cardiopulmonary Bypass," dated December 14, 1994; and Notice of Grant Award dated September 21, 1995.*+

10.33 Research Subcontract Agreement dated as of October 1, 1995 between the Company and Tufts University.*+

10.34 Agreement to be Bound by Shareholders Agreement dated as of August 1, 1993 between the Company and BRDC.*

10.35 Agreement to be Bound by Master Agreement dated as of August 1, 1993 between the Company and BRDC.*

10.36 Research and Development Facility Lease, dated April 1, 1996, between the Company and Science Park Development Corporation.**

10.37 License Agreement dated March 27, 1996 between the Company and Medical Research Council.**+

10.38 License Agreement dated May 8, 1996 between the Company and Enzon,
      Inc.**+

10.39 License and Collaborative Research Agreement between Alexion Pharmaceuticals, Inc. and Genetic Therapy, Inc.++

23.1  Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5)

23.2  Consent of Arthur Andersen LLP

-------------
* Incorporated by reference to the Company's Registration Statement on Form S-1, (Reg. No. 333-00202).



** Incorporated by reference to the Company's Annual report on Form 10-K for the fiscal year ended July 31, 1996.

+    Confidential treatment was granted for portions of such document.

++ A request for confidential treatment has been made for portions of such document, Confidential Portions have been omitted and filed separately with the Commission as required by Rule 406(b).

(b)  Financial Statement Schedules

Not   Applicable

ITEM 17. UNDERTAKINGS.

(a)   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW HAVEN AND STATE OF CONNECTICUT ON THE 2ND DAY OF APRIL, 1997.


                                         ALEXION PHARMACEUTICALS, INC.

                                         By: /s/ LEONARD BELL
                                             -----------------------------------
                                             Leonard Bell, M.D.
                                             President, Chief Executive Officer,
                                             Secretary and Treasurer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints LEONARD BELL, M.D. and DAVID W. KEISER, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


/s/ LEONARD BELL              President, Chief Executive           April 2, 1997
----------------------------  Officer, Secretary,
Leonard Bell, M.D.            Treasurer and Director
                              (principal executive officer)

/s/ DAVID W. KEISER
----------------------------  Executive Vice President and         April 2, 1997
David W. Keiser               Chief Operating Officer
                              (principal financial officer)

/s/ BARRY P. LUKE
----------------------------  Senior Director of Finance           April 2, 1997
Barry P. Luke                 and Administration (principal
                              accounting officer)

/s/ JOHN H. FRIED
----------------------------  Chairman of the Board of             April 2, 1997
John H. Fried, Ph.D.          Directors


/s/ JOSEPH A. MADRI
----------------------------  Director                             April 2, 1997
Joseph A. Madri, Ph.D., M.D.


/s/ LEONARD MARKS, JR., Ph.D.
----------------------------  Director                             April 2, 1997
Leonard Marks, Jr., Ph.D.


/s/ MAX LINK
----------------------------  Director                             April 2, 1997
Max Link, Ph.D.


/s/ EILEEN M. MORE
----------------------------  Director                             April 2, 1997
Eileen M. More


/s/ TIMOTHY F. HOWE
----------------------------  Director                             April 2, 1997
Timothy F. Howe


                                 EXHIBIT INDEX

                                                                                  Page
                                                                                  ----
3.1   Certificate of Incorporation, as amended.*

3.2   Bylaws.*

4.1   Specimen Common Stock Certificate.*

5.1   Opinion of Fulbright & Jaworski L.L.P. regarding legality.

10.1  Employment Agreement, dated April 1, 1997, between the Company and Dr.
      Leonard Bell.

10.2  Employment Agreement, dated June 1992, between the Company and David
      Keiser, as amended.*

10.3  Employment Agreement, dated March 1992, between the Company and Dr.
      Stephen P. Squinto, as amended.*

10.4  Employment Agreement, dated September 1992, between the Company and Dr.
      Louis A. Matis, as amended.*

10.5  Employment Agreement, dated July 1993, between the Company and Dr. James
      A. Wilkins, as amended.*

10.6  Employment Agreement, dated July 1994, between the Company and Dr.
      Bernadette Alford, as amended.*

10.7 Administrative Facility Lease, dated August 23, 1995, between the Company and Science Park Development Corporation.*

10.8 Research and Development Facility Lease, dated August 23, 1995, between the Company and Science Park Development Corporation.*

10.9  Option Agreement, dated April 1, 1992 between the Company and Dr. Leonard
      Bell.*

10.10 Company's 1992 Stock Option Plan, as amended.*






                                                                                  Page
                                                                                  ----
10.11 Company's 1992 Outside Directors Stock Option Plan, as amended.*

10.12 Registration Agreement, dated December 4, 1992, by the Company for the benefit of certain individuals listed on schedules thereto, as amended.*

10.13 Amendment to Registration Agreement, dated July 31, 1995, between the
      Company and United States Surgical Corporation.*

10.14 Agreement, dated June 15, 1993, by the Company for the benefit of certain individuals listed on schedules thereto, as amended.*

10.15 Form of Investor Rights Agreement, dated December 23, 1994, between the
      Company and the purchasers of the Company's Series A Preferred Stock, as amended.*

10.16 Stock Purchase Agreement, dated July 31, 1995, between the Company and
      United States Surgical Corporation.*

10.17 Form of Warrant to purchase shares of the Company's Common Stock issued pursuant to certain of the Company's private placements.*

10.18 Form of Warrant to purchase shares of the Company's Common Stock issued to the Placement Agent of certain of the Company's private placements.*

10.19 Form of Warrant to purchase shares of the Company's Common Stock issued to certain warrantholders of the Company in connection with a Warrant
      Exchange.*

10.20 License Agreement dated as of May 27, 1992 between the Company and Yale
      University, as amended September 23, 1992.*+

10.21 Exclusive License Agreement dated as of June 19, 1992 among the Company,
      Yale University and Oklahoma Medical Research Foundation.**

10.22 Research & Development Agreement dated as of June 19, 1992 between the
      Company and Oklahoma Medical Research Foundation.*+

10.23 License Agreement dated as of September 30, 1992 between the Company and
      Yale University, as amended July 2, 1993.*+

10.24 License Agreement dated as of August 1, 1993 between the Company and
      Biotechnology Research and Development Corporation ("BRDC"), as amended as of July 1, 1995.*+

10.25 Cooperative Research and Development Agreement dated December 10, 1993 between the Company and the National Institutes of Health.*+

10.26 License Agreement dated January 25, 1994 between the Company and The
      Austin Research Institute.*+

10.27 Exclusive Patent License Agreement dated April 21, 1994 between the
      Company and the National Institutes of Health.*+

10.28 License Agreement dated July 22, 1994 between the Company and The Austin
      Research Institute.*+



                                                                                  Page
                                                                                  ----
10.29 License Agreement dated as of January 10, 1995 between the Company and
      Yale University.*+

10.30 Joint Development Agreement dated as of July 31, 1995 between the Company and United States Surgical Corporation.*+

10.31 Advanced Technology Program ("ATP"), Cooperative Agreement 70NANB5H,
      National Institute of Standards and Technology, entitled "Universal Donor
      Organs for Transplantation," dated September 15, 1995.*+

10.32 U.S. Department of Health and Human Services, National Heart, Lung and
      Book Institute, Small Business Research Program, Phase II Grant
      Application, entitled "Role of Complement Activation in Cardiopulmonary
      Bypass," dated December 14, 1994; and Notice of Grant Award dated
      September 21, 1995.*+

10.33 Research Subcontract Agreement dated as of October 1, 1995 between the
      Company and Tufts University.*+

10.34 Agreement to be Bound by Shareholders Agreement dated as of August 1,
      1993 between the Company and BRDC.*

10.35 Agreement to be Bound by Master Agreement dated as of August 1, 1993 between the Company and BRDC.*

10.36 Research and Development Facility Lease, dated April 1, 1996, between the
      Company and Science Park Development Corporation.**

10.37 License Agreement dated March 27, 1996 between the Company and Medical
      Research Council.**+

10.38 License Agreement dated May 8, 1996 between the Company and Enzon,
      Inc.**+

10.39 License and Collaborative Research Agreement between Alexion
      Pharmaceuticals, Inc. and Genetic Therapy, Inc.++

23.1  Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5)

23.2  Consent of Arthur Andersen LLP

-------------
*    Incorporated by reference to the Company's Registration Statement on Form
     S-1, (Reg. No. 333-00202).



** Incorporated by reference to the Company's Annual report on Form 10-K for the fiscal year ended July 31, 1996.

+    Confidential treatment was granted for portions of such document.




++ A request for confidential treatment has been made for portions of such document, Confidential Portions have been omitted and filed separately with the Commission as required by Rule 406(b).
